Exhibit 10.114

LOAN AGREEMENT

Dated as of August 8, 2007

Between

NATIONAL INDUSTRIAL PORTFOLIO BORROWER, LLC,

as Borrower

and

CITIGROUP GLOBAL MARKETS REALTY CORP.,

as Lender

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION			1

	Section 1.1	Definitions.		1

	Section 1.2	Principles of Construction.		32

II.	GENERAL TERMS			32

	Section 2.1	Loan Commitment; Disbursement to Borrower.		32

		2.1.1	Agreement to Lend and Borrow.	32

		2.1.2	Single Disbursement to Borrower.	33

		2.1.3	The Note, Security Instruments and Loan Documents.	33

		2.1.4	Use of Proceeds.	33

	Section 2.2	Interest; Loan Payments; Late Payment Charge.		33

		2.2.1	Payments.	33

		2.2.2	Interest Calculation.	35

		2.2.3	Eurodollar Rate Unascertainable; Illegality; Increased Costs.	35

		2.2.4	Payment on Maturity Date.	37

		2.2.5	Payments after Default.	37

		2.2.6	Late Payment Charge.	38

		2.2.7	Usury Savings.	38

		2.2.8	Indemnified Taxes.	38

	Section 2.3	Prepayments.		39

		2.3.1	Voluntary Prepayments.	39

		2.3.2	Mandatory Prepayments.	40

		2.3.3	Prepayments After Default.	40

		2.3.4	Making of Payments.	41

		2.3.5	Application of Prepayments.	41

	Section 2.4	Interest Rate Cap Agreement.		41

	Section 2.5	Release of Property.		43

		2.5.1	Release of Individual Property.	43

		2.5.2	Release of Out-Parcels.	46

		2.5.3	Release of Westfield Parcel A-2.	50

		2.5.4	Release on Payment in Full.	52

	Section 2.6	Substitution of Properties.		53

	Section 2.7	Substitution of Penn Traffic Properties.		60

4.1.4	Litigation.	77

4.1.5	Agreements.	77

4.1.6	Solvency.	77

4.1.7	Full and Accurate Disclosure.	78

4.1.8	No Plan Assets.	78

4.1.9	Compliance.	78

4.1.10	Financial Information.	78

4.1.11	Condemnation.	79

4.1.12	Federal Reserve Regulations.	79

4.1.13	Utilities and Public Access.	79

4.1.14	Not a Foreign Person.	79

4.1.15	Separate Lots.	79

4.1.16	Assessments.	79

4.1.17	Enforceability.	80

4.1.18	No Prior Assignment.	80

4.1.19	Insurance.	80

4.1.20	Use of Property.	80

4.1.21	Certificate of Occupancy; Licenses.	80

4.1.22	Flood Zone.	80

4.1.23	Physical Condition.	80

4.1.24	Boundaries.	81

4.1.25	Leases.	81

4.1.26	Survey.	82

4.1.27	Loan to Value.	82

4.1.28	Filing and Recording Taxes.	82

4.1.29	Intentionally Deleted.	82

4.1.30	Management Agreement.	82

4.1.31	Illegal Activity.	83

4.1.32	No Change in Facts or Circumstances; Disclosure.	83

4.1.33	Investment Company Act.	83

4.1.34	Principal Place of Business; State of Organization.	83

4.1.35	Single Purpose Entity.	83

4.1.36	Business Purposes.	88

		4.1.37	Taxes.	88

		4.1.38	Forfeiture.	88

		4.1.39	Environmental Representations and Warranties.	88

		4.1.40	Taxpayer Identification Number.	89

		4.1.41	OFAC.	89

		4.1.42	Ground Lease Representations.	89

		4.1.43	Deposit Accounts.	90

		4.1.44	Embargoed Person.	91

	Section 4.2	Survival of Representations.		92

V.	BORROWER COVENANTS			92

	Section 5.1	Affirmative Covenants.		92

		5.1.1	Existence; Compliance with Legal Requirements.	92

		5.1.2	Taxes and Other Charges.	93

		5.1.3	Litigation.	94

		5.1.4	Access to Properties.	94

		5.1.5	Notice of Default.	94

		5.1.6	Cooperate in Legal Proceedings.	94

		5.1.7	Award and Insurance Benefits.	94

		5.1.8	Further Assurances.	95

		5.1.9	Mortgage and Intangible Taxes.	95

		5.1.10	Financial Reporting.	95

		5.1.11	Business and Operations.	100

		5.1.12	Costs of Enforcement.	100

		5.1.13	Estoppel Statement.	101

		5.1.14	Loan Proceeds.	101

		5.1.15	Performance by Borrower.	101

		5.1.16	Confirmation of Representations.	102

		5.1.17	Leasing Matters.	102

		5.1.18	Management Agreement.	104

		5.1.19	Environmental Covenants.	105

		5.1.20	Alterations.	106

		5.1.21	Westfield Purchase Option and Devens Repurchase Agreement.	107

		5.1.22	Intentionally Deleted.	107

		5.1.23	Intentionally Deleted.	107

		5.1.24	The Ground Lease.	107

		5.1.25	Intentionally Deleted.	109

		5.1.26	OFAC.	109

		5.1.27	O&M Program.	109

	Section 5.2	Negative Covenants.		109

		5.2.1	Liens.	109

		5.2.2	Dissolution.	109

		5.2.3	Change In Business.	110

		5.2.4	Debt Cancellation.	110

		5.2.5	Zoning.	110

		5.2.6	No Joint Assessment.	110

		5.2.7	Name, Identity, Structure, or Principal Place of Business.	110

		5.2.8	ERISA.	111

		5.2.9	Affiliate Transactions.	111

		5.2.10	Transfers.	111

VI.	INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS			115

	Section 6.1	Insurance.		115

	Section 6.2	Casualty.		119

	Section 6.3	Condemnation.		119

	Section 6.4	Restoration.		120

VII.	RESERVE FUNDS			124

	Section 7.1	Required Repair Funds.		124

		7.1.1	Deposits.	124

		7.1.2	Release of Required Repair Funds.	125

	Section 7.2	Tax and Insurance Escrow Fund.		126

	Section 7.3	Replacements and Replacement Reserve.		127

		7.3.1	Replacement Reserve Fund.	127

		7.3.2	Disbursements from Replacement Reserve Fund.	128

		7.3.3	Performance of Replacements.	129

		7.3.4	Failure to Make Replacements.	132

		7.3.5	Balance in the Replacement Reserve Fund.	132

v

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of August 8, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having its place of business at 388 Greenwich Street, 11th Floor, New York, NY 10013, (“Lender”) and NATIONAL INDUSTRIAL PORTFOLIO BORROWER, LLC, a Delaware limited liability company, having its principal place of business at c/o Hackman Capital Partners, LLC, 11111 Santa Monica Boulevard, Suite 950, Los Angeles, California 90025 (“Borrower”).

WITNESSETH:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” means any Counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of not less than “A+” (or the equivalent) by the Rating Agencies and a short-term unsecured debt rating of not less than “A-1+” (or the equivalent) by the Rating Agencies.

“Account Collateral” shall mean: (i) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean, collectively, the Property Account, the Tax Account, the Insurance Premium Account, the Replacement Reserve Account, the Ground Rent Account, the Rollover Reserve Account, the Borrower Expense Account, the Excess Cash Reserve Account, the Property Release Account, the Lockbox Account or any other escrow accounts or reserve accounts established by the Loan Documents.

“Acquired Property” shall have the meaning set forth in Section 5.1.10(h)(i) hereof.

“Acquired Property Statements” shall have the meaning set forth in Section 5.1.10(h)(i) hereof.

“Act” shall have the meaning set forth in Section 4.1.35 hereof.

“Additional Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Additional Mezzanine Borrower” shall mean the borrower under any Additional Mezzanine Loan.

“Additional Mezzanine Loan” shall have the meaning set forth in Section 9.7 hereof.

“Adjusted Debt Service” shall mean, with respect to any particular period of time, the payments of interest that would be due on the outstanding principal balance of the Loan assuming an interest rate equal to the lesser of (i) the Strike Rate plus the Spread and (ii) the Applicable Interest Rate.

“Adjusted Net Sales Proceeds” shall mean, with respect to the sale of an Individual Property or any Out-Parcel, the product obtained by multiplying (x) the Net Sales Proceeds for such Individual Property by (y) the Release Percentage.

“Adjusted Prime Rate” shall mean an interest rate per annum equal to the Prime Rate in effect from time to time plus the Prime Rate Spread per annum.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person. Such term shall include the Guarantor unless otherwise specified or if the context may otherwise require.

“Affiliated Loans” shall have the meaning set forth in Section 5.1.10(m) hereof.

“Affiliated Manager” shall mean any property manager which is an Affiliate of, or in which Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Allocated Loan Amount” shall mean, for an Individual Property or an Out-Parcel, the amount set forth on Exhibit A attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean, with respect to any Individual Property, an amount equal to four percent (4%) of the sum of (i) the Allocated Loan Amount for such Individual Property and (ii) the Allocated Loan Amount (as defined in the Mezzanine A Loan Agreement) for such Individual Property.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures, for each Individual Property prepared by Borrower for the applicable Fiscal Year or other period and delivered to Lender pursuant to Section 5.1.10 hereof.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

“Applicable Interest Rate” shall mean (A) from and including the date of this Agreement through August 14, 2007, an interest rate per annum equal to 6.48%; and (B) from and including August 15, 2007 and for each successive Interest Period through and including the date on which the Debt is paid in full, an interest rate per annum equal to (I) the Eurodollar Rate or (II) the Adjusted Prime Rate, if the Loan begins bearing interest at the Adjusted Prime Rate in accordance with the provisions of Section 2.2.3 hereof.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the applicable Individual Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise satisfactory to Lender.

“Approved Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.10(d) hereof.

“Approved Entity” shall mean, individually, each of Hackman Capital Partners, a California limited liability company, Equity Industrial Partners Corp., a Massachusetts corporation and Calare Properties, Inc., a Delaware corporation.

“Approved Expenses” shall have the meaning set forth in Section 3.7(b) hereof.

“Assignment of Interest Rate Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement made by Borrower to Lender dated as of the date hereof required by this Agreement as security for the Loan, consented to by the Counterparty, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of such Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, with respect to each Individual Property, that certain Conditional Assignment of Management Agreement dated the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Basic Carrying Costs” shall mean, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums and (iii) if applicable to such Individual Property, Ground Rent.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Borrower Expense Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(d) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Business Party” shall have the meaning set forth in Section 4.1.35(aa) hereof.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Management Period” shall mean the period commencing on the occurrence of a Triggering Event and ending on the occurrence of the corresponding Cash Management Termination Event.

“Cash Management Termination Event” shall mean (i) if the most recent Cash Management Period was caused by the circumstances described in clause (i) of the definition of “Triggering Event”, Borrower’s cure and the acceptance of such cure by Lender of the Event of Default which caused such Triggering Event, (ii) if the most recent Cash Management Period was caused by the circumstances described in clause (ii) of the definition of “Triggering Event”, Mezzanine A Borrower’s cure and the acceptance of such cure by Mezzanine A Lender of the Mezzanine A Event of Default which caused such Triggering Event, or (iii) if the most recent Cash Management Period was caused by the circumstances described in clause (iii) of the definition of “Triggering Event”, at any time the Debt Service Coverage Ratio is equal to or greater than 1.10 to 1.00 for three (3) consecutive Monthly Reporting Periods; provided, however, that the Cash Management Termination Event shall not be deemed to have occurred if more than two (2) Triggering Events have occurred during the term of the Loan, it being understood that following the occurrence of the third Triggering Event, the Cash Management Period shall exist for the remaining term of the Loan.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Citigroup” shall have the meaning set forth in Section 9.2(b) hereof.

“Citigroup Group” shall have the meaning set forth in Section 9.2(b) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean the Properties, the Accounts, the Reserve Funds, the Guaranty, the Personal Property, the Rents, the Account Collateral, and all other real or personal property of Borrower or any Guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instruments, this Agreement or any other Loan Document.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Control” (and the correlative terms “controlled by” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“Counterparty” shall mean any Person which is the issuer of the Interest Rate Cap Agreement.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Security Instruments or any other Loan Document, including, without limitation, all Reserve Fund Deposits.

“Debt Service” shall mean, with respect to any particular period of time, interest payments due under the Note for such period.

“Debt Service Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Debt Service Coverage Ratio” shall mean, as of any date of calculation, a ratio in which:

(a) the numerator is twelve (12) times the Net Operating Income for the Monthly Reporting Period immediately preceding the date of calculation as set forth in the financial statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Properties and (ii) amounts paid to the Reserve Funds, and adjusted to:

(A) add to the amount of such Net Operating Income, any increases in Rents scheduled to take effect during the six (6) Monthly Reporting Periods immediately succeeding the date of calculation;

(B) add to the amount of such Net Operating Income, any Rent to be paid during the six (6) Monthly Reporting Periods immediately succeeding the date of calculation pursuant to Leases that have been signed on or prior to the date of calculation (without duplication of any such Rents used in the calculation of Gross Income from Operations);

(C) reflect a vacancy allowance with respect to each Individual Property equal to the greater of (1) five percent (5%), (2) the actual vacancy and (3) the market vacancy;

(D) the reduction of above market rents to market rents as determined by Lender in its reasonable discretion;

(E) the increase of budgeted expenses as determined by Lender in its reasonable discretion;

(F) to deduct from the amount of such Net Operating Income, all income attributable to any Lease where (1) the tenant thereunder is subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding, (2) there exists an uncured monetary default by the tenant thereunder or (3) the tenant is expected to suffer a material credit impairment as determined by Lender;

(G) to deduct from the amount of such Net Operating Income, (1) management fees equal to the greater of (x) assumed management fees of three percent (3%) of Gross Income from Operations or (y) the actual management fees incurred, (2) assumed Replacement Reserve Fund contributions equal to $0.10 per square foot of gross leaseable area at each Property, (3) assumed Rollover Reserve Fund contributions equal to $0.25 per square foot of gross leaseable area at each Property, (4) Lease Termination Payments, (5) any Rents that will not be received by Borrower for more than six (6) months (including free rent periods) from the date of calculation and (6) any income that Lender deems is not regular and recurring; and

(b) the denominator is twelve (12) times the aggregate amount of (i) Adjusted Debt Service and (ii) Mezzanine A Adjusted Debt Service which would be due and payable for the then current Interest Period.

In the event that Borrower disagrees with any adjustment made by Lender pursuant to clauses (E) and (F) of this definition, Lender shall update its appraised market data upon Borrower’s written request to Lender; provided, however, Lender shall have no obligation to update such appraised market data more often than once every twelve (12) calendar months. Borrower shall fully cooperate with Lender in updating such appraised market data and shall pay all of Lender’s and Borrower’s costs and expenses incurred in connection therewith.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Applicable Interest Rate.

“Devens Repurchase Agreement” shall mean that certain Repurchase Agreement dated June 29, 2005, by and between the MDFA and Levco Development Corp., a Massachusetts corporation, as the same may be amended in accordance with the terms hereof.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.

“DSCR Release Payment” shall mean an amount which when applied pro-rata to prepay the Loan and the Mezzanine A Loan would cause the DSCR Release Test to be satisfied.

“DSCR Release Test” shall have the meaning set forth in Section 2.5.1(f) hereof.

“DSCR Satisfaction Prepayment” shall have the meaning set forth in Section 2.5.1(f) hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least AA by Fitch and S&P and Aa2 by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

“Embargoed Person” shall have the meaning set forth in Section 4.1.44 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that, at any time, apply to Borrower and Guarantor or any Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof.

“Environmental Reports” shall have the meaning set forth in Section 4.1.39 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Eurodollar Rate” shall mean, with respect to any Interest Period, an interest rate per annum equal to LIBOR plus the Spread.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash” shall have the meaning set forth in Section 3.7(b) hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Excess Cash Reserve Fund” shall have the meaning set forth in Section 7.6 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 9.2(a) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extension Fee” shall mean, for each Extension Option, one-eighth of one percent (0.125%) of the then outstanding principal amount of the Loan.

“Extension Option” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extension Period” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extraordinary Expenses” shall mean an Operating Expense or Capital Expenditure with respect to the Properties which has been reasonably approved by Lender that (i) is not set forth in the Approved Annual Budget and (ii) is not subject to payment by withdrawals from any Reserve Funds.

“Fee Estate” shall mean, with respect to any Ground Lease the fee interest of the lessor under such Ground Lease in the Land and the Improvements demised under such Ground Lease.

“Fee Owner” shall mean, with respect to any Ground Lease, the owner of the lessor’s interest in such Ground Lease and the related Fee Estate.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“First Extension Option” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Act” shall have the meaning set forth in Section 6.1(a)(vii) hereof.

“Force Majeure Delay” shall mean any act of God or the elements, fire or other casualty, strike or other labor dispute, inability to obtain materials, failure of power or other necessary utilities, governmental pre-emption in a national emergency, riot, insurrection and war, or any other event or circumstance (excluding insufficiency of funds) which is beyond the reasonable control and not due to the fault or negligence of Borrower, which delays, prevents or prohibits Borrower’s completion of the Required Repairs for a period of at least seven (7) consecutive days; provided, however, that no such cause or event shall be deemed to be a Force Majeure Delay unless Borrower shall have given Lender reasonably prompt written notice of such delay.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source, including, but not limited to, the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, security deposits, interest on credit accounts, utility and other similar deposits, payments received under the Interest Rate Cap Agreement, interest on credit accounts, interest on the Reserve Funds, and any disbursements to Borrower from the Reserve Funds. Gross income shall not be diminished as a result of the Security Instruments or the creation of any intervening estate or interest in a Property or any part thereof.

“Ground Lease” shall mean, individually and collectively, as the context may require, each ground lease described on Exhibit G attached hereto and made a part hereof as such Schedule may be amended from time to time upon the release and/or substitution of an Individual Property .

“Ground Lease Escrow Fund” shall have the meaning set forth in Section 7.6 hereof.

“Ground Rent” shall have the meaning set forth in Section 7.6 hereof.

“Ground Rent Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Guarantor” shall mean, individually and collectively, as the context may require, Michael D. Hackman, Jonathan Epstein, William Manley, Calare Properties, Inc., a Delaware corporation, and Hackman Capital Partners, LLC, a Delaware limited liability company, and any other entity guaranteeing any payment or performance obligation of Borrower, including, without limitation, any Replacement Guarantor and (in the event that KBS Real Estate assumes the obligations of Michael D. Hackman, Jonathan Epstein, William Manley, Calare Properties, Inc., a Delaware corporation, and Hackman Capital Partners, LLC, a Delaware limited liability company, under the Environmental Indemnity and the Guaranty pursuant to Section 5.2.10(e) hereof) KBS Real Estate.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; toxic mold; any substance the presence of which on any Property is prohibited by any federal, State or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

“Improved Parcel” shall have the meaning set forth in Section 2.5.2(b) hereof.

“Improvements” shall have the meaning set forth in Article 1 of the related Security Instrument with respect to each Individual Property.

“Indemnified Parties” shall mean Lender, any Affiliate of the original Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instruments is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or any Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Independent Manager” shall have the meaning set forth in Section 4.1.35(aa) hereof.

“Individual Property” shall mean each parcel of real property, including any Release Property or Penn Traffic Release Property prior to its release or Substitute Property or Penn Traffic Substitute Property upon substitution, the Improvements thereon and all Personal Property owned by Borrower and encumbered by a Security Instrument, together with all rights pertaining to such Property and Improvements, as more particularly described in Article 1 of each Security Instrument and referred to therein as the “Property.”

“Initial Loan Term” shall mean the period from the Closing Date through and including August 14, 2009.

“Insolvency Opinion” shall mean, that certain bankruptcy non-consolidation opinion letter delivered by counsel for Borrower in connection with the Loan and approved by Lender or the Rating Agencies, as the case may be.

“Insurance Premium Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intercreditor Agreement” shall have the meaning set forth in Section 9.8 hereof.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, the period from and including the fifteenth (15th) day of the prior calendar month to and including the fourteenth (14th) day of the calendar month in which the applicable Payment Date occurs; provided, however, that with respect to the Payment Date occurring in August, 2007, the Interest Period shall be the period commencing on the Closing Date to and including August 14, 2007. Each Interest Period, except for the Interest Period ending August 14, 2007, shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate Cap Agreement” shall mean the Interest Rate Cap Agreement(s) (together with the confirmation and schedules relating thereto), between an Acceptable Counterparty and Borrower obtained by Borrower as and when required by Section 2.4 hereof. The Interest Rate Cap Agreement shall be written on the then current standard ISDA documentation, and shall provide for interest periods and calculations consistent with the payment terms of this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement.

“Investor” shall have the meaning set forth in Section 5.1.10(g) hereof.

“JV LLC” shall mean New Leaf – KBS JV, LLC, a Delaware limited liability company.

“KBS Real Estate” shall mean KBS Real Estate Investment Trust, Inc., a Maryland corporation.

“Lease Termination Payments” shall mean all payments made to Borrower in connection with any termination, cancellation, surrender, sale or other disposition of any Lease.

“Leases” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which could reasonably be expected to (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, for the first Interest Period 5.33% per annum. For each Interest Period thereafter LIBOR shall mean the quoted offered rate for one-month United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) on the related LIBOR Determination Date on the display page designated as Reuters Screen LIBOR01.

If, as of such time on any LIBOR Determination Date, no quotation is given on Reuters Screen LIBOR01, then the Lender shall establish LIBOR on such LIBOR Determination Date by requesting four Reference Banks meeting the criteria set forth herein to provide the quotation offered by its principal London office for making one-month United States dollar deposits with leading banks in the London interbank market as of 11:00 a.m., London time, on such LIBOR Determination Date.

(i) If two or more Reference Banks provide such offered quotations, then LIBOR for the next Interest Period shall be the arithmetic mean of such offered quotations (rounded upward if necessary to the nearest whole multiple of 1/1,000%).

(ii) If only one or none of the Reference Banks provides such offered quotations, then LIBOR for the next Interest Period shall be the Reserve Rate.

(iii) If on any LIBOR Determination Date, Lender is required but is unable to determine the LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Period shall be LIBOR as determined on the preceding LIBOR Determination Date.

All percentages resulting from any calculations of LIBOR referred to in this Agreement will be carried out to five decimal places and all U.S. dollar amounts used in or resulting from such calculations will be rounded upwards to the nearest cent. The establishment of LIBOR on each LIBOR Determination Date by the Lender shall be final and binding.

“LIBOR Business Day” shall mean a day upon which (i) United States dollar deposits may be dealt in on the London interbank markets and (ii) commercial banks and foreign exchange markets are open in London, England and in New York, New York, USA.

“LIBOR Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) LIBOR Business Days prior to the fifteenth (15th) calendar day of the month in which such Interest Period commenced.

“Licenses” shall have the meaning set forth in Section 4.1.21 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 4.1.35 hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instruments, the Assignments of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Assignment of Interest Rate Cap Agreement, the Origination Letter Agreement and all other documents executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum (A) the outstanding principal balance of the Loan, (B) the outstanding principal balance of the Mezzanine A Loan, and (C) the Unadvanced Mezzanine A Loan Funds to (ii) the most recent appraised value (according to the Appraisals delivered pursuant to Sections 2.5.2, 2.6 and 2.7 hereof) of the Properties.

“Lockbox Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Lockbox Bank” shall mean Wachovia Bank, National Association or any other Eligible Institution selected by Lender.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (other than consequential damages), losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense).

“Major Lease” shall mean (i) any Lease which together with all other Leases to the same tenant and to all Affiliates of such tenant, (A) provides for rental income representing more than five percent (5%) of the total rental income for the Properties, (B) covers more than two and one-half percent (2.5%) of the gross leaseable square footage of the Properties or (C) is with an Affiliate of Borrower and (ii) any instrument guaranteeing or providing credit support for any Lease satisfying the requirements of clause (i) of this definition; provided, however, in no event shall a Lease that covers less than 200,000 leaseable square feet of an Individual Property be considered a Major Lease.

“Management Agreement” shall mean, with respect to any Individual Property, the management agreement entered into by and between Borrower and Manager, pursuant to which the Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Equity Industrial Partners Corp., a Massachusetts corporation or, if the context requires, a Qualified Manager who is managing the Properties or any Individual Property in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean the occurrence or existence of a condition or event which could reasonably be expected to have a material adverse effect on (i) the financial condition of Borrower, (ii) the ability of Borrower to repay principal and interest on the Loan or to pay or perform any of its other material obligations, liabilities and indebtedness under this Agreement or any of the Loan Documents to which it is a party as such payment or performance becomes due in accordance with the terms thereof, (iii) the rights, powers and remedies of Lender under the Loan Documents or the validity, legality or enforceability of this Agreement or any of the other Loan Documents, (iv) the security interest or lien of Lender in the Property or the priority of such security interest or lien, or (v) the value or use of the Property.

“Maturity Date” shall mean August 9, 2009, as such date may be extended pursuant to the terms hereof, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“MDFA” shall mean the Massachusetts Development Finance Agency, a Massachusetts body politic and corporate established and created under Chapter 23G of the Massachusetts General Laws.

“Member” shall have the meaning set forth in Section 4.1.35 hereof.

“Mezzanine A Adjusted Debt Service” shall have the meaning ascribed to the term “Adjusted Debt Service” in the Mezzanine A Loan Agreement.

“Mezzanine A Borrower” shall have the meaning ascribed to the term “Borrower” in the Mezzanine A Loan Agreement.

“Mezzanine A Debt Service” shall mean, with respect to any particular period of time, the interest payments due under the Mezzanine A Note for such period.

“Mezzanine A Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine A Loan Agreement.

“Mezzanine A Extension Option” shall have the meaning ascribed to the term “Extension Option” in the Mezzanine A Loan Agreement.

“Mezzanine A Lender” shall mean the owner and holder of the Mezzanine A Loan.

“Mezzanine A Loan” shall mean that certain loan made by Mezzanine A Lender to Mezzanine A Borrower on the date hereof pursuant to the Mezzanine A Loan Agreement, as the same may be amended or split pursuant to the terms of the Mezzanine A Loan Documents.

“Mezzanine A Loan Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement dated as of the date hereof between Mezzanine A Borrower and Mezzanine A Lender, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Mezzanine A Loan Documents” shall mean all documents or instruments evidencing, securing or guaranteeing the Mezzanine A Loan, including without limitation, the Mezzanine A Loan Agreement.

“Mezzanine A Note” shall mean that certain Mezzanine A Promissory Note dated as of the date hereof given by Mezzanine A Borrower to Mezzanine A Lender in the principal amount of $136,000,000, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Mezzanine A Pledgor” shall have the meaning ascribed to the term “Mezzanine Pledgor” in the Mezzanine A Loan Agreement.

“Mezzanine A Principal” shall have the meaning ascribed to the term “Principal” in the Mezzanine A Loan Agreement.

“Mezzanine A Spread” shall have the meaning ascribed to the term “Spread” in the Mezzanine A Loan Agreement.

“Monthly Debt Service Payment Amount” shall mean the amount of interest due and payable on each Payment Date, pursuant to the Note and Section 2.2 hereof.

“Monthly Ground Rent Deposit” shall have the meaning set forth in Section 7.6 hereof.

“Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 7.2(a) hereof.

“Monthly Mezzanine A Debt Service Payment Amount” shall mean the monthly amount of interest due and payable pursuant to the Mezzanine A Loan Agreement and the Mezzanine A Note.

“Monthly Reporting Period” shall mean, as of any date of determination, the period commencing on the twenty-first (21st) day of the calendar month which is two (2) months prior to such date of determination and ending the twentieth (20th) day of the calendar month immediately preceding such date of determination. For example, if the date of determination is August 9, 2008, (i) the immediately preceding Monthly Reporting Period is the period commencing on June 21, 2008 and ending on July 20, 2008, (ii) the then current Monthly Reporting Period is the period commencing on July 21, 2008 and ending on August 20, 2008 and (iii) the immediately succeeding Monthly Reporting Period is the period commencing on August 21, 2008 and ending on September 20, 2008.

“Monthly Tax Deposit” shall have the meaning set forth in Section 7.2(a) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow After Debt Service” for any period shall mean the amount obtained by subtracting Debt Service for such period from Net Cash Flow for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.10(b) hereof.

“Net Liquidation Proceeds After Debt Service” shall have the meaning set forth in the Mezzanine A Loan Agreement.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations, excluding any payments received under any Interest Rate Cap Agreement.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Sales Proceeds” shall mean for any sale of an Individual Property or any Out-Parcel, the cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise) received from such sale, net of customary expenses of sale in the jurisdiction where the Individual Property or the Out-Parcel, as applicable, is located (including, without limitation, brokerage fees, if any, transfer taxes, and legal fees but excluding all payments required in connection with a release of such Individual Property or Out-Parcel, as applicable, from the Loan as a result of such asset sale) paid in cash and all third party out-of-pocket costs incurred by Borrower, including reimbursements to Lender, in connection with the release of the Individual Property or the Out-Parcel, as applicable, in accordance with the terms of Section 2.5 hereof.

“New Leaf Industrial” shall mean New Leaf Industrial Partners Fund, L.P., a Delaware limited partnership.

“Non-U.S. Entity” shall have the meaning set forth in Section 2.2.8 hereof.

“Norwood Ground Lease” shall mean that certain Net Lease dated March 26, 1998, between University Manager, Inc., as Administrative Trustee for W/S Cardinal University MA-Trust, as lessor and Star Markets Co., Inc. (“Star”), as lessee, recorded on March 22, 2000 in Norfolk County Registry of Deeds as Instrument Number 26672 and with Norfolk County Registry District of the Land Court as Document Number 852559, evidenced by a Notice of

Lease, dated March 1998 and recorded on March 22, 2000 in Norfolk County Registry of Deeds in Book 14062, Page 385 and with Norfolk County Registry District of the Land Court as Document Number 852564 on Certificate of Title Number 156897, as assigned by that certain Assignment and Assumption Agreement dated April 11, 2000, between Star and Equity Industrial Norwood Limited Partnership (“EINLP”) and recorded in Norfolk County Registry of Deeds in Book 14100, Page 177 and with Norfolk County Registry District of the Land Court as Document Number 854024, as amended by that certain Corrective Amendment to Assignment and Assumption Agreement dated April 26, 2002 and recorded in Norfolk County Registry of Deeds in Book 16752, Page 152, as further assigned by that certain Assignment and Assumption of Lease Agreement dated May 27, 2004, between EINLP and Equity Industrial Norwood, LLC (“EINLLC”) and recorded in Norfolk County Registry of Deeds in Book 21133, Page 117 and with Norfolk County Registry District of the Land Court as Document Number 1028594, as further assigned to Borrower by that certain Assignment and Assumption of Ground Lease Agreement dated August 9, 2007, between EINLLC and Borrower, as the same may be further amended, restated, replaced, supplemented, assigned or otherwise modified from time to time pursuant to the terms hereof.

“Note” shall mean that certain promissory note of even date herewith in the original principal amount of Three Hundred Fifteen Million and 00/100 Dollars ($315,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“O&M Program” shall mean, with respect to each Individual Property listed on Schedule 5.1.27 hereof, the asbestos operations and maintenance program developed by Borrower and approved by Lender, as the same may be amended, replaced, supplemented or otherwise modified from time to time.

“Offering Document Date” shall have the meaning set forth in Section 5.1.10(h)(iv) hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender in its reasonable discretion, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Optionee” shall mean Equity Industrial Westfield, LLC, a Delaware limited liability company, together with its successors and assigns.

“Origination Letter Agreement” shall mean that certain letter agreement, dated as of the date hereof, between Borrower and Lender.

“Other Charges” shall mean all Ground Rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Out-Parcel” shall mean the Tewksbury Land Parcel and each Improved Parcel and Unimproved Parcel for which Borrower satisfies the terms and conditions of Section 2.5.2(b) hereof on or before September 30, 2007.

“Out-Parcel DSCR Payment” shall mean an amount which when applied pro-rata to prepay the Loan and the Mezzanine A Loan would cause the Out-Parcel DSCR Test to be satisfied.

“Out-Parcel DSCR Satisfaction Prepayment” shall have the meaning set forth in Section 2.5.2(f) hereof.

“Out-Parcel DSCR Test” shall have the meaning set forth in Section 2.5.2(f) hereof.

“Out-Parcel Prepayment” shall have the meaning set forth in Section 2.5.2(d) hereof.

“Out-Parcel Price” shall mean:

(i) (A) if, after giving effect to the proposed release of such Out-Parcel, Borrower shall have prepaid twenty percent (20%) or less of the original principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred percent (100%) of the Allocated Loan Amount for such Out-Parcel or (y) seventy-three percent (73%) of the Adjusted Net Sales Proceeds for such Out-Parcel, or (B) if, after giving effect to the proposed release of such Out-Parcel, Borrower shall have prepaid more than twenty percent (20%) of the original principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Out-Parcel or (y) eighty-five percent (85%) of the Adjusted Net Sales Proceeds for such Out-Parcel;

(ii) with respect to the Tewksbury Land Parcel, an amount equal to one hundred percent (100%) of the Allocated Loan Amount for the Tewksbury Land Parcel.

“Payment Date” shall mean the ninth (9th ) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Penn Traffic” shall mean The Penn Traffic Corporation, a Delaware corporation, the tenant under the Penn Traffic Lease, together with its permitted successors and assigns.

“Penn Traffic Lease” shall mean that certain Lease Agreement dated as of April 14, 2005, between Equity Industrial PT Limited Partnership, a Massachusetts limited partnership (Borrower’s predecessor-in-interest), as landlord, and Penn Traffic, as tenant, as the same may be amended or otherwise modified from time to time pursuant to the terms hereof.

“Penn Traffic Property” shall mean each and every Individual Property that is subject to the Penn Traffic Lease.

“Penn Traffic Release Property” shall have the meaning set forth in Section 2.6 hereof.

“Penn Traffic Substitute Allocated Loan Amount” shall have the meaning set forth in Section 2.7(i) hereof.

“Penn Traffic Substitute Property” shall have the meaning set forth in Section 2.6 hereof.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) easements, rights-of-way, construction, operating and reciprocal easement agreements, restrictions and other similar non-monetary encumbrances against real property which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to an Individual Property and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r”

highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating

Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Plan” shall mean an employee benefit plan (as defined in section 3(3) of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of section 4975 of the Code.

“Plan Assets” shall mean assets of a Plan within the meaning of section 29 C.F.R. section 2510.3-101 or similar law.

“Plainfield Land Property” shall mean the Individual Property described in Exhibit E attached hereto.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Prepayment Date” shall have the meaning set forth in Section 2.3.1 hereof.

“Prepayment Premium” shall mean, with respect to any prepayment of the Loan, (a) if the prepayment occurs on or prior to August 15, 2008, 0.5% of the principal amount being prepaid, (b) if the prepayment occurs after August 15, 2008 and on or prior to February 15, 2009, 0.25% of the principal amount being prepaid and (c) if the prepayment occurs after February 15, 2009, 0% of the principal amount being prepaid; provided, however, no Prepayment Premium shall be due in connection with the prepayment of the first $63,000,000.00 of the Loan, regardless of when such prepayment is made.

“Prime Rate” shall mean, on a particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the Prime Rate (or the average of the prime rates) will be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of

1%. In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Lender. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available to Borrower and verifiable by Borrower but is beyond the control of Lender. Lender shall give Borrower prompt written notice of its choice of a substitute index and when the change became effective. Such substitute index will also be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. The determination of the Prime Rate by Lender shall be conclusive and binding absent manifest error.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Principal” shall have the meaning set forth in Section 4.1.35 hereof, together with its successors and assigns. Lender and Borrower acknowledge and agree that, as of the date hereof, there is no “Principal”, and that the representations, warranties, covenants and other provisions of this Agreement that relate to “Principal” shall, insofar as such provisions relate to “Principal”, be inapplicable unless and until Borrower shall be a partnership having a general partner or a limited liability company that does not comply with the provisions of Sections 4.1.35(aa), (bb) (cc) and (dd) hereof.

“Prohibited Person” shall mean any Person:

(a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f) who is an Affiliate of a Person listed above.

“Pro-Rata DSCR Prepayment” shall mean an amount equal to the product obtained by multiplying the amount of the DSCR Release Payment or the Out-Parcel DSCR Payment, as applicable, by a fraction, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the sum of the outstanding principal balance of the Loan and the Mezzanine A Loan.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Property” shall mean, as the context may require, the Properties or an Individual Property.

“Property Account” shall have the meaning set forth in Section 3.1(a) hereof.

“Property Account Agreement” shall have the meaning set forth in Section 3.1(a) hereof.

“Property Account Bank” shall mean Wells Fargo Bank, N.A., provided that it remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by Borrower, subject to Lender’s approval.

“Property Release Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Property Release Fund” shall have the meaning set forth in Section 3.1 hereof.

“Property Release Prepayment” shall have the meaning set forth in Section 2.5.1 hereof.

“Provided Information” shall have the meaning set forth in Section 9.1(a) hereof.

“Qualified Insurer” shall have the meaning set forth in Section 6.1(b) hereof.

“Qualified Manager” shall mean a reputable and experienced professional management organization (a) which manages, together with its Affiliates, thirty (30) properties of a type, quality and size similar to the Properties (exclusive of the Properties), totaling in the aggregate no less than 5,000,000 square feet and (b) prior to whose employment as manager of the Properties (i) prior to the occurrence of a Securitization, such employment shall have been approved by Lender, and (ii) after the occurrence of a Securitization, Lender shall have received written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings of the Securities. Notwithstanding the foregoing, each Approved Entity and any entity wholly owned and controlled by any such Approved Entity shall be deemed to be a Qualified Manager for so long as there has been no material adverse change to the applicable Approved Entity’s financial condition, operations or ability to conduct its business in the ordinary course since the Closing Date; provided, however, any Manager (or any Affiliate thereof) replaced at the direction of the Lender pursuant to the terms hereof shall no longer be deemed a Qualified Manager.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that has been approved by Lender and has rated the Securities.

“Reference Bank” shall mean a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market that has an established place of business in London. If any such Reference Bank should be removed from the Reuters Screen LIBOR01 or in any other way fail to meet the qualifications of a Reference Bank, Lender may designate alternative Reference Banks meeting the criteria specified above.

“Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.

“Release” of any Hazardous Materials shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Release Lock-Out Period” shall mean the period commencing on the tenth (10th) calendar day of any month through and including the fourteenth (14th) calendar day of such month.

“Release Percentage” shall mean a fraction (expressed as a percentage) the numerator of which shall equal the outstanding principal balance of the applicable Loan as of the date of determination, and the denominator of which shall equal the sum of the outstanding principal balance of the Loan and the Mezzanine A Loan

“Release Price” shall mean:

(i) with respect to any Individual Property (other than the Plainfield Land Property) for which Borrower has not previously obtained the release of an Out-Parcel constituting a portion of such Individual Property pursuant to Section 2.5.2 hereof, (A) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid twenty percent (20%) or less of the original principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred percent (100%) of the Allocated Loan Amount for such Individual Property or (y) seventy-three percent (73%) of the Adjusted Net Sales Proceeds for such Individual Property, or (B) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid more than twenty percent (20%) of the original principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Individual Property or (y) eighty-five percent (85%) of the Adjusted Net Sales Proceeds for such Individual Property, or (C) if the release of such Individual Property is being sought by Borrower to effectuate a cure of a non-monetary Event of Default pursuant to Section 8.1(b) hereof, the greater of (x) one hundred twenty-five percent (125%) of the Allocated Loan Amount for such Individual Property or (y) one hundred percent (100%) of the Adjusted Net Sales Proceeds for such Individual Property;

(ii) with respect to any Individual Property (other than the Plainfield Land Property) for which Borrower has previously obtained the release of any Out-Parcel constituting a portion of such Individual Property pursuant to Section 2.5.2 hereof, an amount equal to (A) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid twenty percent (20%) or less of the original principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred percent (100%) of the Allocated Loan Amount for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel or (y) seventy-three percent (73%) of the Adjusted Net Sales Proceeds for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel, or (B) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid more than twenty percent (20%) of the original principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel or (y) eighty-five percent (85%) of the Adjusted Net Sales Proceeds for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel, or (C) if the release of such Individual Property is being sought by Borrower to effectuate a cure of a non-monetary Event of Default pursuant to Section 8.1(b) hereof, the greater of (x) one hundred twenty-five percent (125%) of the Allocated Loan Amount for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel or (y) one hundred percent (100%) of the Adjusted Net Sales Proceeds for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel; and

(iii) with respect to the Plainfield Land Property, an amount equal to (A) one hundred percent (100%) of the Allocated Loan Amount for the Plainfield Land Property or (B) one hundred twenty-five percent (125%) of the Allocated Loan Amount for the Plainfield Land Property if the release of the Plainfield Land Property is being sought by Borrower to effectuate a cure of a non-monetary Event of Default pursuant to Section 8.1(b) hereof.

“Release Property” shall have the meaning set forth in Section 2.6 hereof.

“Remaining Property” shall have the meaning set forth in Section 2.5.2(h).

“Remaining Westfield Collateral” shall have the meaning set forth in Section 2.5.3 hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Renewal Lease” shall have the meaning set forth in Section 5.1.17(a) hereof.

“Rents” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Replacement Guarantor” shall mean a Person that has a net worth of at least $50,000,000 (excluding the value of any direct or indirect interest in the Properties), as reasonably determined by Lender and (ii) is reasonably acceptable to Lender in all other respects.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance. Concurrently with the execution and delivery of any Replacement Management Agreement with a Qualified Manager, Lender shall be provided with (a) a conditional assignment of management agreement substantially in the form of the Assignment of Management Agreement (or such other form acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense and (b) if such replacement manager is an Affiliated Manager, Borrower shall have delivered, or cause to be delivered, to Lender, an updated Insolvency Opinion acceptable to Lender with respect to such Affiliated Manager.

“Replacement Reserve Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Fund Deposits” shall mean the amounts to be deposited into the Reserve Funds for any given month or at any other time as provided in this Agreement or in the other Loan Documents.

“Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Rollover Reserve Fund, the Ground Lease Escrow Fund, the Excess Cash Reserve Fund, the Property Release Fund or any other escrow or reserve fund established by the Loan Documents.

“Reserve Rate” shall mean the rate per annum which Lender determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/1,000%) of the one-month United States dollar lending rates that at least three major New York City banks selected by Lender are quoting, at 11:00 a.m. (New York time) on the relevant LIBOR Determination Date, to the principal London offices of at least two of the Reference Banks, or (ii) in the event that at least two such rates are not obtained, the lowest one-month United States dollar lending rate which New York City banks selected by Lender are quoting as of 11:00 a.m. (New York time) on such LIBOR Determination Date to leading European banks.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president-finance or other authorized representative of such Person.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Lender.

“Restricted Party” shall mean Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor, any Guarantor, or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor, any Guarantor, any Affiliated Manager or any non-member manager.

“Reuters Screen LIBOR01” means the display page currently designated as Reuters Screen LIBOR01 on the Reuters Monitor Money Rates Service (or such other page as may replace such page on that service or such other service as may be nominated by the British Bankers-Association as the information vendor for the purposes of displaying British Bankers-Association Interest Settlement Rates for U.S. dollar deposits).

“Rollover Reserve Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Rollover Reserve Deposit” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Second Extension Option” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Security Deposits” shall have the meaning set forth in Section 5.1.17(e) hereof.

“Security Instrument” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt, as applicable) and Security Agreement, executed and delivered by Borrower as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Member” shall have the meaning set forth in Section 4.1.35 hereof.

“Spread” shall mean 1.15% per annum.

“Spread Maintenance Premium” means, with respect to any prepayment of the Loan prior to August 15, 2009, a payment to Lender in an amount equal to the sum of the present value of each future installment of interest that would be payable under the Note on the principal amount of the Loan being prepaid from the date of such prepayment through, but excluding, August 15, 2009, assuming an interest rate equal to the Spread, discounted at an interest rate per annum equal to LIBOR as of the date of such prepayment; provided, however, no Spread Maintenance Premium shall be due in connection with the prepayment of the first $63,000,000.00 of the Loan.

“Standard Statements” shall have the meaning set forth in Section 5.1.10(h)(i) hereof.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Rate” shall mean (i) with respect to the Initial Loan Term and the First Extension Period, 6% and (ii) with respect to the Second Extension Period and the Third Extension Period, a rate per annum, which, when added to the weighted average of the Spread and the Mezzanine A Spread, would result in an annual Adjusted Debt Service (based on the sum of the outstanding principal balance of the Loan, the Mezzanine A Loan and the Unadvanced Mezzanine A Loan Funds at the time of calculation) in an amount that would produce a Debt Service Coverage Ratio of 1.05 to 1.0 for the succeeding twelve (12) month period, based upon the projected Net Operating Income for the Properties as determined by Lender in its reasonable discretion. Lender shall determine the Strike Rate for each Extension Period no later than three (3) Business Days prior to the commencement of such Extension Period and such determination shall be conclusive and binding on Borrower absent manifest error.

“Substitute Allocated Loan Amount” shall have the meaning set forth in Section 2.7(i) hereof.

“Substitute Property” shall have the meaning set forth in Section 2.6 hereof.

“Survey” shall mean, with respect to an Individual Property, a survey prepared by a surveyor licensed in the State where such Individual Property is located and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.

“Tax Account” shall have the meaning set forth in Section 3.1(b) hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2(a) hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tewksbury Land Parcel” shall mean the portion of the Tewksbury Property identified in the metes and bounds description and survey attached hereto as Exhibit F.

“Tewksbury Property” shall mean the Individual Property described in Exhibit E attached hereto.

“Third Extension Option” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if an Individual Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to such Individual Property and insuring the lien of the Security Instrument encumbering such Individual Property.

“Total Allocated Amount” shall mean the aggregate sum of the Allocated Loan Amounts for all the Properties as set forth on Exhibit A attached hereto.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“Triggering Event” shall mean the earlier to occur of: (i) an Event of Default, (ii) a Mezzanine A Event of Default or (iii) any time the Debt Service Coverage Ratio for the Properties for the immediately preceding Monthly Reporting Period is less than 1.05 to 1.00.

“Transferee” shall have the meaning set forth in Section 5.2.11 hereof.

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders who directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which an Individual Property is located.

“Unadvanced Mezzanine A Loan Funds” shall mean, as of any date of determination, the unadvanced portion, if any, of the Mezzanine A Loan.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.

“Unimproved Parcel” shall have the meaning set forth in Section 2.5.2(b) hereof.

“U.S. Obligations” shall mean direct non-callable obligations of the United States of America.

“USPAP” shall mean the Uniform Standard of Professional Appraisal Practice.

“Westfield Parcel A-2” shall mean the approximately 20.744 acre portion of the Westfield Property identified as Parcel A2 on the plan attached hereto as Exhibit I.

“Westfield Purchase Option” shall mean that certain Purchase Option Agreement and Construction Easement dated as of August 9, 2007, by and between Borrower and Optionee, as the same may be amended in accordance with the terms hereof.

“Westfield Property” shall mean the Individual Property described in Exhibit H attached hereto.

Section 1.2 Principles of Construction.

(a) All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

(b) All covenants, representations, terms and conditions contained in this Agreement applicable to Property or Properties shall be deemed to apply to each Individual Property individually. It shall constitute an Event of Default if any covenant, representation, term or condition contained in this Agreement is breached (beyond any applicable notice and cure periods) with respect to any single Individual Property.

II. GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower.

Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Security Instruments and Loan Documents.

The Loan shall be evidenced by the Note and secured by the Security Instruments, the Assignments of Leases and the other Loan Documents.

2.1.4 Use of Proceeds.

Borrower shall use the proceeds of the Loan to (a) finance a portion of the cost of the acquisition of the Properties and pay related fees and expenses, (b) repay and discharge any existing loans relating to the Properties, (c) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (d) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein or in the other Loan Documents, (e) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, or (f) fund any working capital requirements of the Properties. The balance, if any, shall be distributed to Borrower.

Section 2.2 Interest; Loan Payments; Late Payment Charge.

2.2.1 Payments.

(a) Interest. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to the end of the Interest Period in which the Maturity Date occurs at the Applicable Interest Rate. Monthly installments of interest only shall be paid on each Payment Date commencing on September 9, 2007 and on each subsequent Payment Date thereafter up to and including the Maturity Date for the Interest Period in which such Payment Date or Maturity Date occurs. Interest on the outstanding principal amount of the Loan for the period through and including August 14, 2007 shall be paid by Borrower on the Closing Date. The outstanding principal balance of the Loan together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period in which the Maturity Date occurs (even if such period extends beyond the Maturity Date).

(b) Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for three (3) successive terms (each, an “Extension Option”) of one (1) year each (each, an “Extension Period”) to (x) the Payment Date occurring in August, 2010, (the “First Extension Option”) (y) the Payment Date occurring in August, 2011 (the “Second Extension Option”) and (z) the Payment Date occurring in August, 2012 (the “Third Extension Option”) (each such date, the “Extended Maturity Date”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:

(i) no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable Extension Period is commenced;

(ii) Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than one hundred twenty (120) days and no later than sixty (60) days prior to the then applicable Maturity Date;

(iii) in connection with the exercise of each Extension Option, Borrower shall have paid to Lender the Extension Fee prior to the commencement of the applicable Extension Period;

(iv) Borrower shall obtain and deliver to Lender prior to the commencement of the applicable Extension Period, one or more Replacement Interest Rate Cap Agreements, which Replacement Interest Rate Cap Agreements shall be effective commencing on the first day of such Extension Period and shall have a maturity date not earlier than the next succeeding Extended Maturity Date;

(v) in connection with each Extension Option, Borrower shall have delivered to Lender together with its notice pursuant to subsection (b)(ii) of this Section 2.2.1 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form reasonably acceptable to the Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate except to the extent such representations and warranties are matters which by their nature can no longer be true and correct as a result of the passage of time;

(vi) in connection with the Second Extension Option and the Third Extension Option, the Debt Service Coverage Ratio ending on the last day of the Monthly Reporting Period preceding the month in which the applicable extension period is to commence is equal to or greater than 1.05 to 1.0;

(vii) in connection with the Third Extension Option, Borrower shall have delivered evidence acceptable to Lender that either (i) the Trigger Date (as defined in the Devens Repurchase Agreement) has been extended to a date no earlier than September 29, 2012 or (ii) that the Devens Repurchase Agreement has been terminated and released of record by the MDFA pursuant to Section 4(n) of the Devens Repurchase Agreement; and

(viii) the Mezzanine A Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mezzanine A Loan Agreement.

(c) All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

(d) All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

2.2.2 Interest Calculation.

Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Applicable Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance.

2.2.3 Eurodollar Rate Unascertainable; Illegality; Increased Costs.

(a) (i) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period, with a written confirmation of such determination promptly thereafter. If such notice is given, the Loan shall bear interest at the Adjusted Prime Rate beginning on the first day of the next succeeding Interest Period. (ii) If, pursuant to the terms of this Section 2.2.3, the Loan is bearing interest at the Adjusted Prime Rate and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower by telephone of such determination, confirmed in writing, to Borrower as soon as reasonably practical, but in no event later than one (1) Business Day prior to the last day of the then current Interest Period. If such notice is given, the Loan shall bear interest at the Eurodollar Rate beginning on the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to have the Loan bear interest at either the Eurodollar Rate or the Adjusted Prime Rate.

(b) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender in good faith to make or maintain the portion of the Loan bearing interest at the Eurodollar Rate, (I) the obligation of Lender hereunder to make the Loan bearing interest at the Eurodollar Rate shall be canceled forthwith and (II) the Loan shall automatically bear interest at the Adjusted Prime Rate on the next succeeding Payment Date or within such earlier period as required by Applicable Law. Borrower hereby agrees promptly to pay Lender (within ten (10) days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for any reasonable costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan hereunder. Upon written demand from Borrower, Lender shall demonstrate in reasonable detail the circumstances giving rise to Lender’s determination and the calculation substantiating the Adjusted Prime Rate and any additional costs incurred by Lender in making the conversion. Lender’s or written notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(c) In the event that any change in any requirement of any Applicable Law or in the interpretation or application thereof, or compliance in good faith by Lender with any request or directive (whether or not having the force of law) hereafter issued from any Governmental Authority which is generally applicable to all Lenders subject to such Governmental Authority’s jurisdiction:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii) shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter impose on Lender any other condition, the result of which is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender (within ten (10) days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(c), Lender shall provide Borrower with written notice specifying in reasonable detail the event or circumstance by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under the Note, this Agreement and the other Loan Documents. Provided that no Event of Default has occurred and is continuing, if Lender is entitled to and has demanded compensation or other amounts pursuant to this Sections 2.2.3(c), Lender agrees that it will, if requested by Borrower in writing and at Borrower’s sole cost and expense, use commercially reasonable efforts (subject to overall policy considerations of Lender and legal and regulatory restrictions) to designate another lending office for the Loan, if such designation will avoid the need for, or reduce the amount of, such compensation or other charges and will not, in the sole opinion of Lender, be disadvantageous to Lender.

(d) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (I) any default by Borrower in payment of the principal of or interest on the Loan while bearing interest at the Eurodollar Rate, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate, (II) any prepayment (whether voluntary or mandatory) of the Loan on a day that is not a Payment Date, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate hereunder and (III) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from the Eurodollar Rate to the Adjusted Prime Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the Eurodollar Rate on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate hereunder (the amounts referred to in clauses (I), (II) and (III) are herein referred to collectively as the “Breakage Costs”). This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Payment on Maturity Date.

Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest thereon, and all other amounts due hereunder and under the Note, the Security Instruments and the other Loan Documents, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through and including the end of the Interest Period in which the Maturity Date occurs (even if such Interest Period extends beyond the Maturity Date).

2.2.5 Payments after Default.

Upon the occurrence and during the continuance of an Event of Default, (a) interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein and (b) Lender shall be entitled to receive and Borrower shall pay to Lender on each Payment Date an amount equal to the Net Cash Flow After Debt Service for the prior Monthly Reporting Period, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate and Net Cash Flow After Debt Service shall both be computed from the occurrence of the default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instruments. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment of Net Cash Flow After Debt Service shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening of any Event of Default, despite any payment of Net Cash Flow After Debt Service.

2.2.6 Late Payment Charge.

If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instruments and the other Loan Documents to the extent permitted by Applicable Law.

2.2.7 Usury Savings.

This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.8 Indemnified Taxes.

(a) All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i) Indemnified Taxes measured by Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s overall net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s applicable lending office or any political subdivision thereof or in which Lender is resident or engaged in business, and (iii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender which is a Non-U.S. Entity to comply with the terms of paragraph (b) below. If any non excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all non excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any non excluded Indemnified Tax is payable pursuant to Applicable Law by Borrower, Borrower shall send to Lender an original official receipt showing payment of such non excluded

Indemnified Tax or other evidence of payment reasonably satisfactory to Lender. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such non excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(b) In the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W 8BEN or W 8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes. Each entity required to deliver to Borrower a Form W 8BEN or W 8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W 8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W 8BEN or W 8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

Section 2.3 Prepayments.

2.3.1 Voluntary Prepayments.

On any Payment Date, Borrower may, at its option, prepay the Loan in whole or in part, upon satisfaction of the following conditions:

(a) Borrower shall provide prior written notice to Lender (which notice shall be irrevocable) specifying the Payment Date (the “Prepayment Date”) upon which the prepayment is to be made, which notice shall be delivered to Lender not less than twenty (20) Business Days prior to such payment;

(b) Borrower shall pay to Lender, simultaneously with such prepayment (including any prepayment made pursuant to Section 2.5 hereof), (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date together with an amount equal to the interest that would have accrued at the Applicable Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (ii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (i); (iii) the Prepayment Premium, if any, (iv) the Spread Maintenance Premium, if any and (iv) all other sums then due under this Agreement, the Note or the other Loan Documents;

(c) each prepayment shall be in an aggregate principal amount of $1,000,000.00 or any integral multiple of $100,000.00 in excess thereof, unless such prepayment is a prepayment in full of the Loan; and

(d) Mezzanine A Borrower shall have simultaneously with such prepayment made a pro rata prepayment of the Mezzanine A Loan.

If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.3.1, the amount designated for prepayment and all other sums required under this Section 2.3.1 shall be due and payable on the Prepayment Date. Notwithstanding the foregoing, Borrower shall be permitted the right to rescind and revoke or postpone its notice of prepayment given in accordance with this Section 2.3.1, provided that (i) a written notice of such rescission and revocation or postponement is received by Lender no later than three (3) Business Days prior to the Prepayment Date and (ii) Borrower pays all Breakage Costs and all of Lender’s reasonable out-of-pocket costs and expenses incurred as a result of Lender’s receipt of such notice of prepayment and Borrower’s failure to prepay all or any portion of the unpaid principal balance of the Note.

2.3.2 Mandatory Prepayments.

On the next occurring Payment Date following the date on which Borrower actually receives any Net Proceeds, if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of an Individual Property, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. Such prepayment shall be applied, first, to interest on the outstanding principal balance of the Loan that would have accrued at the Applicable Interest Rate on the amount prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, and then to all other amounts then due to Lender under this Agreement or any of the other Loan Documents and then to the outstanding principal balance of the Loan.

2.3.3 Prepayments After Default.

If, during the existence of an Event of Default, Borrower tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender during the existence of an Event of Default, Borrower shall pay, in addition to the Debt, (a) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date together with an amount equal to the interest that would have accrued at the Applicable Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (b) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (a), (c) the Prepayment Premium, if any, (d) the Spread Maintenance Premium, if any, and (e) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial or total prepayment.

2.3.4 Making of Payments.

Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 12:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day succeeding such scheduled due date.

2.3.5 Application of Prepayments.

All prepayments received pursuant to this Section 2.3 and Section 2.5 shall be applied as follows: (a) first, to interest on the outstanding principal balance being prepaid that accrued through and including the Prepayment Date, (b) second, to interest on the outstanding principal balance being prepaid that would have accrued through the end of the Interest Period in which the prepayment occurred, notwithstanding that such Interest Period extends beyond the date of prepayment, (c) third, to Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (b); (d) fourth, to the Prepayment Premium, if any, (e) fifth, the Spread Maintenance Premium, if any, (f) sixth, to all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial or total prepayment, and (g) seventh, to the payments of principal due under the Loan in the inverse order of maturity.

Section 2.4 Interest Rate Cap Agreement.

(a) Within five (5) Business Days of the Closing Date, Borrower shall obtain, or cause to be obtained, and shall thereafter maintain in effect, an Interest Rate Cap Agreement with an Acceptable Counterparty, which shall (i) be coterminous with the Loan, (ii) have a notional amount which shall not at any time be less than the sum of (A) the outstanding principal balance of the Loan, (B) the outstanding principal balance of the Mezzanine A Loan, and (C) the Unadvanced Mezzanine A Loan Funds, and (iii) at all times have a strike rate equal to the Strike Rate. The Counterparty shall be obligated under the Interest Rate Cap Agreement to make monthly payments equal to the excess of one (1) month LIBOR over the Strike Rate, calculated on the notional amount. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan or the Mezzanine A Loan in accordance with Section 2.3 and Section 2.5 of this Agreement or the Mezzanine A Loan Agreement, as applicable.

(b) Borrower shall collaterally assign to Lender pursuant to the Assignment of Interest Rate Cap Agreement all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement (and any related guarantee, if any) and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and notify the Counterparty of such collateral assignment (either in such Interest Rate Cap Agreement or by separate instrument). The Counterparty shall agree in writing to make all payments it is required to make under the Interest Rate Cap Agreement directly to the Lockbox Account or if the Lockbox Account is not then required to be in effect, into such account as specified by Lender. At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Cap Agreement shall terminate and Lender shall promptly execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of Lender’s security interest in the Interest Rate Cap Agreement and to notify the Counterparty of such release.

(c) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement shall be deposited immediately into the Lockbox Account or if the Lockbox Account is not then required to be in effect, into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(d) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below (i) a long-term unsecured debt rating of “A+” (or the equivalent) by the Rating Agencies or (ii) a short-term unsecured debt rating of “A-1+” (or the equivalent) by the Rating Agencies, and the Counterparty fails to comply with the requirement of clause (f) below, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement with an Acceptable Counterparty not later than ten (10) Business Days following receipt of notice from Lender or Servicer of such downgrade, withdrawal or qualification.

(e) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or any Replacement Interest Cap Agreement as and when required hereunder, Lender may purchase such Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(f) Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of (i) the long-term unsecured debt rating of the Counterparty below “A+” (or the equivalent) by the Rating Agencies or (ii) the short-term unsecured debt rating of the Counterparty below “A-1+” (or the equivalent) by the Rating Agencies, the Counterparty must, within 30 days, either (x) post collateral on terms acceptable to each Rating Agency or (y) find a replacement Acceptable Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency (notwithstanding the foregoing, if the Counterparty’s rating is downgraded to “A-2” or lower, only the option described in clause (y) will be acceptable); provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Acceptable Counterparty pursuant to the foregoing clause (y), the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement. Failure to satisfy the foregoing shall constitute an Additional Termination Event as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the Affected Party.”

(g) In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(1) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(2) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(3) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(4) the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.5 Release of Property.

2.5.1 Release of Individual Property.

Provided no Event of Default has occurred and is continuing, Borrower may obtain the release of an Individual Property from the Lien of the Security Instrument thereon (and related

Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive) on any Business Day not falling within a Release Lock-Out Period, but only upon the satisfaction of each of the following conditions:

(a) Borrower shall provide Lender with at least twenty (20) Business Days but no more than ninety (90) days prior written notice of its request to obtain a release of the Individual Property. Notwithstanding the foregoing, Borrower shall be permitted the right to rescind and revoke or postpone such notice, provided that Borrower pays all Breakage Costs and all of Lender’s reasonable out-of-pocket costs and expenses incurred as a result of Lender’s receipt of Borrower’s notice of its request to obtain a release of an Individual Property and Borrower’s failure to prepay all or any portion of the unpaid principal balance of the Note;

(b) Borrower shall have delivered evidence satisfactory to Lender that (i) Mezzanine A Borrower has complied with all of the terms and conditions set forth in Section 2.5.1 of the Mezzanine A Loan Agreement with respect to a release of Mezzanine A Borrower’s obligations under the Mezzanine A Loan Documents with respect to the Individual Property to be released pursuant to this Section 2.5.1 and (ii) Mezzanine A Lender has delivered (or is simultaneously delivering) such release to Mezzanine A Borrower.

(c) Intentionally deleted.

(d) Lender shall have received a wire transfer of immediately available federal funds in an amount equal to the Release Price for the applicable Individual Property, together with all other sums due under Section 2.3.1 hereof in connection with such prepayment (collectively, the “Property Release Prepayment”);

(e) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each State in which the Individual Property is located and shall contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation is in compliance with all applicable Legal Requirements;

(f) After giving effect to such release, Lender shall have determined that the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Security Instruments shall be at least equal to: (i) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid twenty percent (20%) or less of the original principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to this Section 2.5, the Debt Service Coverage Ratio as of the Closing Date or (ii) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid more than twenty percent (20%) of the original principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to this Section 2.5, the greater of (A) the Debt Service Coverage Ratio as of the Closing Date and (B) the Debt Service Coverage Ratio for all of the then remaining Properties (including the Individual Property to be released) ending on the last day of the Monthly Reporting Period preceding the release of the Individual Property (the “DSCR Release Test”). Notwithstanding the foregoing, the DSCR Release Test shall be deemed satisfied provided that the Loan and the Mezzanine A Loan have each been prepaid (or an amount has been delivered to Lender and Mezzanine A Lender to be applied towards the prepayment of the Loan or the Mezzanine A Loan on the next Scheduled Payment Date pursuant to the terms of the Loan Documents and the Mezzanine A Loan Documents) in an aggregate amount equal to the DSCR Release Payment, with Lender receiving, in addition to the sums required to be delivered to Lender pursuant to Section 2.5.1(d) hereof, a portion of the DSCR Release Payment equal to the Pro-Rata DSCR Prepayment, together with all other sums due under Section 2.3.1 hereof in connection with such prepayment (collectively, the “DSCR Satisfaction Prepayment”);

(g) Lender shall have received evidence that the Individual Property to be released shall be conveyed (i) to a bona fide, independent third party not affiliated with Borrower pursuant to an arms-length transaction or (ii) with Lender’s prior written consent (such consent not to be unreasonably withheld), to an affiliate of Borrower (other than Principal, Mezzanine A Borrower, Mezzanine A Principal or Mezzanine A Pledgor) pursuant to a contract that is commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(h) In the event that the Individual Property to be released is a Penn Traffic Property, Borrower shall have either (i) previously obtained (or Borrower will simultaneously obtain with the release of such Individual Property) the release of all the Penn Traffic Properties from the Lien of the applicable Security Instruments pursuant to this Section 2.5.1 or (ii) delivered to Lender a fully executed amendment to the Penn Traffic Lease which provides for the removal of such Individual Property from the premises demised to Penn Traffic pursuant to the terms of the Penn Traffic Lease and a reduction of the rent due thereunder (which reduction shall in no event be greater than the portion of the rent allocated to such Individual Property pursuant to the terms of the Penn Traffic Lease).

(i) Lender shall have received payment of all its reasonable out-of-pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property from the lien of the related Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith.

If Borrower satisfies all of the conditions set forth in this Section 2.5.1 on a Payment Date, Lender shall apply the Property Release Prepayment and the DSCR Satisfaction Prepayment, if any, in accordance with Section 2.3 hereof on such Payment Date. If Borrower satisfies all of the conditions set forth in this Section 2.5.1 on any day other than a Payment Date, Lender shall deposit such funds into the Property Release Fund to be held and applied by Lender in accordance with the terms of Section 7.7 hereof.

2.5.2 Release of Out-Parcels.

(a) Provided no Event of Default has occurred and is continuing, Borrower may obtain the release of an Out-Parcel from the Lien of the Security Instrument thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Out-Parcel (other than those expressly stated to survive) on any Business Day not falling within a Release Lock-Out Period, but only upon the satisfaction of each of the following conditions:

(i) Borrower shall provide Lender with at least twenty (20) Business Days but no more than ninety (90) days prior written notice of its request to obtain a release of the Out-Parcel. Notwithstanding the foregoing, Borrower shall be permitted the right to rescind and revoke or postpone such notice, provided that Borrower pays all Breakage Costs and all of Lender’s reasonable out-of-pocket costs and expenses incurred as a result of Lender’s receipt of Borrower’s notice of its request to obtain a release of an Out-Parcel and Borrower’s failure to prepay all or any portion of the unpaid principal balance of the Note;

(ii) Borrower shall have delivered evidence that would be reasonably satisfactory to a prudent institutional mortgage loan lender that (A) Mezzanine A Borrower has complied with all of the terms and conditions set forth in Section 2.5.2 of the Mezzanine A Loan Agreement with respect to a release of Mezzanine A Borrower’s obligations under the Mezzanine A Loan Documents as to the Out-Parcel to be released pursuant to this Section 2.5.2 and (B) Mezzanine A Lender has delivered (or is simultaneously delivering) such release to Mezzanine A Borrower;

(iii) Intentionally deleted;

(iv) Lender shall have received a wire transfer of immediately available federal funds in an amount equal to the Out-Parcel Price for the applicable Out-Parcel, together with all other sums due under Section 2.3.1 hereof in connection with such prepayment (collectively, the “Out-Parcel Prepayment”);

(v) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Out-Parcel for execution by Lender. Such release shall be in a form appropriate in the State in which such Out-Parcel is located and shall contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation is in compliance with all applicable Legal Requirements;

(vi) After giving effect to such release, Lender shall have determined that the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Security Instruments shall be at least equal to: (A) if, after giving effect to the proposed release of such Out-Parcel, Borrower shall have prepaid twenty percent (20%) or less of the original principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to this Section 2.5, the Debt Service Coverage Ratio as of the Closing Date or (B) if, after giving effect to the proposed release of such Out-Parcel, Borrower shall have prepaid more than twenty percent (20%) of the original principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to this Section 2.5, the greater of (1) the Debt Service Coverage Ratio as of the Closing Date and (2) the Debt Service Coverage Ratio for all of the then remaining Properties (including the portion thereof constituting the Out-Parcel to be released) ending on the last day of the Monthly Reporting Period preceding the release of the Out-Parcel (the “Out-Parcel DSCR Test”). Notwithstanding the foregoing, the Out-Parcel DSCR Test shall be deemed satisfied provided that the Loan and the Mezzanine A Loan have each been prepaid (or an amount has been delivered to Lender and Mezzanine A Lender to be applied towards the prepayment of the Loan and the Mezzanine A Loan on the next Scheduled Payment Date pursuant to the terms of the Loan Documents and the Mezzanine A Loan Documents) in an aggregate amount equal to the Out-Parcel DSCR Payment, with Lender receiving, in addition to the sums required to be delivered to Lender pursuant to Section 2.5.2(a)(iv) hereof, a portion of the Out-Parcel DSCR Payment equal to the Pro-Rata DSCR Prepayment, together with all other sums due under Section 2.3.1 hereof in connection with such prepayment (collectively, the “Out-Parcel DSCR Satisfaction Prepayment”);

(vii) Lender shall have received evidence that would be reasonably satisfactory to a prudent institutional mortgage loan lender that the Out-Parcel to be released shall be conveyed (A) to a bona fide, independent third party not affiliated with Borrower pursuant to an arms-length transaction or (B) with Lender’s prior written consent (such consent not to be unreasonably withheld), to an affiliate of Borrower (other than Principal, Mezzanine A Borrower, Mezzanine A Principal or Mezzanine A Pledgor) pursuant to a contract that is commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(viii) Borrower shall have delivered evidence that would be reasonably acceptable to a prudent institutional mortgage loan lender that, immediately after giving effect to the release of the Out-Parcel, the portion of the Individual Property remaining encumbered by the applicable Security Instrument (the “Remaining Property”) shall (A) comply in all respects with all applicable Legal Requirements, including, without limitation, all applicable zoning and building laws, rules, ordinances and regulations, (B) constitute one or more separate tax lots, and (C) be legally subdivided;

(ix) Borrower shall have provided Lender with evidence that would be reasonably satisfactory to a prudent institutional mortgage loan lender that, other than the Permitted Encumbrances, there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, encumbering the Remaining Property, which evidence may be in the form of a “bring down” or “date down” or other permitted endorsement to the Title Insurance Policy relating to the Remaining Property issued by the title insurance company that issued the Title Insurance Policy relating to the Remaining Property;

(x) Borrower shall have delivered evidence that would be reasonably acceptable to a prudent institutional mortgage loan lender that Borrower has entered into all reciprocal easements, cross-easements and mutual or non-exclusive easements (each of which shall be in such form and substance as would be satisfactory to a prudent institutional mortgage loan lender) for ingress, egress, access, pedestrian walkways, parking, traffic flow, drainage, utilities and services shared by the Out-Parcel and the Remaining Property (each an “REA” and, collectively, the “REAs”) which may be required by any Governmental Authority or which may be necessary for the operation of the Remaining Property or which may be required under any Lease in effect at the Remaining Property at the time of the release of the Out-Parcel;

(xi) In the event that Borrower has entered into any beneficial REAs pursuant to clause (x) of this Section 2.5.2(a), Borrower shall have provided Lender with an endorsement to the Title Insurance Policy relating to the Remaining Property that insures (x) the Lien of the related Security Instrument on all such REAs and (y) adds all such REAs to the description of the insured estate, which endorsement shall be issued by the title insurance company that issued the Title Insurance Policy relating to the Remaining Property;

(xii) Borrower shall have delivered to Lender evidence that would be reasonably satisfactory to a prudent institutional mortgage loan lender that the release of the Out-Parcel will not violate any term or provision of any Lease in effect at the Remaining Property at the time of the release of the Out-Parcel;

(xiii) Borrower shall have delivered, or caused to be delivered, a survey of the Out-Parcel and the Remaining Property, which survey shall include a metes and bounds description of the Out-Parcel and the Remaining Property and shall otherwise be in such form as would be reasonably satisfactory to a prudent institutional mortgage loan lender in all respects;

(xiv) In the event that the Out-Parcel is an Improved Parcel, Borrower shall have delivered to Lender a fully executed amendment to each Lease, if any, that demises space at both the Out-Parcel and the Remaining Space, which amendment shall provide for the removal of the space demised under such Lease that is located on the Out-Parcel and a reduction of the rent due thereunder (which reduction shall in no event be greater than the income attributed to such space in the Appraisal for such Improved Parcel that was delivered to and approved by

Lender pursuant to Section 2.5.2(b) hereof), such amendment shall be in such form and substance as would be reasonably satisfactory to a prudent institutional mortgage loan lender in all respects;

(xv) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the release of the Out-Parcel does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust; and

(xvi) Lender shall have received payment of all its reasonable out-of-pocket costs and expenses, including Rating Agency fees, due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Out-Parcel from the lien of the related Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith.

If Borrower satisfies all of the conditions set forth in this Section 2.5.2(a) on a Payment Date, Lender shall apply the Out-Parcel Prepayment and the Out-Parcel DSCR Satisfaction Prepayment, if any, in accordance with Section 2.3 hereof on such Payment Date. If Borrower satisfies all of the conditions set forth in this Section 2.5.2(a) on any day other than a Payment Date, Lender shall deposit such funds into the Property Release Fund to be held and applied by Lender in accordance with the terms of Section 7.7 hereof.

(b) Provided no Event of Default shall exist, Borrower shall have the right to designate (i) portions of one or more Individual Properties that are vacant, non-incoming producing and unimproved (each such portion of an Individual Property, an “Unimproved Parcel”) and (ii) portions of one or more Individual Properties that are occupied, incoming producing or that have Improvements located thereon (each such portion of an Individual Property, an “Improved Parcel”) as an Out-Parcel for all purposes hereunder, but only upon the satisfaction of each of the following conditions on or before September 30, 2007:

(i) Lender shall have approved Borrower’s designation of the portion or portions of the applicable Individual Property which shall constitute an Improved Parcel or Unimproved Parcel, as applicable;

(ii) Borrower shall have delivered an Appraisal with respect to each such Improved Parcel and Unimproved Parcel which shows the appraised value of such Improved Parcel or Unimproved Parcel, as applicable, and the appraised value of the Individual Property of which such Improved Parcel or Unimproved Parcel constitutes a portion thereof, which Appraisal shall be satisfactory to Lender in its sole and absolute discretion;

(iii) Borrower shall have delivered a survey and a metes and bounds description with respect to each such Improved Parcel and Unimproved Parcel prepared by a surveyor licensed in the State where such Improved Parcel or Unimproved Parcel, as applicable, is located, which survey shall be satisfactory to Lender in its reasonable discretion; and

(iv) Lender shall have received payment of all its reasonable out-of-pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the review and approval of the documents and information required to be delivered by Borrower pursuant to this Section 2.5.2(b).

Upon satisfaction of the above conditions with respect to any Improved Parcel or Unimproved Parcel, Borrower and Lender shall enter into an amendment to this Agreement which shall (i) provide that such Improved Parcel or Unimproved Parcel, as applicable, is an Out-Parcel for all purposes hereunder, (ii) specifically identify such Improved Parcel or Unimproved Parcel, as applicable, by attaching as an exhibit hereto the survey and metes and bounds description for such Improved Parcel or Unimproved Parcel, as applicable, that was delivered to and approved by Lender pursuant to Section 2.5.2(b)(iii) hereof, (iii) provide for an Allocated Loan Amount for such Improved Parcel or Unimproved Parcel, as applicable, which Allocated Loan Amount shall be determined by Lender in its reasonable discretion based upon the Appraisal delivered to and approved by Lender pursuant to Section 2.5.2(b)(ii) hereof, (iv) adjust the Allocated Loan Amounts of the Individual Properties and the other Out-Parcels as determined by Lender in its reasonable discretion, and (v) shall provide for such other terms and provisions that Lender deems reasonably necessary to (A) effectuate the addition of such Improved Parcel or Unimproved Parcel as an Out-Parcel hereunder and (B) satisfy the market standards which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization.

2.5.3 Release of Westfield Parcel A-2.

Borrower may obtain a release Westfield Parcel A-2 from the Lien of the related Security Instrument (and the related Loan Documents) upon the satisfaction of the following conditions precedent:

(a) Borrower shall have delivered written evidence that would be reasonably acceptable to a prudent institutional mortgage loan lender that Optionee has exercised its right to purchase Westfield Parcel A-2 pursuant to and in accordance with the Westfield Purchase Option.

(b) Lender shall have received at least thirty (30) days prior written notice requesting the release of Westfield Parcel A-2.

(c) Borrower shall have delivered evidence that would be reasonably satisfactory to a prudent institutional mortgage loan lender that (i) Mezzanine A Borrower has complied with all of the terms and conditions set forth in Section 2.5.3 of the Mezzanine A Loan Agreement with respect to the release requested pursuant to this Section 2.5.3 and (ii) Mezzanine A Lender has delivered (or is simultaneously delivering) such release to Mezzanine A Borrower.

(d) Lender shall have received (i) a copy of a deed conveying all of Borrower’s right, title and interest in and to Westfield Parcel A-2 to Optionee pursuant to the terms of the Westfield Purchase Option and (ii) a letter from Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which Westfield Parcel A-2 is located.

(e) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for Westfield Parcel A-2 for execution by Lender. Such release shall be in a form appropriate in each State in which Westfield Parcel A-2 is located and shall contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation is in compliance with all applicable Legal Requirements.

(f) Borrower shall have delivered evidence that would be reasonably acceptable to a prudent institutional mortgage loan lender that, immediately after giving effect to the release of the Westfield Parcel A-2, the portion of the Westfield Property remaining encumbered by the applicable Security Instrument (the “Remaining Westfield Collateral”) shall (A) comply in all respects with all applicable Legal Requirements, including, without limitation, all applicable zoning and building laws, rules, ordinances and regulations, (B) constitute one or more separate tax lots, and (C) be legally subdivided;

(g) Borrower shall have provided Lender with evidence that would be reasonably satisfactory to a prudent institutional mortgage loan lender that, other than the Permitted Encumbrances, there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, encumbering the Remaining Westfield Collateral, which evidence may be in the form of a “bring down” or “date down” or other permitted endorsement to the Title Insurance Policy relating to the Remaining Westfield Collateral issued by the title insurance company that issued the Title Insurance Policy relating to the Remaining Westfield Collateral;

(h) Borrower shall have delivered, or caused to be delivered, a survey of the Westfield Parcel A-2 and the Remaining Westfield Collateral, which survey shall include a metes and bounds description of the Westfield Parcel A-2 and the Remaining Westfield Collateral and shall otherwise be in such form as would be reasonably satisfactory to a prudent institutional mortgage loan lender in all respects;

(i) Borrower shall have (or shall have caused to be) paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release of Westfield Parcel A-2 and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the release of Westfield Parcel A-2. Borrower shall have paid all reasonable costs and expenses of the Rating Agencies incurred in connection with the release of Westfield Parcel A-2.

(j) Borrower shall have delivered to Lender evidence that would be satisfactory to a prudent institutional mortgage loan lender that the release of Westfield Parcel A-2 will not violate any term or provision of any Lease in effect at the Westfield Property at the time of the release of Westfield Parcel A-2.

(k) Borrower shall have delivered evidence that would be acceptable to a prudent institutional mortgage loan lender that Borrower has entered into all reciprocal easements, cross-easements and mutual or non-exclusive easements (each of which shall be in such form and substance as would be satisfactory to a prudent institutional mortgage loan lender) for ingress, egress, access, pedestrian walkways, parking, traffic flow, drainage, utilities and services shared by Westfield Parcel A-2 and the Remaining Westfield Collateral (each a “Westfield REA” and, collectively, the “Westfield REAs”) which may be required by any Governmental Authority or which may be necessary for the operation of the Remaining Westfield Collateral or which may be required under any Lease in effect at the Remaining Westfield Collateral at the time of the release of Westfield Parcel A-2.

(l) Borrower shall have delivered evidence that would be acceptable to a prudent institutional mortgage loan lender that Optionee has satisfied all of the conditions precedent to Optionee’s exercise of its purchase option under the Westfield Purchase Option.

(m) Borrower shall deliver to Lender a tenant estoppel certificate (in form and substance that would be acceptable to a prudent institutional mortgage loan lender) executed by the tenant under that certain Lease Agreement dated November 25, 2003, by and between Optionee (as Borrower’s predecessor-in-interest), as landlord, and Home Depost U.S.A., Inc., indicating that no event of default exists under such lease and that all conditions under such lease relating to the release of Westfield Parcel A-2 have been satisfied in full.

(n) Borrower shall deliver an Officers Certificate certifying that the requirements set forth in this Section 2.5.3 have been satisfied.

2.5.4 Release on Payment in Full.

Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Security Instrument on each Individual Property not theretofore released and remit any remaining Reserve Funds to (i) Mezzanine A Lender if the Mezzanine A Loan is still outstanding or (ii) Borrower if the Mezzanine A Loan has been paid in full.

Section 2.6 Substitution of Properties.

Subject to the terms of this Section 2.6, Borrower may obtain, from time to time, a release of an Individual Property from the Lien of the related Security Instrument (and the related Loan Documents) (each, a “Release Property”) by substituting therefor another industrial property of like kind and quality acquired by Borrower or an Affiliate of Borrower (provided, however, if the Substitute Property shall be owned by an Affiliate of Borrower said Affiliate (i) shall be wholly owned, directly, by Mezzanine A Borrower, (ii) shall assume all the obligations of Borrower under this Agreement, the Note and the other Loan Documents and (iii) shall become a party to the Note and the other Loan Documents and shall be bound by the terms and provisions thereof as if it had executed the Note and the other Loan Documents and shall have the rights and obligations of Borrower thereunder) (individually, a “Substitute Property” and collectively, the “Substitute Properties”), provided that the following conditions precedent are satisfied:

(a) Borrower shall have either (a) delivered to Lender an agreement executed by Penn Traffic pursuant to which Penn Traffic has agreed that it shall not have any further right to substitute any Penn Traffic Property for a substitute property pursuant to Section 35 and Exhibit H of the Penn Traffic Lease or (b) obtained the release of all the Penn Traffic Properties from the Lien of the applicable Security Instruments pursuant to Section 2.5.1 hereof.

(b) The aggregate Allocated Loan Amounts of the Individual Property being substituted and all of the other Properties that have been substituted prior to the substitution of the Individual Property in question (including any Penn Traffic Properties that have been substituted pursuant to Section 2.7 hereof), is equal to or less than ten percent (10%) of the aggregate Allocated Loan Amounts of all of the Properties (including the Release Property).

(c) Lender shall have received at least thirty (30) days prior written notice requesting the substitution and identifying the Substitute Property and Release Property.

(d) Borrower shall have delivered evidence satisfactory to Lender that (i) Mezzanine A Borrower and any Affiliate of Borrower that owns the Substitute Property have complied with all of the terms and conditions set forth in Section 2.6 of the Mezzanine A Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.6 and (ii) Mezzanine A Lender has delivered (or is simultaneously delivering) such release to Mezzanine A Borrower.

(e) Lender shall have received (i) a copy of a deed conveying all of Borrower’s right, title and interest in and to the Release Property to (A) a bona fide, independent third party not affiliated with Borrower pursuant to an arms-length transaction or (B) with Lender’s prior written consent (such consent not to be unreasonably withheld), to an affiliate of Borrower (other than Principal, Mezzanine A

Borrower, Mezzanine A Principal or Mezzanine A Pledgor) pursuant to a contract that is commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties, and (ii) a letter from Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Release Property is located.

(f) Lender shall have received a current Appraisal of the Substitute Property prepared within one hundred eighty (180) days prior to the release and substitution (i) showing an appraised value equal to or greater than the appraised value of the Release Property as of the Closing Date, and (ii) which supports an aggregate Loan to Value Ratio with respect to the Properties remaining subject to the lien of the Security Instruments after the substitution not greater than the lesser of (A) the aggregate Loan to Value Ratio as of the Closing Date with respect to all of the Properties or (B) the aggregate Loan to Value Ratio with respect to the Properties remaining subject to the lien of the Security Instruments immediately prior to the date of the proposed substitution.

(g) Lender shall have received a certificate of Borrower certifying, together with other evidence that would be reasonably satisfactory to a prudent institutional mortgage loan lender that, after the substitution of a Substitute Property and the release of the Release Property, (i) the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the date of the substitution with respect to all Properties remaining subject to the lien of the Security Instruments after the substitution shall be equal to or greater than (A) the Debt Service Coverage Ratio as of the Closing Date and (B) the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the substitution (including the Release Property and excluding the Substitute Property) and (ii) the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the substitution with respect to the Substitute Property is equal to or greater than the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the Closing Date with respect to the Release Property.

(h) If the Loan is part of a Securitization, Lender shall have received confirmation in writing from the Rating Agencies to the effect that such release and substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such release and substitution for the Securities issued in connection with the Securitization that are then outstanding. If the Loan is not part of a Securitization, Lender shall have consented in writing to such release and substitution, which consent shall be given in Lender’s reasonable discretion applying the requirements of a prudent institutional mortgage loan lender with respect to real estate collateral of similar size, scope and value of the Substitute Property.

(i) No Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on Borrower’s part to be observed or performed. Lender shall have received a certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the release and substitution with respect to Borrower, the Properties and the Substitute Property.

(j) Borrower shall (i) have executed, acknowledged and delivered to Lender (A) a Security Instrument, an Assignment of Leases and Rents and two UCC-1 Financing Statements with respect to the Substitute Property, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such Security Instrument, Assignment of Leases and Rents and UCC-1 Financing Statements and agreeing to record or file, as applicable, such Security Instrument, Assignment of Leases and Rents and one of the UCC-1 Financing Statements in the real estate records for the county in which the Substitute Property is located and to file one of the UCC-1 Financing Statements in the office of the Secretary of State (or other central filing office) of the State in which the Substitute Property is located, so as to effectively create upon such recording and filing valid and enforceable first priority Liens upon the Substitute Property, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and (B) an Environmental Indemnity with respect to the Substitute Property from Guarantor and (ii) have caused Guarantor to acknowledge and confirm its obligations under the Loan Documents. The Security Instrument, Assignment of Leases and Rents, UCC-1 Financing Statements and Environmental Indemnity shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Release Property subject to modifications reflecting only the Substitute Property as the Individual Property and such modifications reflecting the laws of the State in which the Substitute Property is located. The Security Instrument encumbering the Substitute Property shall secure all amounts then outstanding under the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Security Instrument shall be equal to one hundred fifteen percent (115%) of the Allocated Loan Amount for the Substitute Property. The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Allocated Loan Amount”) shall equal the Allocated Loan Amount of the related Release Property.

(k) Lender shall have received (A) to the extent available, any “tie-in” or similar endorsement, together with a “first loss” endorsement, to each Title Insurance Policy insuring the Lien of the existing Security Instruments as of the date of the substitution with respect to the Title Insurance Policy insuring the Lien of the Security Instrument with respect to the Substitute Property and (B) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring the Lien of the Security Instrument encumbering the Substitute Property, issued by the title company that issued the Title Insurance Policies insuring the Lien of the existing Security Instruments and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the Lien of the Security Instrument encumbering the Release Property. The Title Insurance Policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the Substitute Allocated Loan Amount if the “tie-

in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred fifteen percent (115%) of the Substitute Allocated Loan Amount, together with “last dollar endorsement,” (2) insure Lender that the relevant Security Instrument creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are then available and are contained in the Title Insurance Policies insuring the Liens of the existing Security Instruments, and such other endorsements or affirmative coverage that a prudent institutional mortgage lender would reasonably require, and (4) name Lender as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid.

(l) Lender shall have received a current Survey for each Substitute Property, certified to the title company and Lender and its successors and assigns, in the same form and having the same content as the certification of the Survey of the Release Property prepared by a professional land surveyor licensed in the State in which the Substitute Property is located and reasonably acceptable to the Rating Agencies in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such Survey shall reflect the same legal description contained in the Title Insurance Policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to each Survey and each Survey shall certify whether or not the surveyed property is located in a “one-hundred-year flood hazard area.”

(m) Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(n) Lender shall have received a Phase I environmental report dated not more than one hundred eighty (180) days prior to the proposed date of substitution and otherwise reasonably acceptable to a prudent institutional mortgage loan lender and, if recommended under the Phase I environmental report, a Phase II environmental report that would be reasonably acceptable to a prudent institutional mortgage loan lender, which conclude that the Substitute Property does not contain any Hazardous Materials and is not subject to any significant risk of contamination from any off site Hazardous Materials.

(o) Borrower shall deliver or cause to be delivered to Lender (A) updates or, if the Substitute Property is to be owned by an Affiliate of Borrower, originals, in either case certified by Borrower or such Affiliate, as applicable, of all organizational documentation related to Borrower or such Affiliate, as applicable, and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (B) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (C) resolutions of Borrower or such Affiliate, as applicable, authorizing the substitution and any actions taken in connection with such substitution.

(p) Lender shall have received the following opinions of Borrower’s counsel: (A) an opinion or opinions of counsel admitted to practice under the laws of the State in which the Substitute Property is located stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (j) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Borrower is not required by Applicable Law to qualify to do business in such jurisdiction; (B) an opinion of counsel reasonably acceptable to the Rating Agencies if the Loan is part of a Securitization, or Lender if the Loan is not part of a Securitization, stating that the Loan Documents delivered with respect to the Substitute Property pursuant to this Section, among other things, duly authorized, executed and delivered by Borrower and that the execution and delivery of such Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (C) an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; (D) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

(q) Borrower shall (i) have paid, (ii) have escrowed with Lender or (iii) be contesting in accordance with the terms hereof, all Basic Carrying Costs relating to each of the Properties and the Substitute Property that are then due and payable, including without limitation, (i) accrued but unpaid Insurance Premiums relating to each of the Properties and the Substitute Property, and (ii) currently due and payable Taxes (including any in arrears) relating to each of the Properties and the Substitute Property and (iii) currently due and payable Other Charges relating to each of the Properties and Substitute Property.

(r) Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release and substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all reasonable costs and expenses of the Rating Agencies incurred in connection with the substitution.

(s) Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the most current completed fiscal year and a current operating statement for the Release Property, each certified by Borrower to Lender as being true and correct in all material respects and a certificate from Borrower certifying that, to the best of Borrower’s knowledge, there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements.

(t) Borrower shall have delivered to Lender estoppel certificates from 70% of all tenants under Leases at the Substitute Property and 100% of all tenants under Major Leases at the Substitute Property. All such estoppel certificates shall be substantially in the form approved by Lender in connection with the origination of the Loan and shall indicate that (1) the subject Lease is a valid and binding obligation of the tenant thereunder, (2) to the best of the tenant’s knowledge, there are no defaults under such Lease on the part of the landlord or tenant thereunder, (3) the tenant thereunder has no knowledge of any defense or offset to the payment of rent under such Lease, (4) no rent under such Lease has been paid more than one (1) month in advance, (5) the tenant thereunder has no option under such Lease to purchase all or any portion of the Substitute Property, and (6) all tenant improvement work required under such Lease has been substantially completed and the tenant under such Lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject Lease has not yet been completed, Borrower shall deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such Lease.

(u) Lender shall have received copies of all Leases affecting the Substitute Property certified by Borrower, to the best of Borrower’s knowledge, as being true and correct.

(v) Lender shall have received subordination agreements in the form approved by Lender in connection with the origination of the Loan (or such other form approved by Lender, which approval shall not be unreasonably withheld) with respect to tenants under all Leases at the Substitute Property to the extent such Leases for such tenants are not automatically subordinate (in lien and in terms) pursuant to the terms of the applicable Leases.

(w) Lender shall have received (A) an endorsement to the Title Insurance Policy insuring the Lien of the Security Instrument encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or (B) if such an endorsement is not available in the State in which the Substitute Property is located, either (x) a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Property constitutes a separate tax lot or (y) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot.

(x) Lender shall have received a Physical Conditions Report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste.

(y) Lender shall have received evidence which would be reasonably satisfactory to a prudent institutional mortgage loan lender to the effect that all material building and operating licenses and permits necessary for the use and occupancy of the Substitute Property as an industrial property including, but not limited to, current certificates of occupancy, have been obtained and are in full force and effect.

(z) In the event the Release Property is subject to a Management Agreement along with one or more additional Properties, Lender shall have received a certified copy of an amendment to the Management Agreement reflecting the deletion of the Release Property and the addition of the Substitute Property as a property managed pursuant thereto and Manager shall have executed and delivered to Lender an amendment to the Assignment of Management Agreement reflecting such amendment to the Management Agreement. In the event that the Release Property is subject to a Management Agreement relating only to such Release Property, Lender shall have received a fully executed copy of a new Management Agreement for the Substitute Property on substantially the same terms as the Management Agreement for the Release Property and the Manager thereunder shall have executed and delivered to Lender an Assignment of Management Agreement with respect to such new Management Agreement on substantially the same terms as used in connection with the Release Property or such other terms as would be acceptable to a prudent institutional mortgage loan lender.

(aa) Lender shall have received such other approvals, opinions, documents and information in connection with the substitution as reasonably requested by the Rating Agencies if the Loan is part of a Securitization, or Lender if the Loan is not part of a Securitization.

(bb) Lender shall have received copies of all material contracts and agreements relating to the leasing and operation of the Substitute Property (other than the Management Agreement), each of which shall be in a form and substance which would be reasonably satisfactory to a prudent institutional mortgage loan lender together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is, to the best of Borrower’s knowledge, a true and correct copy of such contract or agreement and all amendments thereto.

(cc) Lender shall have received certified copies of all material consents, licenses and approvals, if any, required in connection with the substitution of a Substitute Property, and evidence that such consents, licenses and approvals are in full force and effect.

(dd) Lender shall have received satisfactory (i.e., showing no Liens other than Permitted Encumbrances) UCC searches, together with tax lien, judgment and litigation searches with respect to the Substitute Property, Borrower and Guarantor, in the State where the Substitute Property is located and the jurisdictions where each such Person has its principal place of business.

(ee) If Borrower owns a leasehold estate in the Substitute Property, Lender shall have received, (i) a certified copy of the Ground Lease for the Substitute Property, together with all amendments and modifications thereto and a recorded memorandum thereof, which Ground Lease would be reasonably satisfactory in all respects to a prudent institutional mortgage loan lender and which contains customary leasehold mortgagee provisions and protections, and which shall provide, among other things, (A) for a remaining term of no less than 20 years from the Maturity Date, (B) that the Ground Lease shall not be terminated until Lender has received notice of a default thereunder and has had a reasonable opportunity to cure or complete foreclosure, and fails to do so in a diligent manner, (C) for a new lease on the same terms to Lender as tenant if the Ground Lease is terminated for any reason, (D) the non-merger of fee and leasehold interests, and (E) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of this Agreement, and (ii) a ground lease estoppel executed by the fee owner and ground lessor of the Substitute Property, reasonably acceptable to a prudent institutional mortgage loan lender.

(ff) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such substitution, a release of Lien (and related Loan Documents) for the Release Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Release Property is located and shall contain standard provisions, if any, protecting the rights of the releasing lender.

(gg) In the event that the Release Property is a Penn Traffic Property, Borrower shall have delivered to Lender a fully executed amendment to the Penn Traffic Lease which provides for the removal of such Release Property from the premises demised to Penn Traffic pursuant to the terms of the Penn Traffic Lease and a reduction of the rent due thereunder (which reduction shall in no event be greater than the portion of the rent allocated to such Individual Property pursuant to the terms of the Penn Traffic Lease).

(hh) Borrower shall deliver an Officers Certificate certifying that the requirements set forth in this Section 2.6 have been satisfied.

(ii) Upon the satisfaction of the foregoing conditions precedent, Lender will release its Lien from the Release Property and the Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement and the Substitute Allocated Loan Amount with respect to such Substitute Property shall be deemed to be the Allocated Loan Amount with respect to such Substitute Property for all purposes hereunder.

Section 2.7 Substitution of Penn Traffic Properties.

Subject to the terms of this Section 2.7, Borrower may obtain, from time to time, a release of a Penn Traffic Property from the Lien of the related Security Instrument (and the related Loan Documents) (each, a “Penn Traffic Release Property”) by substituting therefor another industrial property of like kind and quality acquired by Borrower (individually, a “Penn Traffic Substitute Property” and collectively, the “Penn Traffic Substitute Properties”), provided that the following conditions precedent are satisfied:

(a) Borrower shall have delivered written evidence that would be reasonably acceptable to a prudent institutional mortgage loan lender that Penn Traffic has exercised its right to substitute such Penn Traffic Release Property pursuant to the Penn Traffic Lease.

(b) Lender shall have received at least thirty (30) days prior written notice requesting the substitution and identifying the Penn Traffic Substitute Property and Penn Traffic Release Property.

(c) Borrower shall have delivered evidence reasonably satisfactory to Lender that (i) Mezzanine A Borrower has complied with all of the terms and conditions set forth in Section 2.7 of the Mezzanine A Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.7 and (ii) Mezzanine A Lender has delivered (or is simultaneously delivering) such release to Mezzanine A Borrower.

(d) Lender shall have received (i) a copy of a deed conveying all of Borrower’s right, title and interest in and to the Penn Traffic Release Property to Penn Traffic or its designee pursuant to the terms of the Penn Traffic Lease and (ii) a letter from Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Penn Traffic Release Property is located.

(e) Lender shall have received a current Appraisal of the Penn Traffic Substitute Property prepared within one hundred eighty (180) days prior to the release and substitution (i) showing an appraised value equal to or greater than the greater of (x) the appraised value of the Penn Traffic Release Property immediately prior to the date of the proposed substitution or (y) the Acquisition Cost (as defined in the Penn Traffic Lease), and (ii) which supports an aggregate Loan to Value Ratio with respect to the Properties remaining subject to the lien of the Security Instruments after the substitution not greater than the aggregate Loan to Value Ratio with respect to the Properties remaining subject to the lien of the Security Instruments immediately prior to the date of the proposed substitution.

(f) Lender shall have received a certificate of Borrower certifying, together with other evidence that would be reasonably satisfactory to a prudent institutional mortgage loan lender that, after the substitution of the Penn Traffic Substitute Property and the release of the Penn Traffic Release Property, (i) the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the date of the substitution with respect to all Properties remaining subject to the lien of the Security Instruments after the substitution shall be equal to or greater than (A) the Debt Service Coverage Ratio as of the Closing Date and (B) the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the substitution (including the Penn Traffic Release Property and excluding the Penn Traffic Substitute Property) and (ii) the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the substitution with respect to the Penn Traffic Substitute Property is equal or greater than the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the Closing Date with respect to the Penn Traffic Release Property.

(g) If the Loan is part of a Securitization, Lender shall have received confirmation in writing from the Rating Agencies to the effect that such release and substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such release and substitution for the Securities issued in connection with the Securitization that are then outstanding. If the Loan is not part of a Securitization, Lender shall have consented in writing to such release and substitution, which consent shall be given in Lender’s reasonable discretion applying the requirements of a prudent institutional mortgage loan lender with respect to real estate collateral of similar size, scope and value of the Penn Traffic Substitute Property.

(h) No Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on Borrower’s part to be observed or performed. Lender shall have received a certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the release and substitution with respect to Borrower, the Properties and the Penn Traffic Substitute Property.

(i) Borrower shall (i) have executed, acknowledged and delivered to Lender (A) a Security Instrument, an Assignment of Leases and Rents and two UCC-1 Financing Statements with respect to the Penn Traffic Substitute Property, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such Security Instrument, Assignment of Leases and Rents and UCC-1 Financing Statements and agreeing to record or file, as applicable, such Security Instrument, Assignment of Leases and Rents and one of the UCC-1 Financing Statements in the real estate records for the county in which the Penn Traffic Substitute Property is located and to file one of the UCC-1 Financing Statements in the office of the Secretary of State (or other central filing office) of the State in which the Penn Traffic Substitute Property is located, so as to effectively create upon such recording and filing valid and enforceable first priority Liens upon the Penn Traffic Substitute Property, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and (B) an Environmental Indemnity with respect to the Penn Traffic Substitute Property from Guarantor and (ii) have caused Guarantor to acknowledge and confirm its obligations under the Loan Documents. The Security Instrument, Assignment of Leases and Rents, UCC-1 Financing Statements and Environmental Indemnity shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Penn Traffic Release Property subject to modifications reflecting only the Penn Traffic Substitute Property as the Individual Property and such modifications reflecting the laws of the State in which the Penn Traffic Substitute Property is located. The Security Instrument encumbering the Penn Traffic Substitute Property shall secure all amounts then outstanding under the Note, provided that in the event that the jurisdiction in which the Penn Traffic Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Security Instrument shall be equal to one hundred fifteen percent (115%) of the Allocated Loan Amount for the Penn Traffic Substitute Property. The amount of the Loan allocated to the Penn Traffic Substitute Property (such amount being hereinafter referred to as the “Penn Traffic Substitute Allocated Loan Amount”) shall equal the Allocated Loan Amount of the related Penn Traffic Release Property.

(j) Lender shall have received (A) to the extent available, any “tie-in” or similar endorsement, together with a “first loss” endorsement, to each Title Insurance Policy insuring the Lien of the existing Security Instruments as of the date of the substitution with respect to the Title Insurance Policy insuring the Lien of the Security Instrument with respect to the Penn Traffic Substitute Property and (B) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring the Lien of the Security Instrument encumbering the Penn Traffic Substitute Property, issued by the title company that issued the Title Insurance Policies insuring the Lien of the existing Security Instruments and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the Lien of the Security Instrument encumbering the Penn Traffic Release Property. The Title Insurance Policy issued with respect to the Penn Traffic Substitute Property shall (1) provide coverage in the amount of the Penn Traffic Substitute Allocated Loan Amount if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred fifteen percent (115%) of the Penn Traffic Substitute Allocated Loan Amount, together with “last dollar endorsement,” (2) insure Lender that the relevant Security Instrument creates a valid first lien on the Penn Traffic Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are then available and are contained in the Title Insurance Policies insuring the Liens of the existing Security Instruments, and such other endorsements or affirmative coverage that a prudent institutional mortgage lender would reasonably require, and (4) name Lender as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid.

(k) Lender shall have received a current Survey for each Penn Traffic Substitute Property, certified to the title company and Lender and its successors and assigns, in the same form and having the same content as the certification of the Survey of the Penn Traffic Release Property prepared by a professional land surveyor licensed in the State in which the Penn Traffic Substitute Property is located and reasonably acceptable to the Rating Agencies in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such Survey shall reflect the same legal description contained in the Title Insurance Policy relating to such Penn Traffic Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Penn Traffic Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to each Survey and each Survey shall certify whether or not the surveyed property is located in a “one-hundred-year flood hazard area.”

(l) Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Penn Traffic Substitute Property and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(m) Lender shall have received a Phase I environmental report dated not more than one hundred eighty (180) days prior to the proposed date of substitution and otherwise reasonably acceptable to a prudent institutional mortgage loan lender and, if recommended under the Phase I environmental report, a Phase II environmental report that would be reasonably acceptable to a prudent institutional mortgage loan lender, which conclude that the Penn Traffic Substitute Property does not contain any Hazardous Materials and is not subject to any significant risk of contamination from any off site Hazardous Materials.

(n) Borrower shall deliver or cause to be delivered to Lender (A) updates, certified by Borrower, of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (B) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Penn Traffic Substitute Property is located (if required in such jurisdiction); and (C) resolutions of Borrower, authorizing the substitution and any actions taken in connection with such substitution.

(o) Lender shall have received the following opinions of Borrower’s counsel: (A) an opinion or opinions of counsel admitted to practice under the laws of the State in which the Penn Traffic Substitute Property is located stating that the Loan Documents delivered with respect to the Penn Traffic Substitute Property pursuant to clause (i) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Penn Traffic Substitute Property is located or that Borrower is not required by Applicable Law to qualify to do business in such jurisdiction; (B) an opinion of counsel reasonably acceptable to the Rating Agencies if the Loan is part of a Securitization, or Lender if the Loan is not part of a Securitization, stating that the Loan Documents delivered with respect to the Penn Traffic Substitute Property pursuant to this Section, among other things, are duly authorized, executed and delivered by Borrower and that the execution and delivery of such Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (C) an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; (D) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

(p) Borrower shall (i) have paid, (ii) have escrowed with Lender or (iii) be contesting in accordance with the terms hereof, all Basic Carrying Costs relating to each of the Properties and the Penn Traffic Substitute Property that are then due and payable, including without limitation, (A) accrued but unpaid Insurance Premiums relating to each of the Properties and the Penn Traffic Substitute Property, and (B) currently due and payable Taxes (including any in arrears) relating to each of the Properties and the Penn Traffic Substitute Property and (C) currently due and payable Other Charges relating to each of the Properties and Penn Traffic Substitute Property.

(q) Borrower shall have (or shall have caused to be) paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release and substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all reasonable costs and expenses of the Rating Agencies incurred in connection with the substitution.

(r) Lender shall have received annual operating statements and occupancy statements for the Penn Traffic Substitute Property for the most current completed fiscal year and a current operating statement for the Penn Traffic Release Property, each certified by Borrower to Lender as being true and correct in all material respects and a certificate from Borrower certifying that, to the best of Borrower’s knowledge, there has been no material adverse change in the financial condition of the Penn Traffic Substitute Property since the date of such operating statements.

(s) Borrower shall have delivered to Lender estoppel certificates from 70% of all tenants under Leases at the Penn Traffic Substitute Property and 100% of all tenants under Major Leases at the Penn Traffic Substitute Property. All such estoppel certificates shall be substantially in the form approved by Lender in connection with the origination of the Loan and shall indicate that (1) the subject Lease is a valid and binding obligation of the tenant thereunder, (2) to the best of the tenant’s knowledge, there are no defaults under such Lease on the part of the landlord or tenant thereunder, (3) the tenant thereunder has no knowledge of any defense or offset to the payment of rent under such Lease, (4) no rent under such Lease has been paid more than one (1) month in advance, (5) the tenant thereunder has no option under such Lease to purchase all or any portion of the Penn Traffic Substitute Property, and (6) all tenant improvement work required under such Lease has been substantially completed and the tenant under such Lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject Lease has not yet been completed, Borrower shall deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such Lease.

(t) Lender shall have received copies of all Leases affecting the Penn Traffic Substitute Property certified by Borrower as, to the best of Borrower’s knowledge, being true and correct.

(u) Lender shall have received subordination agreements in the form approved by Lender in connection with the origination of the Loan (or such other form approved by Lender, which approval shall not be unreasonably withheld) with respect to tenants under all Leases at the Penn Traffic Substitute Property to the extent such Leases for such tenants are not automatically subordinate (in lien and in terms) pursuant to the terms of the applicable Leases.

(v) Lender shall have received (A) an endorsement to the Title Insurance Policy insuring the Lien of the Security Instrument encumbering the Penn Traffic Substitute Property insuring that the Penn Traffic Substitute Property constitutes a separate tax lot or (B) if such an endorsement is not available in the State in which the Penn Traffic Substitute Property is located, either (x) a letter from the title insurance company issuing such Title Insurance Policy stating that the Penn Traffic Substitute Property constitutes a separate tax lot or (y) a letter from the appropriate taxing authority stating that the Penn Traffic Substitute Property constitutes a separate tax lot.

(w) Lender shall have received a Physical Conditions Report with respect to the Penn Traffic Substitute Property stating that the Penn Traffic Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Penn Traffic Substitute Property is in good condition and repair and free of damage or waste.

(x) Lender shall have received evidence which would be reasonably satisfactory to a prudent institutional mortgage loan lender to the effect that all material building and operating licenses and permits necessary for the use and occupancy of the Penn Traffic Substitute Property as an industrial property including, but not limited to, current certificates of occupancy, have been obtained and are in full force and effect.

(y) In the event the Penn Traffic Release Property is subject to a Management Agreement along with one or more additional Properties, Lender shall have received a certified copy of an amendment to the Management Agreement reflecting the deletion of the Penn Traffic Release Property and the addition of the Penn Traffic Substitute Property as a property managed pursuant thereto and Manager shall have executed and delivered to Lender an amendment to the Assignment of Management Agreement reflecting such amendment to the Management Agreement. In the event that the Penn Traffic Release Property is subject to a Management Agreement relating only to such Penn Traffic Release Property, Lender shall have received a fully executed copy of a new Management Agreement for the Penn Traffic Substitute Property on substantially the same terms as the Management Agreement for the Penn Traffic Release Property and the Manager thereunder shall have executed and delivered to Lender an Assignment of Management Agreement with respect to such new Management Agreement on substantially the same terms as used in connection with the Penn Traffic Release Property or such other terms as would be reasonably acceptable to a prudent institutional mortgage loan lender.

(z) Lender shall have received such other approvals, opinions, documents and information in connection with the substitution as reasonably requested by the Rating Agencies if the Loan is part of a Securitization, or Lender if the Loan is not part of a Securitization.

(aa) Lender shall have received copies of all material contracts and agreements relating to the leasing and operation of the Penn Traffic Substitute Property (other than the Management Agreement), each of which shall be in a form and substance which would be reasonably satisfactory to a prudent institutional mortgage loan lender together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is, to the best of Borrower’s knowledge, a true and correct copy of such contract or agreement and all amendments thereto.

(bb) Lender shall have received certified copies of all material consents, licenses and approvals, if any, required in connection with the substitution of a Penn Traffic Substitute Property, and evidence that such consents, licenses and approvals are in full force and effect.

(cc) Lender shall have received satisfactory (i.e., showing no Liens other than Permitted Encumbrances) UCC searches, together with tax lien, judgment and litigation searches with respect to the Penn Traffic Substitute Property, Borrower and Guarantor, in the State where the Penn Traffic Substitute Property is located and the jurisdictions where each such Person has its principal place of business.

(dd) If Borrower owns a leasehold estate in the Penn Traffic Substitute Property, Lender shall have received, (i) a certified copy of the Ground Lease for the Penn Traffic Substitute Property, together with all amendments and modifications thereto and a recorded memorandum thereof, which Ground Lease would be reasonably satisfactory in all respects to a prudent institutional mortgage loan lender and which contains customary leasehold mortgagee provisions and protections, and which shall provide, among other things, (A) for a remaining term of no less than 20 years from the Maturity Date, (B) that the Ground Lease shall not be terminated until Lender has received notice of a default thereunder and has had a reasonable opportunity to cure or complete foreclosure, and fails to do so in a diligent manner, (C) for a new lease on the same terms to Lender as tenant if the Ground Lease is terminated for any reason, (D) the non-merger of fee and leasehold interests, and (E) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of this Agreement, and (ii) a ground lease estoppel executed by the fee owner and ground lessor of the Penn Traffic Substitute Property, reasonably acceptable to a prudent institutional mortgage loan lender.

(ee) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such substitution, a release of Lien (and related Loan Documents) for the Penn Traffic Release Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Penn Traffic Release Property is located and shall contain standard provisions, if any, protecting the rights of the releasing lender.

(ff) Borrower shall have delivered to Lender a fully executed amendment to the Penn Traffic Lease memorializing the release of the Penn Traffic Release Property and the substitution of the Penn Traffic Substitute Property therefor, which amendment shall be reasonably satisfactory to Lender in all respects.

(gg) Borrower shall deliver an Officers Certificate certifying that the requirements set forth in this Section 2.7 have been satisfied.

(hh) Upon the satisfaction of the foregoing conditions precedent, Lender will release its Lien from the Penn Traffic Release Property and the Penn Traffic Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement and the Penn Traffic Substitute Allocated Loan Amount with respect to such Penn Traffic Substitute Property shall be deemed to be the Allocated Loan Amount with respect to such Penn Traffic Substitute Property for all purposes hereunder.

III.	CASH MANAGEMENT

Section 3.1 Establishment of Accounts.

(a) Borrower shall, simultaneously herewith, (i) establish, and hereby covenants to maintain, an account (the “Property Account”) with Property Account Bank into which Borrower shall deposit, or cause to be deposited, all Gross Income from Operations and forfeited Security Deposits, and (ii) execute an agreement with Lender and the Property Account Bank providing for the control of the Property Account by Lender substantially in the form of Exhibit B attached herewith (the “Property Account Agreement”).

(b) Borrower and Lender shall, simultaneously herewith, execute an agreement with the Lockbox Bank providing for (i) upon the occurrence of a Triggering Event, the establishment of accounts with the Lockbox Bank (the “Lockbox Account”) into which Borrower shall deposit or cause to be deposited all sums or deposits in the Property Account in accordance with Section 3.2 hereof and (ii) the control of the Lockbox Account by Lender and the establishment of the following Accounts (which may be book entry sub-accounts) into which amounts in the Property Account or Gross Income from Operations and forfeited Security Deposits, as applicable, shall be deposited or allocated during a Cash Management Period:

(i) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Tax Deposit (the “Tax Account”);

(ii) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Insurance Premium Deposit (the “Insurance Premium Account”);

(iii) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Debt Service Payment Amount (the “Debt Service Account”);

(iv) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Replacement Reserve Monthly Deposit (the “Replacement Reserve Account”);

(v) Intentionally deleted;

(vi) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Rollover Reserve Fund (the “Rollover Reserve Account”);

(vii) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Ground Rent Deposit (the “Ground Rent Account”);

(viii) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Mezzanine A Debt Service Payment Amount (the “Mezzanine A Loan Account”);

(ix) Intentionally deleted;

(x) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, amounts sufficient to pay Approved Expenses and Extraordinary Expenses (the “Borrower Expense Account”);

(xi) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, all Out-Parcel Prepayments, all Out-Parcel DSCR Satisfaction Prepayments, all Property Release Prepayments and all DSCR Satisfaction Prepayments (the “Property Release Account”); and

(xii) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Excess Cash (the “Excess Cash Reserve Account”).

(c) In the event Lender waives the requirement for Borrower to maintain the Property Account and the Lockbox Account, Lender hereby consents to the Mezzanine A Borrower establishing and maintaining a Property Account and Lockbox Account with Mezzanine A Lender that would operate as provided in this Article 3.

Section 3.2 Deposits into Lockbox Account.

(a) Borrower represents, warrants and covenants that (i) Borrower shall, or shall cause Manager to, immediately deposit all Gross Income from Operations and forfeited Security Deposits into the Property Account, (ii) Borrower shall send a notice, substantially in the form of Exhibit C, to all tenants now or hereafter occupying space at each Individual Property directing them to pay all Rents (including, without limitation, all Lease Termination Payments) and other sums due under the Lease to which they are a party into the Property Account, (iii) Borrower shall deposit, or shall cause the Counterparty to deposit, all sums paid under the Interest Rate Cap Agreement directly into the Lockbox Account or, if the Lockbox Account is not then required to be in effect, into such account as specified by Lender; (iv) other than the Accounts, there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Properties are deposited, and (v) neither Borrower nor any other Person shall open any other such account with respect to the deposit of income in connection with the Properties. Until deposited into the Property Account, any Gross Income from Operations from the Properties and forfeited Security Deposits held by Borrower shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower.

(b) Borrower, or Lender on behalf of Borrower, shall direct the Property Account Bank to transfer, on each Business Day, all funds on deposit in the Property Account to such account as shall be specified by Borrower in writing. Notwithstanding the foregoing, during a Cash Management Period, all funds in the Property Account shall be deposited into the Lockbox Account.

(c) Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 3.2 without Lender’s prior written consent.

Section 3.3 Account Name.

(a) The Accounts, other than the Property Account, shall each be entitled “National Industrial Portfolio Borrower, LLC, for the benefit of Citigroup Global Markets Realty Corp., together with its successors and assigns, as secured party” or entitled in such other fashion as Lender shall determine in its sole discretion. The Property Account shall be in the name of Borrower for the benefit of Lender.

(b) In the event Lender transfers or assigns the Loan in accordance with the terms hereof, (i) Borrower acknowledges that the Lockbox Bank, at Lender’s request, shall change the name of each Account maintained with the Lockbox Bank to the name of the transferee or assignee, and (ii) Borrower acknowledges that the Property Account Bank, at Lender’s request, shall change the name of the beneficiary of the Property Account to the name of the transferee or assignee. In the event Lender retains a servicer to service the Loan, Borrower acknowledges that the Property Account Bank and Lockbox Bank, at Lender’s request, shall permit servicer to be named, as an agent of Lender, to any Account to which Lender is named, whether directly or as a beneficiary.

Section 3.4 Eligible Accounts.

Borrower shall, and Borrower shall cause Property Account Bank and Lockbox Account Bank to, maintain each Account as an Eligible Account.

Section 3.5 Permitted Investments.

Sums on deposit in any Account other than the Property Account or Lockbox Account may be invested by Lender in Permitted Investments provided (i) such investments are then regularly offered by Lockbox Bank for accounts of this size, category and type, (ii) such investments are permitted by Applicable Law, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Lender to be required for payment of an obligation for which such Account was created, and (iv) no Event of Default shall have occurred and be continuing. Except as may be provided otherwise in Article 7 hereof, all income earned from Permitted Investments shall be the property of Borrower. Borrower hereby irrevocably authorizes and directs Lockbox Bank, to hold any income earned from Permitted Investments as part of the Accounts. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Accounts shall be permitted except as set forth in this Section 3.5. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds or of any funds deposited in the related Accounts.

Section 3.6 The Initial Deposits.

Lender shall determine, in its reasonable discretion, the initial deposit amounts (the “Initial Deposits”) required to be deposited in each of the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Rollover Reserve Fund and the Ground Lease Escrow Fund and Borrower shall deposit the respective Initial Deposits into each Account on the Closing Date.

Section 3.7 Transfer To and Disbursements from the Lockbox Account.

(a) During the existence of a Cash Management Period, Lockbox Bank shall withdraw all funds on deposit in the Lockbox Account on the date immediately preceding each Payment Date (and if such day is not a Business Day then the preceding day which is a Business Day).

(b) Lockbox Bank shall disburse the funds in the Lockbox Account in the following order of priority:

(i) First, funds sufficient to pay the Monthly Ground Rent Deposit, if any, shall be deposited in the Ground Rent Account;

(ii) Second, funds sufficient to pay the Monthly Tax Deposit shall be deposited in the Tax Account;

(iii) Third, funds sufficient to pay the Monthly Insurance Premium Deposit shall be deposited in the Insurance Premium Account;

(iv) Fourth, funds sufficient to pay the Monthly Debt Service Payment Amount shall be deposited into the Debt Service Account to be applied to the payment of accrued and unpaid interest computed at the Applicable Interest Rate;

(v) Fifth, funds sufficient to pay the Replacement Reserve Monthly Deposit shall be deposited in the Replacement Reserve Account;

(vi) Sixth, funds sufficient to pay the Rollover Reserve Monthly Deposit shall be deposited in the Rollover Reserve Account;

(vii) Seventh, funds sufficient to pay any interest accruing at the Default Rate, and late payment charges, if any, shall be deposited in the Debt Service Account;

(viii) Eighth, to the payment of Lockbox Bank for fees and expenses incurred in connection with this Agreement and the accounts established hereunder;

(ix) Ninth, provided no Event of Default then exists and until such time as the Mezzanine A Loan has been paid in full, funds sufficient to pay the Monthly Mezzanine A Debt Service Payment Amount together with any late payment charges or interest accruing pursuant to the Mezzanine A Loan Documents and any other sums then due under the Mezzanine A Loan as communicated to Lender in writing by Mezzanine A Lender (including, without limitation, any Net Liquidation Proceeds After Debt Service), shall be deposited into the Mezzanine A Loan Account to be applied in accordance with the Mezzanine A Loan Agreement;

(x) Intentionally deleted; and

(xi) Eleventh, funds sufficient to pay all costs and expenses, calculated on a cash basis, required to be paid during such month by or on behalf of Borrower in connection with the ownership and operation of the Properties in accordance with the Approved Annual Budget (the “Approved Expenses”) shall be deposited in the Borrower Expense Account (provided deposits to the Borrower Expense Account shall not include amounts which have previously been paid pursuant to items (i) through (x) above);

(xii) Twelfth, funds sufficient to pay any Extraordinary Expenses for such month which have been reasonably approved by Lender (and that have not been previously paid pursuant to items (i) through (xi) above) shall be deposited in the Borrower Expense Account;

(xiii) Thirteenth, provided no Event of Default shall exist under the Loan Documents, all amounts remaining in the Lockbox Account after deposits for items (i) through (xii) for the current month and all prior months (the “Excess Cash”), (1) upon the occurrence and during the continuation of Mezzanine A Event of Default, shall be deposited (as an automatic distribution of such excess amounts by Borrower on behalf of its constituent members including Mezzanine A Borrower) into the Mezzanine A Loan Account to be applied in accordance with the Mezzanine A Loan Agreement and to pay all amounts then due and payable under the Mezzanine A Loan Document, or (2) at all other times, shall be deposited in the Excess Cash Reserve Account.

Section 3.8 Withdrawals From the Tax Account and the Insurance Premium Account.

Lender shall have withdraws funds from the Tax Account to pay Taxes on or before the date Taxes are due and payable in accordance with Section 7.2 hereof. Lender shall withdraw funds from the Insurance Premium Account to pay Insurance Premiums on or before the date

Insurance Premiums are due and payable in accordance with Section 7.2 hereof. Lockbox Bank shall disburse funds from the Tax Account and the Insurance Premium Account in accordance with Lender’s written request therefor on the Business Day following Lockbox Bank’s receipt of such written request.

Section 3.9 Withdrawals from the Replacement Reserve Account.

Lender shall disburse funds on deposit in the Replacement Reserve Account in accordance with the provisions of Section 7.3 hereof.

Section 3.10 Intentionally Deleted.

Section 3.11 Withdrawals from the Debt Service Account.

Lender shall have the right to withdraw funds from the Debt Service Account to pay the Monthly Debt Service Payment Amount on or after the date when due, together with any late payment charges or interest accruing at the Default Rate.

Section 3.12 Withdrawals from the Rollover Reserve Account.

Lender shall disburse funds on deposit in the Rollover Reserve Account in accordance with the provisions of Section 7.4 hereof.

Section 3.13 Withdrawals from the Mezzanine A Loan Account.

Lender shall withdraw funds from the Mezzanine A Loan Account to pay the Monthly Mezzanine A Debt Service Payment Amount by the date and time when due, together with any late payment charges or interest accruing pursuant to the Mezzanine A Loan Documents.

Section 3.14 Intentionally Deleted.

Section 3.15 Withdrawals from the Ground Rent Account.

Lender shall have the right to withdraw funds from the Ground Rent Account in accordance with Section 7.6 hereof.

Section 3.16 Withdrawals from the Borrower Expense Account.

Provided that no Event of Default has occurred and is continuing, Lender shall disburse funds from the Borrower Expense Account to Borrower promptly (but in any event not more than five (5) Business Days) following receipt of Borrower’s written request for the payment of Approved Expenses and/or Extraordinary Expenses. Any such disbursements for the payment of Approved Expenses shall be in accordance with the Approved Annual Budget. Any such disbursements for the payment of Extraordinary Expenses shall be in accordance with Borrower’s request for such disbursement, which request (a) shall be accompanied by a reasonably detailed explanation of the Extraordinary Expenses for which such disbursement is requested, and (b) shall have been reasonably approved by Lender.

Section 3.17 Withdrawals from the Property Release Account.

Lender shall disburse funds on deposit in the Property Release Account in accordance with the provisions of Section 7.7 hereof.

Section 3.18 Withdrawals from the Excess Cash Reserve Account.

Lender shall disburse funds on deposit in the Excess Cash Reserve Account in accordance with the provisions of Section 7.5 hereof.

Section 3.19 Sole Dominion and Control.

Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including Property Account Bank and Lockbox Bank, subject to the terms hereof; and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein.

Section 3.20 Security Interest.

Borrower hereby grants to Lender a first priority security interest in each of the Accounts and the Account Collateral as additional security for the Debt.

Section 3.21 Rights on Default.

Notwithstanding anything to the contrary in this Article 3, during the continuance of an Event of Default, Lender shall promptly notify Property Account Bank and Lockbox Bank in writing of such Event of Default and, without notice from Property Account Bank, Lockbox Bank or Lender, (a) Borrower shall have no further right in respect of (including, without limitation, the right to instruct Lockbox Bank or Property Account Bank to transfer from) the Accounts, (b) Lender may direct Lockbox Account to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lockbox Bank, as agent for Lender, or Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (c) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instruments, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instruments, Lender may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

Section 3.22 Financing Statement; Further Assurances.

Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lockbox Bank or Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

Section 3.23 Borrower’s Obligation Not Affected.

The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 3.24 Payments Received Under this Agreement.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Fund, Ground Lease Escrow Fund, Required Repair Fund, Replacement Escrow Fund, Rollover Reserve Fund, and any other payment reserves established pursuant to this Agreement or any other Loan Document shall (provided Lender is not prohibited from withdrawing or applying any funds in the Accounts by Applicable Law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in the Lockbox Account established pursuant to this Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 3.25 Interest Rate Cap Agreement Payments.

Notwithstanding anything to the contrary contained herein, with respect to any payments deposited in the Lockbox Account or received by Lender for any calendar month attributable to the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement (the “Total Monthly Cap Payments”), Lender shall deposit in the Mezzanine A Loan Account or if the Lockbox Account is not then required to be in effect, into such account as specified by Mezzanine A Lender, a portion of the Total Monthly Cap Payments in an amount equal to the product obtained by multiplying the amount of the Total Monthly Cap Payments by a fraction, the numerator of which is the outstanding principal balance of the Mezzanine A Loan and the denominator of which is the sum of the outstanding principal balance of the Loan and the Mezzanine A Loan. In no event shall the allocable portion of the Total Monthly Cap Payments due to Mezzanine A Lender for such month exceed an amount equal to the product obtained by multiplying the amount of the Total Monthly Cap Payments by a fraction, the numerator of which is the outstanding principal balance of the Mezzanine A Loan and the denominator of which is the sum of the outstanding principal balance of the Loan and the Mezzanine A Loan.

Section 3.26 Lender Reliance.

Lender shall have no duty to confirm, inquire or determine whether a Mezzanine A Event of Default has occurred. Lender may rely on any notice it believes in good faith to be genuine and given by Mezzanine A Lender.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations.

Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization.

Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Properties, its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Properties and to transact the businesses in which it is now engaged. Attached hereto as Schedule 4.1.1 is an organizational chart of Borrower.

4.1.2 Proceedings.

Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of the Properties or any of Borrower’s other assets, or any license or other approval required to operate the Properties, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Agency required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents have been obtained and is in full force and effect.

4.1.4 Litigation.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or affecting or, to the best of Borrower’s knowledge, threatened against Borrower or any Individual Property, which actions, suits or proceedings, if determined against Borrower or any Individual Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower or the condition or ownership of any Individual Property.

4.1.5 Agreements.

Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any of the Properties is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower is a party or by which Borrower or any Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of such Property and (b) obligations under the Loan Documents.

4.1.6 Solvency.

Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.7 Full and Accurate Disclosure.

No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, or might materially and adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.8 No Plan Assets.

Borrower is not, a Plan and none of the assets of Borrower constitute or will constitute “Plan Assets” of one or more Plans. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to State statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.9 Compliance.

Borrower and the Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all building and zoning ordinances and codes and, except as disclosed in the Environmental Reports, all Environmental Laws. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to the best of Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.10 Financial Information.

All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and, to the best of Borrower’s knowledge after due inquiry, the Properties (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and, to the best of Borrower’s knowledge after due inquiry, the Properties, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP or on a federal income tax basis throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on any Individual Property or the operation thereof as an industrial property except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.11 Condemnation.

No Condemnation or other similar proceeding has been commenced or, to the best of Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.12 Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.13 Utilities and Public Access.

Each Individual Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting each Individual Property (which are connected so as to serve each Individual Property without passing over other property) or in recorded easements serving each Individual Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of each Individual Property for their current respective purposes have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities.

4.1.14 Not a Foreign Person.

Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.15 Separate Lots.

Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.16 Assessments.

There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor, to the best of Borrower’s knowledge, are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.17 Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.18 No Prior Assignment.

There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.19 Insurance.

Borrower has obtained and has delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.20 Use of Property.

Each Individual Property is used exclusively for industrial purposes and other appurtenant and related uses.

4.1.21 Certificate of Occupancy; Licenses.

To the best of Borrower’s knowledge after due inquiry, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property by Borrower as an industrial property (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Borrower shall keep and maintain all Licenses necessary for the operation of each Individual Property as an industrial property. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.

4.1.22 Flood Zone.

None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1(a)(vii) is in full force and effect with respect to each such Individual Property.

4.1.23 Physical Condition.

Except as previously disclosed to Lender in writing prior to the date hereof, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects consistent with comparable properties of type, quality and size in the same market segment in the area in which the respective Individual Property is located; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Each Individual Property is free from damage covered by fire or other casualty. All liquid and solid waste disposal, septic and sewer systems located on each Individual Property are in a good and safe condition and repair and in compliance with all Legal Requirements.

4.1.24 Boundaries.

Except as otherwise shown on the Surveys, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the Improvements.

4.1.25 Leases.

(a) The Properties are not subject to any Leases other than the Leases described in Schedule 4.1.25(A) attached hereto and made a part hereof. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as otherwise set forth on Schedule 4.1.25(B) hereof, the current Leases are in full force and effect and, there are no defaults by Borrower or, to the best of Borrower’s knowledge, any tenant under any Lease, and to the best of Borrower’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under any Lease. No Rent has been paid more than one (1) month in advance of its due date. There are no offsets or defenses to the payment of any portion of the Rents. Except as otherwise set forth on Schedule 4.1.25(B) hereof, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as described on Schedule 4.1.25, no tenant under any Lease has sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under sublease, nor does anyone except such tenant and its employees occupy such leased premises. Except as otherwise set forth on Schedule 4.1.25(B) hereof, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as otherwise set forth on Schedule 4.1.25(B) hereof, no tenant under any Lease has any right or option for additional space in the Improvements. Except as set forth in the

Environmental Reports, no Hazardous Materials have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any Hazardous Materials, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Individual Property or each tenant’s respective business at such Individual Property as set forth in their respective Leases, (B) held by a tenant for sale to the public in its ordinary course of business, or (C) fully disclosed to and approved by Lender in writing pursuant to the Environmental Reports.

(b) Lender shall have all of the rights against lessees of each Individual Property located in the State of New York set forth in Section 291-1 of the Real Property Law of New York.

4.1.26 Survey.

To the best of Borrower’s knowledge, the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.27 Loan to Value.

The maximum principal amount of the Loan does not exceed one hundred twenty-five percent (125%) of the aggregate fair market value of the Properties.

4.1.28 Filing and Recording Taxes.

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid.

4.1.29 Intentionally Deleted.

4.1.30 Management Agreement.

The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.31 Illegal Activity.

No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at any Individual Property.

4.1.32 No Change in Facts or Circumstances; Disclosure.

All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any information described in this Section 4.1.32 or any representation or warranty made herein to be materially misleading.

4.1.33 Investment Company Act.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.34 Principal Place of Business; State of Organization.

Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and its organizational identification number is 4389658.

4.1.35 Single Purpose Entity.

Borrower covenants and agrees that its organizational documents shall provide that it has not, and shall not, and that the organizational documents of its general partner(s), if Borrower is a partnership, or its managing member(s), if Borrower is a limited liability company with multiple members (in each case, “Principal”) shall provide that it has not and shall not:

(a) with respect to Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Properties, and entering into the Loan, and activities incidental thereto and with respect to Principal, engage in any business or activity other than the ownership of its interest in Borrower, and activities incidental thereto;

(b) with respect to Borrower, acquire or own any material assets other than (i) the Properties, and (ii) such incidental Personal Property as may be necessary for the operation of the Individual Property or Properties, as the case may be and with respect to Principal, acquire or own any material asset other than its interest in Borrower;

(c) merge into or consolidate with any person or entity or, to the fullest extent permitted by Applicable Law, dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)(i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the State where the Property or Properties is located, if applicable, or (ii) without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower’s Partnership Agreement, Articles of Organization or similar organizational documents, as the case may be, or of Principal’s Certificate of Incorporation, Articles of Organization or similar organizational documents, as the case may be, whichever is applicable;

(e) other than Principal’s ownership interest in Borrower own any subsidiary or make any investment in, any Person without the prior written consent of Lender;

(f) commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person or entity, participate in a cash management system with any other entity or Person or fail to use its own separate stationery, telephone number, invoices and checks;

(g) with respect to Borrower, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt, except for trade payables in the ordinary course of its business of owning and operating the Individual Property or Properties as applicable, provided that such debt (i) is not evidenced by a note, (ii) is paid within sixty (60) days of the date incurred, (iii) does not exceed, in the aggregate, two percent (2%) of the outstanding principal balance of the Note and (iv) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances and with respect to Principal, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligations);

(h) become insolvent and fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, however, the foregoing shall not require Borrower’s members to make any additional capital contributions to Borrower;

(i)(i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals and Affiliates of Borrower or of Principal, as the case may be, the Affiliates of a member, general partner or principal of Borrower or of Principal, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements;

(j) enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor, or any member, general partner, principal or Affiliate thereof (other than a business management services agreement with an Affiliate of Borrower, provided that (i) such agreement is acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Borrower and (iii) the agreement meets the standards set forth in this subsection (j) following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor or any member, general partner, principal or Affiliate thereof;

(k) to the fullest extent permitted by Applicable Law, seek the dissolution or winding up in whole, or in part, of Borrower or of Principal, as the case may be;

(l) fail to correct any known misunderstandings regarding the separate identity of Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof or any other Person;

(m) guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person;

(n) make any loans or advances to any third party, including any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, principal or Affiliate of Borrower or Principal, as the case may be, or any member, general partner, or Affiliate thereof;

(o) fail to file its own tax returns or be included on the tax returns of any other Person except as required by Applicable Law;

(p) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Borrower or of Principal, as the case may be, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower or Principal, as the case may be, is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof);

(q) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require Borrower’s members to make any additional capital contributions to Borrower;

(r) share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Borrower or of Principal, as the case may be, (ii) any Affiliate of a general partner, principal or member of Borrower or of Principal, as the case may be, or (iii) any other Person;

(s) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(t) pledge its assets for the benefit of any other Person, and with respect to Borrower, other than with respect to the Loan;

(u) fail to maintain a sufficient number of employees in light of its contemplated business operations;

(v) fail to provide in its (i) Articles of Organization, Certificate of Formation and/or Operating Agreement, as applicable, if it is a limited liability company, (ii) Limited Partnership Agreement, if it is a limited partnership or (iii) Certificate of Incorporation, if it is a corporation, that for so long as the Loan is outstanding pursuant to the Note, this Agreement and the other Loan Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of each Independent Manager and of all other general partners/managing members/directors;

(w) fail to hold its assets in its own name;

(x) if Borrower or Principal is a corporation, fail to consider the interests of its creditors in connection with all corporate actions to the extent permitted by Applicable Law;

(y) have any of its obligations guaranteed by an Affiliate except the Guarantor in connection with the Loan;

(z) violate or cause to be violated the assumptions made with respect to Borrower and Principal in the Insolvency Opinion;

(aa) with respect to Principal, or Borrower, if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.35(cc) below, fail at any time to have at least two independent managers or directors (each an “Independent Manager”) that are not and have not been for at least five (5) years: (a) a stockholder, director, manager, officer, employee, partner, member, attorney or counsel of Borrower or of Principal or any Affiliate of either of them (other than in their capacity as Independent Managers); (b) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director as compensation for such director to serve as an Independent Manager) from its activities with Borrower, Principal or any Affiliate of either of them (a “Business Party”); (c) a person or other entity controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party; or

(bb) with respect to Principal, or Borrower, if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.35(cc) below, permit its board of directors to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of the board without the vote of each Independent Manager.

(cc) In the event Borrower is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under this Section 4.1.35, the limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Manager of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower without dissolution and (B) Special Member may not resign from Borrower or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Manager. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager, to vote on such matters required by the LLC Agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.

(dd) Upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (A) to continue Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.

4.1.36 Business Purposes.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

4.1.37 Taxes.

Borrower has filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

4.1.38 Forfeiture.

Neither Borrower nor, to the best of Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use any of the Properties has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against any of the Properties or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.39 Environmental Representations and Warranties.

Borrower represents and warrants, to the best of Borrower’s knowledge, except as disclosed in the written reports resulting from the environmental site assessments of the Properties delivered to and approved by Lender prior to the Closing Date and described in Schedule 4.1.39 attached hereto and made a part hereof (the “Environmental Reports”) that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any of the Properties, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Individual Property or each tenant’s respective business at such Individual Property as set forth in their respective Leases, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority in, on, under or from any of the Properties; (c) there is no threat of any Release of Hazardous Materials migrating to any of the Properties; (d) there is no past or present non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with any of the Properties except as described in the Environmental Reports; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials in, on, under or from any of the Properties; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from any of the Properties known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from any of the Properties and/or to the environmental condition of the Properties.

4.1.40 Taxpayer Identification Number.

Borrower’s United States taxpayer identification number is 26-0567880.

4.1.41 OFAC.

Borrower represents and warrants that neither Borrower, Guarantor or any of their respective Affiliates is a Prohibited Person, and Borrower, Guarantor and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.1.42 Ground Lease Representations.

(a)(i) Each Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under any Ground Lease by Borrower, or, to the best of Borrower’s knowledge, landlord thereunder, and, to the best of Borrower’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default under such Ground Lease, (iii) all rents, additional rents and other sums due and payable under each Ground Lease have been paid in full, (iv) neither Borrower nor the landlord under each Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease, (v) no Fee Owner, as debtor in possession or by a trustee for such Fee Owner, has given any notice of, and Borrower has not consented to, any attempt to transfer the related Fee Estate free and clear of such Ground Lease under section 363(f) of the Bankruptcy Code, and (vi) to the best of Borrower’s knowledge, no Fee Owner under any Ground Lease is subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and no Fee Estate with respect to any Ground Lease is an asset in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding.

(b) The Ground Leases or a memorandum thereof have been duly recorded, the Ground Leases permits the interest of the lessee thereunder to be encumbered by the applicable Security Instrument, and, except as disclosed to Lender in writing prior to the date hereof, there has not been any change in the terms of the Ground Leases since their recordation;

(c) Except as indicated in the related Title Insurance Policy, Borrower’s interest in the Ground Leases are not subject to any Liens superior to, or of equal priority with, the applicable Security Instrument;

(d) Borrower’s interest in the Ground Leases are assignable upon notice to, but without the consent of, the lessor thereunder and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, such lessor;

(e) The Ground Leases require the lessor thereunder to give notice of any default by Borrower to Lender and the Ground Leases further provide that notice of termination given under the Ground Leases are not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the applicable Ground Lease;

(f) Lender is permitted to cure any default under the Ground Leases pursuant to the terms thereof, which is curable after the receipt of notice of any default before the lessor thereunder may terminate such Ground Lease;

(g) Each Ground Lease has a term (including extension options) which extends not less than twenty (20) years beyond the Maturity Date;

(h) The Ground Leases require the lessor to enter into a new lease upon termination of the applicable Ground Lease in the event of a rejection of such Ground Lease in a bankruptcy proceeding; and

(i) The Ground Leases do not impose restrictions on subletting.

4.1.43 Deposit Accounts.

(a) This Agreement and the Property Account Agreements create valid and continuing security interests (as defined in the UCC) in the Property Account and the Lockbox Account in favor of Lender, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrower;

(b) Borrower and Lender agree that the Property Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Property Account and (iii) except as otherwise expressly permitted pursuant to the terms of the Loan Agreement, such that neither Borrower nor Manager shall have any right of withdrawal from the Property Account and no Account Collateral shall be released to Borrower or Manager from the Property

Account. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Property Account with a financial institution that has executed an agreement substantially in the form of the Property Account Agreement or in such other form reasonably acceptable to Lender.

(c) Borrower and Lender agree that each Account other than the Property Account is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over each such Account other than the Property Account, (iii) such that neither Borrower nor Manager shall have any right of withdrawal from such Accounts and, except as provided herein, no Account Collateral shall be released to Borrower from such Accounts, (iv) in such a manner that the Lockbox Bank shall agree to treat all property credited to each Account other than the Property Account as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to such Accounts shall be registered in the name of Lockbox Bank, indorsed to Lockbox Bank or in blank or credited to another securities account maintained in the name of Lockbox Bank and in no case will any financial asset credited to any such Accounts be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Lockbox Bank or in blank);

(d) Borrower owns and has good and marketable title to the Property Account free and clear of any Lien or claim of any Person;

(e) Borrower has delivered to Lender fully executed agreements pursuant to which the banks maintaining the Property Account and the Lockbox Account have agreed to comply with all instructions originated by Lender directing disposition of the funds in such accounts without further consent by Borrower;

(f) Other than the security interest granted to Lender pursuant to this Agreement and the Property Account Agreements, Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed any of the Property Account, or the Lockbox Account; and

(g) The Property Account and the Lockbox Account are not in the name of any Person other than Borrower or Lender. Borrower has not consented to the bank maintaining the Property Account to comply with instructions of any Person other than Lender.

4.1.44 Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal, and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any

Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Principal, or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal, or Guarantor, as applicable, with the result that the investment in Borrower, Principal, or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal, or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal, or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Section 4.2 Survival of Representations.

All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1 Affirmative Covenants.

From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Security Instruments encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements.

(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, in all material respects, with all Legal Requirements applicable to it and the Properties. There shall never be committed by Borrower, and Borrower shall use its best efforts to prohibit any other Person in occupancy of or involved with the operation or use of the Properties from committing, any act or omission affording the federal government or any State or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, and Borrower shall use its best efforts to not permit or suffer to exist, any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instruments. Borrower shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall operate any Individual Property that is the subject of any O&M Program in accordance with the terms and provisions thereof in all material respects.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or any Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges.

Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable. Borrower shall furnish to Lender receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may apply such security or part thereof held by Lender at any time when, in the reasonable judgment of Lender, the validity or applicability of such Taxes or Other Charges are established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Security Instrument being primed by any related Lien.

5.1.3 Litigation.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which could reasonably be expected to have a materially adversely affect on Borrower’s condition (financial or otherwise) or business or any Individual Property.

5.1.4 Access to Properties.

Subject to the rights of tenants under their Leases, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default.

Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Award and Insurance Benefits.

Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Award or Insurance Proceeds.

5.1.8 Further Assurances.

Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the authorization of Lender to execute and/or the execution by Borrower of UCC financing statements; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.9 Mortgage and Intangible Taxes.

Borrower shall pay all State, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Security Instruments and/or upon the execution and delivery of the Note.

5.1.10 Financial Reporting.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall reasonably request. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements audited by an Approved Accountant in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties for such Fiscal Year and containing statements of profit and loss for Borrower and the Properties and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certificate executed by a Responsible Officer or other appropriate officer of Borrower or Principal, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Properties being reported upon and has been prepared in accordance with GAAP, (iii) an unqualified opinion of an Approved Accountant, and (iv) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements, (v) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, and (vi) a schedule audited by such Approved Accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes an Event of Default or, to the best of Borrower’s knowledge, a Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each Monthly Reporting Period the following items, accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower or Principal, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties (subject to normal year-end adjustments): (i) a rent roll for the subject Monthly Reporting Period accompanied by an Officer’s Certificate with respect thereto; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each Monthly Reporting Period, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Rollover Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such Monthly Reporting Period, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a calculation reflecting the Debt Service Coverage Ratio for such Monthly Reporting Period accompanied by an Officer’s Certificate with respect thereto; and (iv) a Net Cash Flow Schedule. In addition, such certificate shall also be accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower or Principal of Borrower stating that the representations and warranties of Borrower set forth in Section 4.1.35 are true and correct as of the date of such certificate and that there are no undisputed trade payables outstanding for more than sixty (60) days.

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget for each Individual Property not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender, and shall be subject to Lender’s written approval (each such Annual Budget after it has been approved in writing by Lender shall be hereinafter referred to as an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(e) Borrower shall furnish to Lender, within ten (10) Business Days after request such further detailed information with respect to the operation of the Properties and the financial affairs of Borrower as may be reasonably requested by Lender, including, without limitation, an annual operating budget for each Individual Property.

(f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

(g) Borrower agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in all or any portion of the Loan or any Securities (collectively, the “Investor”) or any Rating Agency rating such participations and/or Securities and each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor and the Properties, whether furnished by Borrower, any Guarantor, or otherwise, as Lender reasonably determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under any Applicable Laws to prohibit such disclosure, including, but not limited, to any right of privacy.

(h) If requested by Lender, Borrower shall provide Lender, promptly upon request or within the time periods set forth in this subsection (h), with the following financial statements if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan together with any Affiliated Loans at the time of Securitization may equal or exceed 20% of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization:

(i) A balance sheet with respect to the Property for the two most recent fiscal years, meeting the requirements of Section 210.3-01 of Regulation S-X of the Securities Act and statements of income and statements of cash flows with respect to the Property for the three most recent fiscal years, meeting the requirements of Section 210.3-02 of Regulation S-X, and, for any interim period between the last audited balance sheet and the date of the most recent interim financial statements are included, interim financial statements of the Property meeting the requirements of Section 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the “Standard Statements”); provided, however, that with respect to a Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) that has been acquired by Borrower from an unaffiliated third party (such Property, “Acquired Property”), as to which the other conditions set forth in Section 210.3-14 of Regulation S-X for provision of financial statements in accordance with such Section have been met, in lieu of the Standard Statements otherwise required by this section, Borrower shall instead provide the financial statements required by such Section 210.3-14 of Regulation S-X (“Acquired Property Statements”).

(ii) Not later than 30 days after the end of each fiscal quarter following the date hereof, a balance sheet of the Property as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for the period commencing following the last day of the most recent fiscal year and ending on the date of such balance sheet and for the corresponding period of the most recent fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent fiscal year Acquired Property Statements were permitted to be provided hereunder pursuant to subsection (i) above, Borrower shall instead provide Acquired Property Statements for such corresponding period).

(iii) Not later than 75 days after the end of each fiscal year following the date hereof, a balance sheet of the Property as of the end of such fiscal year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for such fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X.

(iv) Within ten business days after notice from the Lender in connection with the Securitization of this Loan, such additional financial statements, such that, as of the date (each an “Offering Document Date”) of each Disclosure Document, Borrower shall have provided Lender with all financial statements as described in subsection (h)(i) above; provided that the fiscal year and interim periods for which such financial statements shall be provided shall be determined as of such Offering Document Date.

(i) If requested by Lender, Borrower shall provide Lender, promptly upon request (but in no event later than the time periods set forth in Section 5.1.10(h) hereof), with “selected financial data” regarding the net operating income for the Borrower and the Properties for the most recent fiscal year and interim period (or such longer period as may be required by Regulation S-K if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB) meeting the requirements and covering the time periods specified in Section 301 of Regulation S-K and Item 1112 of Regulation AB of the Securities Act if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan and any Affiliated Loans at the time of Securitization may equal or exceed 10% (but is less than 20%) of the aggregate principal amount of all mortgage loans expected to be included in a Securitization.

(j) All financial statements provided by Borrower hereunder pursuant to Section 5.1.10(h) and (i) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and other applicable legal requirements. All financial statements referred to in Subsections 5.1.10(h)(i) and 5.1.10(h)(iii) above shall be audited by independent Approved Accountants of Borrower reasonably acceptable to Lender in accordance with Regulation S-K or Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent Approved Accountants thereon, which report shall meet the requirements of Regulation S-K or of Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent Approved Accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent Approved Accountants and the reference to such independent Approved Accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial statements (audited or unaudited) provided by Borrower under this Section 5.1.10 shall be certified by the chief financial officer or administrative member of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.10(j).

(k) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(l) In the event Lender reasonably determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-K or Regulation S-X, as applicable, Regulation AB or other legal requirements are other than as provided herein, then notwithstanding the provisions of Sections 5.1.10(h), (i) and (j) hereof, Lender may request, and Borrower shall promptly provide, such combination of Acquired Property Statement and/or Standard Statements or such other financial statements as Lender determines to be necessary or appropriate for such compliance.

(m) The term “Affiliated Loans” shall mean a loan made by Lender to a parent, subsidiary or such other entity affiliated with Borrower, any Guarantor and any other loan that is cross-collateralized with the Loan.

(n) If reasonably requested by Lender, Borrower shall provide Lender, promptly upon request, a list of tenants (including all affiliates of such tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent. In addition, if reasonably requested by Lender, Borrower shall use commercially reasonable efforts to provide Lender, promptly upon request, with financial information regarding any of the tenants identified in the list prepared pursuant to the preceding sentence in form and substance sufficient to satisfy the requirements of Item 1112 of Regulation AB.

(o) Without limiting any other rights available to Lender under this Loan Agreement or any of the other Loan Documents, in the event Borrower shall fail to timely furnish Lender any financial document or statement in accordance with this Section 5.1.10, Borrower shall promptly pay to Lender a non-refundable charge in the amount of $2,500 for each such failure. The payment of such amount shall not be construed to relieve Borrower of any Event of Default hereunder arising from such failure.

5.1.11 Business and Operations.

Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of the Properties.

5.1.12 Costs of Enforcement.

In the event (a) that any Security Instrument encumbering any Individual Property is foreclosed in whole or in part or that any such Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Security Instrument encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.13 Estoppel Statement.

(a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender, upon Lender’s reasonable request, tenant estoppel certificates from each commercial tenant leasing space at the Properties in form and substance reasonably satisfactory to Lender. Notwithstanding the foregoing, Lender shall not request tenant estoppel certificates more than one (1) time during each calendar year unless such request is made (i) in connection with a Securitization or (ii) during the continuance of an Event of Default.

(c) Borrower shall use commercially reasonable efforts to, promptly upon request of Lender, deliver an estoppel certificate from Ground Lessor stating that (i) the Ground Lease is in full force and effect and has not been modified, amended or assigned, (ii) neither Ground Lessor nor Borrower is in default under any of the terms, covenants or provisions of the Ground Lease and the Ground Lessor know of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Ground Lease, (iii) neither the Ground Lessor nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Ground Lease and (iv) all sums due and payable to Ground Lessor under the Ground Lease have been paid in full.

5.1.14 Loan Proceeds.

Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.15 Performance by Borrower.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.16 Confirmation of Representations.

Borrower shall deliver, if reasonably requested by Lender in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Principal as of the date of the closing of such Securitization.

5.1.17 Leasing Matters.

(a) With respect to any Individual Property, Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) does not have a material adverse effect on the value or quality of the applicable Individual Property, (iv) is subject and subordinate to the related Security Instrument and the lessee thereunder agrees to attorn to Lender, (v) is written on the standard form of lease approved by Lender with such modifications thereto which are commercially reasonable given the then current market conditions with respect to the relevant Individual Property and which do not adversely affect Borrower’s interests under the Lease or the value of the relevant Individual Property, (vi) is not a Major Lease and (vii) after giving effect to such Lease, the Debt Service Coverage Ratio shall be equal to or greater than 1.05 to 1.0. All proposed Leases which do not satisfy the requirements set forth in this Section 5.1.17(a) shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. At Lender’s request, Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this Subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section.

(b) Borrower (i) shall observe and perform all the obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of any of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default or other material matters which Borrower shall send or receive with respect to the Leases; (iii) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed (except for termination of a Major Lease which shall require Lender’s prior written approval); (iv) shall not collect any of the Rents more than one (1) month in advance (except Security Deposits shall not be deemed Rents collected in advance); (v) shall, immediately upon receipt, deposit all Lease Termination Payments into the Rollover Reserve Fund, (vi) shall not execute any other assignment of the lessor’s interest in any of the Leases or the Rents; and (vii) shall not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Borrower may, without the consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that (i) such Lease is not a Major Lease, (ii) such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a material adverse effect on the value of the applicable Individual Property taken as a whole, (iii) such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any lease subordination agreement binding upon Lender with respect to such Lease and (iv) after giving effect to such action, the Debt Service Coverage Ratio shall be equal to or greater than 1.05 to 1.0. A termination of a Lease (other than a Major Lease) with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a material adverse effect on the value of the applicable Individual Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Subsection shall be subject to the prior written approval of Lender and its counsel, at Borrower’s expense. At Lender’s request, Borrower shall promptly deliver to Lender copies of all Leases, amendments, modifications and waivers which are entered into pursuant to this Section 5.1.17(c) together with Borrower’s certification that it has satisfied all of the conditions of this Section 5.1.17(c).

(d) Notwithstanding anything contained herein to the contrary, with respect to any Individual Property, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Major Lease or any instrument guaranteeing or providing credit support for any Major Lease.

(e) Lender shall hold any and all monies representing security deposits under the Leases (the “Security Deposits”) received by Lender, in accordance with the terms of the respective Lease, and shall only release the Security Deposits in order to return a tenant’s Security Deposit to such tenant if such tenant is entitled to the return of the Security Deposit under the terms of the Lease.

(f) Notwithstanding the provisions of this Section 5.1.17 to the contrary, to the extent that Lender’s prior written approval is required pursuant to the terms of this Section 5.1.17, such request for approval shall be deemed approved if (i) Lender shall have failed to either (x) notify Borrower of its approval or disapproval or (y) request additional information reasonably required by Lender in order to reach a decision with respect to such request within ten (10) Business Days (the “Approval Period”) following Lender’s receipt of Borrower’s written request together with any and all information and documentation relating thereto reasonably requested by Lender to reach a decision and provided, the request to Lender is marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF

RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”, (ii) Borrower shall have delivered to Lender a written notice of Lender’s failure to respond to Borrower’s request within the Approval Period (the “Failure to Respond Notice”), and (iii) Lender shall have failed to notify Borrower of its approval or disapproval within five (5) Business Days following Lender’s receipt of the Failure to Respond Notice (such five (5) Business Day period, the “Second Notice Period”); provided, however, that if such request is of such nature that it cannot reasonably be approved within such Second Notice Period and Lender is diligently pursuing such approval, Lender shall have such additional time as is reasonably necessary to complete such approval upon notice to Borrower of the need for such additional time within the Second Notice Period. Borrower shall be required to provide Lender with such material information and documentation as may be reasonably requested by Lender, in its reasonable discretion, including without limitation, lease comparables and other market information as reasonably required by Lender.

5.1.18 Management Agreement.

(a) The Improvements on the Properties are operated under the terms and conditions of the Management Agreement. In no event shall the management fees under the Management Agreement exceed three percent (3%) of the gross income derived from the Property. Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement, on the part of Borrower to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice by Manager to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Borrower shall not surrender the Management Agreement, consent to the assignment by the Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement, or modify, change, supplement, alter or amend the Management Agreement, in any respect, either orally or in writing without the Lender’s prior written consent, which consent shall not be unreasonably, withheld, conditioned or delayed. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement, or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement, in any respect, and any such surrender of the Management Agreement, or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement, without the prior consent of Lender shall be void and of no force and effect. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the applicable Individual Property at any time and from time to time for the purpose of taking any such action. If the Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall not, and shall not permit the Manager to, sub-contract any or all of its management responsibilities under the Management Agreement to a third-party without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall, from time to time, use commercially reasonable efforts to obtain from the Manager such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested by Lender. Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the lien of the Security Instruments and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor.

(b) Without limitation of the foregoing, Borrower, upon the request of Lender, shall terminate the Management Agreement and replace the Manager, without penalty or fee, if at any time during the Loan: (a) the Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (b) there exists an Event of Default, or (c) there exists a material uncured default (after the expiration of all applicable notice and cure periods) by Manager under the Management Agreement. At such time as the Manager may be removed, a Qualified Manager shall assume management of the applicable Individual Property pursuant to a Replacement Management Agreement.

5.1.19 Environmental Covenants.

(a) Borrower covenants and agrees that so long as the Loan is outstanding (i) all uses and operations on or of the Properties, whether by Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from any of the Properties; (iii) there shall be no Hazardous Materials in, on, or under any of the Properties, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate the applicable Individual Property or (2) fully disclosed to and approved by Lender in writing; (iv) Borrower shall keep the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with any of the Properties, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that an Individual Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (A) reasonably effectuate remediation of any Hazardous Materials in, on, under or from any Individual Property as required by any Environmental Law; and (B) comply with any Environmental Law; (viii) Borrower shall use its best efforts to not allow any tenant or other user of any of the Properties to violate any Environmental Law; and (ix) Borrower shall immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards any of the Properties; (B) any non-compliance with any Environmental Laws related in any way to any of the Properties; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to any of the Properties; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials.

(b) Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Individual Property at all reasonable times, subject to the rights of tenants under their Leases and upon reasonable advance notice, to assess any and all aspects of the environmental condition of any Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide access to Lender and any such Person or entity designated by Lender.

5.1.20 Alterations.

Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld except with respect to alterations that could reasonably be expected to have a material adverse effect on Borrower’s financial condition, the value of the related Individual Property or the Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the related Individual Property or the Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed in accordance with the terms hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (c) alterations performed in connection with the Restoration of the related Individual Property in accordance with the terms and provisions of this Agreement. If the total unpaid amounts with respect to alterations to the Improvements at the related Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the Alteration Threshold for such Individual Property (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any Securitization, or (D) a completion bond or letter of credit issued by a financial institution having a rating by S&P of not less than A-1+ if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and applied from time to time at the option of Lender to pay for such alterations or to terminate any of the alterations and restore the related Individual Property to the extent necessary to prevent any material adverse effect on the value of the related Individual Property.

5.1.21 Westfield Purchase Option and Devens Repurchase Agreement.

Borrower shall not amend, modify or waive any provisions of the Westfield Purchase Option or the Devens Repurchase Agreement, in each case, without obtaining the prior written consent of Lender.

5.1.22 Intentionally Deleted.

5.1.23 Intentionally Deleted.

5.1.24 The Ground Lease.

With respect to each Ground Lease,

(a) Borrower shall (i) pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of each Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of each Ground Lease on the part of Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any notice by the Fee Owner under the applicable Ground Lease to Borrower of any default by Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the Fee Owner under the applicable Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Borrower in connection with such bankruptcy, reorganization or insolvency within five (5) Business Days after receipt. Borrower shall not, without the prior consent of Lender, (x) surrender the leasehold estate created by the applicable Ground Lease or terminate or cancel any Ground Lease or modify, change, supplement, alter or amend any Ground Lease, either orally or in writing, or (y) consent to, acquiesce in, or fail to object to, any attempt by any Fee Owner, as debtor in possession or by a trustee for such Fee Owner, to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise. Borrower shall object to any such attempt by such Fee Owner, as debtor in possession or by a trustee for such Fee Owner, to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise, and in such event shall affirmatively assert and pursue its right to adequate protection under section 363(e) of the Bankruptcy Code. Borrower hereby assigns to Lender all of its rights under Section 363 of the Bankruptcy Code to consent or object to any sale or transfer of such Fee Estate free and clear of the Ground Lease, and grants to Lender the right to object to any such sale or transfer on behalf of Borrower, and Borrower shall not contest any pleadings, motions documents or other actions filed or taken on Lender’s or Borrower’s behalf by Lender in the event that any Fee Owner, as debtor in possession or by a trustee for such Fee Owner, attempts to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise.

(b) If Borrower shall default in the performance or observance of any term, covenant or condition of any Ground Lease on the part of Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Ground Lease shall be kept unimpaired and free from default. If the landlord under the applicable Ground Lease shall deliver to Lender a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of each Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(c) Notwithstanding anything contained in any Ground Lease to the contrary, Borrower shall not further sublet any portion of the related Individual Property (other than as permitted pursuant to Section 5.1.17 hereof) without prior written consent of Lender. Each sublease hereafter made shall provide that, (a) in the event of the termination of the Ground Lease, the sublease shall not terminate or be terminable by the lessee thereunder; (b) in the event of any action for the foreclosure of the Security Instrument with respect to the related Individual Property, the sublease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (c) in the event that the Ground Lease is terminated as aforesaid, the lessee under the sublease shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the related Individual Property on such foreclosure, as the case may be. In the event that any portion of such Individual Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the Individual Property.

5.1.25 Intentionally Deleted.

5.1.26 OFAC.

At all times throughout the term of the Loan, Borrower, Guarantor, and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

5.1.27 O&M Program.

With respect to each Individual Property listed on Schedule 5.1.27 hereof, Borrower covenants and agrees to implement within sixty (60) days of the Closing Date and thereafter follow the terms and conditions of the O&M Program for each applicable Property during the term of the Loan, including any extension or renewal thereof. Lender’s requirement that Borrower comply with the O&M Program shall not be deemed to constitute a waiver or modification of any of Borrower’s covenants and agreements with respect to Hazardous Materials or Environmental Laws.

Section 5.2 Negative Covenants.

From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Security Instruments encumbering the Properties in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Liens.

Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.2 Dissolution.

Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (d) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate the certificate of incorporation, bylaws or similar organizational documents of the Principal, in each case, without obtaining the prior written consent of Lender.

5.2.3 Change In Business.

Borrower shall not enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Properties (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

5.2.4 Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.5 Zoning.

Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

5.2.6 No Joint Assessment.

Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.

5.2.7 Name, Identity, Structure, or Principal Place of Business.

Borrower shall not change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice. Borrower shall not change its corporate, partnership or other structure, or the place of its organization as set forth in Section 4.1.34, without, in each case, the consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Properties as a result of such change of principal place of business or place of organization.

5.2.8 ERISA.

(a) During the term of the Loan or of any obligation or right hereunder, Borrower shall not be a Plan and none of the assets of Borrower shall constitute Plan Assets.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, and represents and covenants that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).

5.2.9 Affiliate Transactions.

Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower, Principal or any of the partners of Borrower or Principal except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.2.10 Transfers.

(a) Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.17 hereof or a release of an Individual Property in accordance with the provisions of Section 2.5 hereof, without (i) the prior written consent of Lender and (ii) if a Securitization has occurred, delivery to Lender of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or the proposed rating of any Securities.

(b) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell one or more Individual Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.18 hereof.

(c) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents (but subject to the provisions of Sections 5.2.10(a), (e) and (b) hereof), the following transfers shall not be deemed to be a Transfer:

(i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party or a Restricted Party itself;

(ii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party other than Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal or Mezzanine A Pledgor; provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer;

(iii) the pledge of any interest in Borrower, Principal, Mezzanine A Borrower or Mezzanine A Principal in connection with the Mezzanine A Loan and the exercise of any rights or remedies Mezzanine A Lender may have under the Mezzanine A Loan Documents in accordance with and subject to the terms of the Intercreditor Agreement, as applicable;

(iv) intentionally deleted;

(v) the transfer of all or any portion of the direct or indirect interests in JV LLC; provided, however, that as a condition to each such transfer, (A) Lender shall receive not less than thirty (30) days’ prior written notice of such proposed transfer, (B) Michael Hackman, Jonathan Epstein and/or KBS Real Estate shall, directly or indirectly, retain and maintain control over the day-to-day management and operations of the Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor and JV LLC following such transfer, (C) if, as a result of such transfer, control over the day-to-day management and operations of the Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor and JV LLC is transferred from Michael Hackman and/or Jonathan Epstein to KBS Real Estate, KBS Real Estate shall have satisfied the terms and provision of Section 5.2.10(e) hereof, and (D) a Qualified Manager shall continue to manage the Properties following such transfer; and

(vi) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party other than Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal and Mezzanine A Pledgor; provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer.

(d) Notwithstanding anything to the contrary contained in this Section 5.2.10, except in connection with any transfers pursuant to clauses (iii) or (iv) of Section 5.2.10 hereof, at all times during the term of the Loan either (A) (I) Michael Hackman and/or Jonathan Epstein shall, directly or indirectly, retain and maintain control over the day-to-day management and operations of Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor and JV LLC, (II) Michael Hackman, William Manley and/or Jonathan Epstein shall hold, individually or collectively, at least a three percent (3%) direct or indirect, as applicable, equity interest in each of Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor, JV LLC and New Leaf Industrial and (III) New Leaf Industrial shall hold, at least a seventeen percent (17%) direct or indirect, as applicable, equity interest in each of Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor and JV LLC, or (B) (I) KBS Real Estate shall, directly or indirectly, retain and maintain control over the day-to-day management and operations of Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor and JV LLC and (II) KBS Real Estate shall hold, at least a fifty-one percent (51%) direct or indirect, as applicable, equity interest in each of Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor and JV LLC.

(e) In the event that the control over the day-to-day management and operations of Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor and JV LLC is directly or indirectly transferred from Michael

Hackman and/or Jonathan Epstein to KBS Real Estate, KBS Real Estate or an entity that is directly or indirectly wholly owned by KBS Real Estate (a “KBS Subsidiary”) shall, within five (5) Business Days of such transfer, (i) assume all the obligations of Michael D. Hackman, Jonathan Epstein, William Manley, Calare Properties, Inc., a Delaware corporation, and Hackman Capital Partners, LLC, a Delaware limited liability company, under the Environmental Indemnity and the Guaranty with respect to all acts and events occurring or arising after such transfer, in a manner reasonably satisfactory to Lender, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender and (ii) deliver to Lender, (x) financial statements or other information reasonably required by Lender with respect to KBS Real Estate or the KBS Subsidiary, as applicable, and (y) such legal opinions as Lender may reasonably require in connection with such assumption. Upon compliance with the provisions of this Section 5.2.10(e) and provided that (A) KBS Real Estate or the KBS Subsidiary, as applicable, has a net worth of at least $50,000,000 (excluding the value of any direct or indirect interest in the Properties), as reasonably determined by Lender and (B) no Event of Default has occurred and is continuing, Lender shall release Michael D. Hackman, Jonathan Epstein, William Manley, Calare Properties, Inc., a Delaware corporation, and Hackman Capital Partners, LLC, a Delaware limited liability company, from their respective obligations under the Guaranty and the Environmental Indemnity with respect to all acts and events occurring or arising after the control over the day-to-day management and operations of Borrower, Principal, Mezzanine A Borrower, Mezzanine A Principal, Mezzanine A Pledgor and JV LLC is directly or indirectly transferred from Michael Hackman and/or Jonathan Epstein to KBS Real Estate.

(f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.210. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 5.2.10, (a) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person, (b) in the event of any transfer (whether or not such transfer shall constitute a Transfer), results in any Person and its Affiliates owning in excess of ten percent (10%) of the ownership interest in a Restricted Party Borrower shall provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number, and (c) in the event any transfer (whether or not such transfer shall constitute a Transfer) results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Borrower shall, prior to such transfer, deliver an updated Insolvency Opinion to Lender, which opinion shall be in form, scope and substance reasonably acceptable in all respects to Lender and the Rating Agencies.

VI.	INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1 Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, Policies for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk insurance, including the peril of wind (named storms) on the Improvements and the Personal Property, in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $50,000 (other than with respect to (x) wind storm, flood and earthquake coverage, which deductible will not exceed 5% of the total insured value per location and per loss, (y) any insurance coverage relating to an Individual Property that is provided by Home Depot U.S.A. Inc., a Delaware corporation, pursuant to and in accordance with its lease of space at such Individual Property, which deductible will not exceed $5,000,000 for any one loss and (z) any insurance coverage relating to an Individual Property that is provided by The Penn Traffic Corporation, a Delaware corporation, pursuant to and in accordance with its lease of space at such Individual Property, which deductible will not exceed $250,000 for any one loss); and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of each Individual Property shall at any time constitute legal non-conforming structures or uses. The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) blanket contractual liability for all written and oral contracts;

(iii) business interruption/loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i); (C) in an amount equal to 100% of the projected gross income from each Individual Property (on an actual loss sustained basis) for a twelve (12) month period commencing at the time of loss; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from each Individual Property and (y) the highest gross income received during the term of the Note for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twelve (12) month period and (D) containing a post repair completion extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of one (1) month from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; All insurance proceeds payable to Lender pursuant to this Section 6.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance.

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 6.1(c)(ii); and (B) the insurance provided for in Section 6.1(a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i), (3) shall include permission to occupy each Individual Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the State in which each Individual Property is located, and employer’s liability insurance with a limit of at least $500,000.00 per accident and per disease per employee, and $500,000.00 for disease aggregate in respect of any work or operations on or about each Individual Property, or in connection with such Individual Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under Section 6.1(a)(i);

(vii) if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Act Policies with respect to an Individual Property, is not less than the Allocated Loan Amount for such Individual Property;

(viii) earthquake, and, if required by Lender, sinkhole and mine subsidence insurance in amounts equal to two times (2x) the probable maximum loss of each Individual Property as determined by Lender in its reasonable discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Section 6.1(a)(viii) hereof shall be on terms consistent with the all risk insurance policy required under Section 6.1(a)(i) hereof;

(ix) umbrella liability insurance in an amount not less than $25,000,000 per occurrence and $25,000,000 in the aggregate on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(ii) hereof; and

(x) such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each Individual Property located in or around the region in which the each Individual Property is located.

(b) All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the State in which each Individual Property is located and approved by Lender. The insurance companies must have a claims paying ability/financial strength rating of “A+” (or its equivalent) or better by Fitch and “A+/XII” or better by A.M. Best or at least “A” or better by S&P (each such insurer shall be referred to below as a “Qualified Insurer”). No Policy shall contain an exclusion from coverage under such Policy for loss or damage incurred as a result of an act of terrorism (including bio-terrorism) or similar acts of sabotage. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 6.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c) Borrower shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 6.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains separate insurance or an umbrella or a blanket policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Section 6.1(a). Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Individual Property in compliance with the provisions of Section 6.1(a). Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 6.1.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(v), shall name Lender and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 6.1(a) hereof shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least 30 days’ written notice to Lender and any other party named therein as an insured;

(iii) each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a duly authorized officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(g) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instruments and shall bear interest at the Default Rate.

(h) In the event of a foreclosure of any of the Security Instruments, or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2 Casualty.

If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Notwithstanding the foregoing, Borrower shall be obligated to repair and restore the Property only to the extent Lender disburses Insurance Proceeds to Borrower for the Restoration; provided, however, (A) if such Insurance Proceeds are not sufficient to cover the costs of the Restoration, Borrower shall be obligated to complete the Restoration and (B) regardless of whether Lender has made the Insurance Proceeds available for Restoration, Borrower shall promptly commence and diligently prosecute the removal and disposal of any debris, refuse or hazards resulting from the Casualty and insure that the Property is in a safe condition. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 6.3 Condemnation.

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note (without duplication of any such interest previously paid by Borrower in accordance with the terms of this Agreement). If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall, promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4. Notwithstanding the foregoing, Borrower shall be obligated to commence and diligently prosecute the Restoration in accordance with this Section 6.3 only to the extent Lender disburses Condemnation Proceeds to Borrower for the Restoration; provided, however, (A) if such Condemnation Proceeds are not sufficient to cover the costs of the Restoration, Borrower shall be obligated to complete the Restoration and (B) regardless of whether Lender has made the Condemnation Proceeds available for Restoration, Borrower shall promptly commence and diligently prosecute the removal and disposal of any debris, refuse or hazards resulting from the Condemnation and insure that the Property is in a safe condition. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration.

The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than the Alteration Threshold for such Individual Property and the costs of completing the Restoration shall be less than the Alteration Threshold for such Individual Property, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Alteration Threshold for such Individual Property or the costs of completing the Restoration is equal to or greater than the Alteration Threshold for such Individual Property Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (vii) and (viii) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions is met:

(A) no Default or Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C) Leases demising in the aggregate a percentage amount equal to or greater than seventy percent (70%) of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all tenants under Major Leases shall continue to operate their respective space at such Individual Property after the completion of the Restoration;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) six (6) months after the occurrence of such Casualty or Condemnation, or (3) the earliest date required for such completion under the terms of any Leases which are required in accordance with the provisions of this Section 6.4(b) to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (4) such time as may be required under Applicable Law, in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or Condemnation or (5) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(G) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Applicable Laws;

(H) Lender shall be satisfied that the Debt Service Coverage Ratio after the completion of the Restoration shall be equal to or greater than 1.05 to 1.0;

(I) such Casualty or Condemnation, as applicable, does not result in the total loss of access to the Individual Property or the related Improvements;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender;

(K) the Net Proceeds together with any Cash or Cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration; and

(L) the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the applicable Individual Property or any portion thereof for business with the public.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration, the cost of which is greater than $250,000.00, shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), such acceptance not to be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration the cost of which is greater than $500,000.00, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the related Individual Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the related Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instruments shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

(d) The provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire shall not apply to this Agreement. In the event of any conflict, inconsistency or ambiguity between the provisions of Section 6.4 of this Agreement and the provisions of subsection 4 of Section 254 of the New York Real Property Law covering the insurance of buildings against loss by fire, the provisions of Section 6.4 of this Agreement shall control.

VII.	RESERVE FUNDS

Section 7.1 Required Repair Funds.

7.1.1 Deposits.

On the Closing Date, Borrower shall deposit with Lender the amount for each Individual Property set forth on such Schedule 7.1 hereto to perform the Required Repairs for such Individual Property. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.8 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund.” Borrower shall perform the repairs at the Properties, as more particularly set forth on Schedule 7.1 hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule 7.1, subject to Force Majeure Delays. It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs at each Individual Property by the required deadline for each repair as set forth on Schedule 7.1 (subject to subject to Force Majeure Delays), or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof. Upon the occurrence of an Event of Default, Lender, at its option, may withdraw all Required Repair Funds and Lender may apply such funds either to completion of the Required Repairs at one or more of the Properties or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

7.1.2 Release of Required Repair Funds.

Lender shall disburse to Borrower Required Repair Funds from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and, to the best of Borrower’s knowledge, in accordance with all Legal Requirements and Environmental Laws, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property with respect to the reimbursement to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option (in its reasonable discretion), a title search for such Individual Property indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be funded by the requested disbursement have been completed and are paid for upon such disbursement to Borrower. Lender shall not be required to make disbursements of Required Repair Funds with respect to any Individual Property unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount of the Required Repair Funds is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made). Lender shall not be obligated to make disbursements of the Required Repair Funds with respect to an Individual Property in excess of the amount allocated for such Individual Property as set forth on Schedule 7.1 hereof; provided, however, if any Required Repair has been completed and paid for in full and there remains any undisbursed Required Repair Funds that have been allocated to such Required Repair, then Lender, at Borrower’s request, shall make such undisbursed Required Repair Funds available to

Borrower for the payment of other Required Repairs in accordance with the terms and conditions of this Section 7.1.2. Upon the earlier of (1) Borrower’s completion of all Required Repairs to the satisfaction of Lender (provided Borrower has supplied Lender with evidence satisfactory to Lender of payment of all Required Repairs applicable to such Individual Property and, if requested by Lender, waivers of liens and/or, in the case of Required Repairs greater than $100,000.00, a title search of the Property), (2) payment in full by Borrower of all sums evidenced by the Note and secured by the Security Instruments and release by Lender of the lien of the Security Instruments, or (3) release of such Individual Property in accordance with the provisions of Section 2.5 hereof, Lender shall disburse to Borrower all remaining Required Repair Funds allocated to such Individual Property as set forth on Schedule 7.1 hereof.

Section 7.2 Tax and Insurance Escrow Fund.

(a) Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes (the “Monthly Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates; and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Properties shall not constitute an approved blanket or umbrella Policy pursuant to Section 6.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Section 6.1(c) hereof, one-twelfth of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). In the event Lender shall elect to collect payments in escrow for Insurance Premiums pursuant to clause (b) above, Borrower shall pay to Lender an initial deposit to be determined by Lender, in its sole discretion, to increase the amounts in the Tax and Insurance Escrow Fund to an amount which, together with anticipated Monthly Insurance Premium Deposits, shall be sufficient to pay all Insurance Premiums as they become due. The Tax and Insurance Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note and this Agreement, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.1.2 and 6.1, respectively, hereof. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 5.1.2 and 6.1, respectively, hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. In the event an Individual Property is released from the Lien of its related Security Instrument in accordance with Section 2.5 hereof, (a) any Tax and Insurance Escrow Funds allocated for such Individual Property shall be returned to Borrower and (b) the Monthly Tax Deposit and the Monthly Insurance Premium Deposit, as applicable, shall be reduced by the monthly deposit allocated for such Individual Property.

(b) Notwithstanding the provisions of Section 7.2(a) hereof, Borrower shall not be required to make deposits into the Tax and Insurance Escrow Fund with respect to any Taxes or Insurance Premiums to the extent the payment of such Taxes or Insurance Premiums are the direct obligation of a tenant of an Individual Property pursuant to the terms of its Lease (each such tenant, a “T/I Tenant”), provided that (i) no default (beyond any applicable notice and grace period) on the part of such T/I Tenant exists under its Lease, (ii) no Event of Default has occurred and is continuing and (iii) Borrower provides evidence of payment of all such Taxes and Insurance Premiums in the manner and within the time periods set forth in this Agreement. In the event that any T/I Tenant fails to (i) pay any Taxes prior to the date the same shall become delinquent or (ii) pay any Insurance Premiums at least thirty (30) days prior to the expiration date of the Policies for which such Insurance Premiums are due, Borrower shall pay such Taxes and/or Insurance Premiums, as applicable, within ten (10) Business Days of the date Borrower receives any written or oral notice or other communication from any source whatsoever with respect to such failure.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund.

Borrower shall deposit with Lender on each Payment Date $94,928.00 (the “Replacement Reserve Monthly Deposit”) for replacements and repairs required to be made to the Properties during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund”. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and, following such reassessment, may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Properties. In the event an Individual Property is released from the Lien of its related Security Instrument in accordance with Section 2.5 hereof, (a) any amount held in the Replacement Reserve Fund and allocated for such Individual Property shall be returned to Borrower and (b) the Replacement Reserve Monthly Deposit shall be reduced by the monthly deposit allocated for such Individual Property as set forth on Schedule 7.3.1 hereof. Notwithstanding the foregoing, Borrower shall not be required to make the Replacement Reserve Monthly Deposit for so long as (i) the amount of the Unadvanced Mezzanine A Loan Funds that are available for the payment of Replacements pursuant to the terms of the Mezzanine A Loan Agreement (the “Available Replacement Advances”) is equal to or greater than $1,600,000.00, (ii) the Available Replacement Advances are available to Mezzanine A Borrower on an unrestricted basis other than any restrictions limiting the use of the Available Replacement Advances to the payment of Replacements and (iii) no Mezzanine A Event of Default shall have occurred and be continuing.

7.3.2 Disbursements from Replacement Reserve Fund.

(a) Lender shall make disbursements from the Replacement Reserve Fund to reimburse Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Fund to reimburse Borrower for the costs of routine maintenance to an Individual Property or for costs which are to be reimbursed from the Required Repair Fund. Lender shall not be obligated to make disbursements from the Replacement Reserve Fund with respect to Replacements in excess of the amount allocated for Replacements on the then current Approved Annual Budget.

(b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Fund necessary to reimburse Borrower for the actual approved costs and Replacements upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e)) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Fund if a Default or an Event of Default exists.

(c) Each request for disbursement from the Replacement Reserve Fund shall be in a form specified or approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed) and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which the disbursement is requested. With each request Borrower shall certify that, to the best of Borrower’s knowledge, all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which the Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e), each request for disbursement from the Replacement Reserve Fund shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion satisfactory to Lender in its reasonable judgment.

(d) Borrower shall pay all invoices in connection with the Replacements with respect to each request for disbursement prior to submitting such request for disbursement from the Replacement Reserve Fund or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Fund. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of Applicable Law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract (and if such contract is for work the cost of which exceeds $25,000.00 and Lender has approved in writing in advance such contract), a request for reimbursement from the Replacement Reserve Fund may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in such Individual Property, (C) all other conditions in this Section 7.3 for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Fund are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f) Borrower shall not make a request for disbursement from the Replacement Reserve Fund more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.

7.3.3 Performance of Replacements.

(a) Borrower shall make Replacements when required in order to keep each Individual Property in condition and repair consistent with comparable properties of type, quality and size in the same market segment in the area in which the respective Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating. Borrower shall complete or cause to be completed all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements costing, in the aggregate, in excess of $100,000 with respect to each Individual Property, such approval not to be unreasonably withheld, conditioned or delayed. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c) In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and, during the existence of an Event of Default, to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d) In order to facilitate Lender’s completion or making of the Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto any applicable Individual Property and perform any and all work and labor necessary to complete or make the Replacements and/or employ watchmen to protect such Individual Properties from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instruments. For this purpose, Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement Reserve Fund for the purpose of making or completing the Replacements; (ii) to make such additions, changes and corrections to the Replacements as shall be necessary or desirable to complete the Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of the Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto each Individual Property during normal business hours and upon reasonable prior notice (subject to the rights of tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g) Lender may require an inspection of an Individual Property prior to making a monthly disbursement from the Replacement Reserve Fund, with respect to each Individual Property, in order to verify completion of any Replacements for which reimbursement is sought and the cost of which, individually or in the aggregate with all other Replacements for which reimbursement is sought, exceeds $100,000. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Fund. Borrower shall pay the reasonable out-of-pocket costs and expenses of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens.

(i) Before each disbursement from the Replacement Reserve Fund with respect to each Individual Property, Lender may (in its reasonable discretion) require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s Liens or other Liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Security Instrument and that title to such Individual Property is free and clear of all Liens (other than the Lien of the related Security Instrument and other Permitted Encumbrances).

(j) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender

7.3.4 Failure to Make Replacements.

(a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Sections 7.3.3(c) and 7.3.3(d), or for any other repair or replacement to any Individual Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5 Balance in the Replacement Reserve Fund.

The insufficiency of any balance in the Replacement Reserve Fund shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4 Rollover Reserve.

7.4.1 Deposits to Rollover Reserve Fund.

Borrower shall pay to Lender on each Payment Date the sum of $237,320.00 (the “Rollover Reserve Deposit”), which amounts, together with all Lease Termination Payments shall be deposited with Lender and held by Lender for tenant improvement and leasing commission obligations incurred following the Closing Date. Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund”. In the event an Individual Property is released from the Lien of its related Security Instrument in accordance with Section 2.5 hereof, the Rollover Reserve Deposit shall be reduced by the monthly deposit allocated for such Individual Property as set forth on Schedule 7.4.1 hereof Notwithstanding the foregoing, Borrower shall not be required to make the Rollover Reserve Deposit for so long as (i) the amount of the Unadvanced Mezzanine A Loan Funds that are available for the payment of tenant improvement and leasing commissions pursuant to the terms of the Mezzanine A Loan Agreement (the “Available Rollover Advances”) is equal to or greater than $2,400,000.00, (ii) the Available Rollover Advances are available to Mezzanine A Borrower on an unrestricted basis other than any restrictions limiting the use of the Available Rollover Advances to the payment of tenant improvements and leasing commissions and (iii) no Mezzanine A Event of Default shall have occurred and be continuing.

7.4.2 Withdrawal of Rollover Reserve Funds.

Lender shall make disbursements from the Rollover Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be approved by Lender in its reasonable discretion. Lender shall make disbursements as requested by Borrower on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the applicable Individual Property prior to making a quarterly disbursement in order to verify completion of improvements for which reimbursement is sought. Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such inspection. All earnings or interest on the Rollover Reserve Fund shall be and become part of such Rollover Reserve Fund and shall be disbursed as provided in this Section 7.4.

Section 7.5 Excess Cash Reserve Fund.

Provided no Event of Default has occurred and is continuing, sums from the Excess Cash Reserve Account shall be deposited with Lender. Amounts so deposited shall be referred to as the “Excess Cash Reserve Fund”. All amounts on deposit in the Excess Cash Reserve Fund shall be disbursed to Borrower upon the earlier to occur of (a) payment in full of the Debt or (b) the discontinuation of a Cash Management Period.

Section 7.6 Ground Lease Escrow Fund.

On the Closing Date, Borrower shall deposit with Lender $187,916.67 for the purpose of paying all rent and any and all other charges (the “Ground Rent”) which may be due by Borrower under the Ground Lease. In addition, Borrower shall pay to Lender, together with the Monthly Debt Service Payment Amount, $93,958.34 (the “Monthly Ground Rent Deposit”). All amounts deposited with Lender pursuant to this Section 7.6 are hereinafter called the “Ground Lease Escrow Fund”. The Monthly Ground Rent Deposit may be increased by Lender by such amount Lender deems is necessary in its reasonable discretion based on any increases in the Ground Rent due under the Ground Lease. Lender will apply the Ground Lease Escrow Fund to payments of Ground Rent required to be made by Borrower pursuant to Section 5.1.2 hereof and Lender shall make such payments directly to Fee Owner provided that Lender has been provided with Fee Owner’s payment address. If at any time Lender reasonably determines that the Ground Lease Escrow Fund is not or will not be sufficient to pay Ground Rent by the date due, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within five (5) days after notice from Lender to Borrower requesting payment thereof. In the event an Individual Property subject to a Ground Lease is released from the Lien of its related Security Instrument in accordance with Section 2.5 hereof, (a) any amount held in the Ground Lease Escrow Fund and allocated for such Individual Property shall be returned to Borrower and (b) the Monthly Ground Rent Deposit shall be reduced by the monthly deposit allocated for such Individual Property.

Section 7.7 Property Release Fund.

All Property Release Prepayments, DSCR Satisfaction Prepayments, Out-Parcel Prepayments and Out-Parcel DSCR Satisfaction Prepayments deposited with Lender as of any Payment Date shall be applied by Lender on such Payment Date toward the prepayment of the Loan in accordance with Section 2.3 hereof. Amounts so deposited shall be referred to as the “Property Release Fund”. In no event shall the application of the Property Release Fund by Lender pursuant to this Section 7.7 be deemed an exercise of any remedy Lender may have pursuant to the terms of this Agreement and the other Loan Documents or at law or in equity.

Section 7.8 Reserve Funds, Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and the related Accounts and any and all monies now or hereafter deposited in each Reserve Fund and related Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the related Accounts shall constitute additional security for the Debt.

(b) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d) The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that earnings or interest on the Tax and Insurance Escrow Fund, the Required Repair Fund, the Ground Lease Escrow Fund, the Excess Cash Reserve Fund and the Property Release Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender.

(e) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the related Accounts or the performance of the obligations for which the Reserve Funds or the related Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

VIII.    DEFAULTS

Section 8.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid on or before the date the same is due and payable;

(ii) if any of the Taxes or Other Charges are not paid on or before the date when the same shall become delinquent;

(iii) if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender on request;

(iv) if Borrower transfers or encumbers any portion of any of the Properties in violation of the provisions of Section 5.2.10 hereof or Article 7 of the Security Instruments;

(v) if any representation or warranty made by Borrower, Principal, or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower, Principal, Guarantor or any other Guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors, unless, in the case of any Guarantor, a Replacement Guarantor has been substituted for such Guarantor in accordance with the terms and provisions of Section 9.9 hereof;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Principal, Guarantor or any other Guarantor under any guarantee issued in connection with the Loan or if Borrower, Principal, Guarantor or such other Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Principal, Guarantor or such other Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Principal, Guarantor or such other Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Principal, Guarantor or such other Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days, unless, in the case of any Guarantor, any Replacement Guarantor has been substituted for such Guarantor in accordance with the terms and provisions of Section 9.9 hereof;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any of its respective negative covenants contained in Section 5.2;

(x) if Borrower violates or does not comply with any of the provisions of Section 5.1.17 hereof;

(xi) if a default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xii) if Borrower or Principal violates or does not comply with any of the provisions of Section 4.1.35 hereof;

(xiii) if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(xiv) if any federal tax Lien or state or local income tax Lien is filed against Borrower, Principal, any Guarantor, or any Individual Property and same is not discharged of record within thirty (30) days after same is filed, unless, in the case of any Guarantor, any Replacement Guarantor has been substituted for such Guarantor in accordance with the terms and provisions of Section 9.9 hereof;

(xv) (A) Borrower fails to timely provide Lender with the written certification and evidence referred to in Section 5.2.8 hereof, (B) Borrower is a Plan or its assets constitute Plan Assets; or (C) Borrower consummates a transaction which would cause the Security Instruments or Lender’s exercise of its rights under the Security Instruments, the Note, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a State statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA, the Code, a State statute or other similar law, unless Borrower shall successfully cure such violation (by rescinding such transaction or otherwise) within sixty (60) days after obtaining knowledge of such violation or such shorter cure period as may be prescribed under ERISA, the Code, such State statute or such other similar law, as applicable;

(xvi) if Borrower shall fail to deliver to Lender, within ten (10) days after request by Lender, the estoppel certificates required pursuant to the terms of Section 5.1.13(a) hereof;

(xvii) if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable grace periods, if any, unless, in the case of a default with respect to a Guarantor, a Replacement Guarantor has been substituted for such Guarantor in accordance with the terms and provisions of Section 9.9 hereof;

(xviii) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property whether it be superior or junior in lien to the related Security Instrument;

(xix) if (i) the Interest Rate Cap Agreement is terminated for any reason by Borrower or the Counterparty, or (ii) the Counterparty defaults in the performance of its monetary obligations under the Interest Rate Cap Agreement or (iii) any default occurs under Section 2.4(d) hereof;

(xx) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xxi) if Borrower shall fail to pay the Ground Rent or any additional rent or other charge mentioned in or made payable by any Ground Lease when said rent or other charge is due and payable;

(xxii) (A) if there shall occur any default by Borrower, as tenant under the Norwood Ground Lease, in the observance or performance of any term, covenant or condition of the Norwood Ground Lease on the part of Borrower to be observed or performed, (B) if there shall occur any default by Borrower, as tenant under any Ground Lease (other than the Norwood Ground Lease), in the observance or performance of any term, covenant or condition of such Ground Lease on the part of Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or (C) if the leasehold estate created by any Ground Lease shall be surrendered or if any Ground Lease shall cease to be in full force and effect or any Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of any Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(xxiii) if any of the assumptions contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, or in any other “non-consolidation” delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xxiv) if there shall be default under the Security Instruments or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or

(xxv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxiv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.

(b) Notwithstanding anything to the contrary contained herein, at any time during the term of the Loan, if a non-monetary Event of Default (i.e., an Event of Default not curable solely by the payment of money) shall have occurred and be continuing solely and exclusively with respect to an Individual Property, Borrower shall have the right to elect, by delivery of written notice to Lender, within five (5) Business Days of receipt of notice from Lender of such non-monetary Event of Default, to cure such non-monetary Event of Default by obtaining the release of such Individual Property from the Lien of the applicable Security Instrument and the other Loan Documents encumbering such Individual Property by payment to Lender of the Release Price for such Individual Property and the other sums required under Section 2.5.1 hereof, including, without limitation, the applicable Prepayment Premium and Spread Maintenance Premium, and by otherwise satisfying the conditions set forth in Section 2.5.1 hereof, other than the requirement that such Individual Property be sold to a bona fide, independent third party pursuant to an arms length transaction, provided that (i) such release shall occur within thirty (30) days after the delivery to Lender of the written notice referenced above, and (ii) following such release, the provisions of Section 4.1.35 shall be true and correct in all respects. Lender shall have no right to exercise any rights or remedies with respect to such non-monetary Event of Default until the expiration of the thirty (30) day period referenced above. Upon the release of such Individual Property in accordance with the terms of this Section 8.1(b), such non-monetary Event of Default shall be deemed to have been cured by Borrower.

(c) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any Individual Property or any other Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the other Collateral and each Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Individual Property or Collateral, and Lender may seek satisfaction out of all of the Properties or any other Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default (but without limiting Lender’s rights under Section 9.1 hereof), Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, Security Instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

Section 8.3 Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX.	SPECIAL PROVISIONS

Section 9.1 Sale of Notes and Securitization

Lender may, at any time, sell, transfer or assign the Note, this Agreement, the Security Instruments and the other Loan Documents or any portion thereof, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”). At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization or the sale of the Note or the participations or Securities, including, without limitation, to:

(a) (i) provide such financial and other information with respect to the Properties, Borrower, Guarantor and the Manager, (ii) provide budgets relating to the Properties and (iii) to perform or permit or cause to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b) if required by the Rating Agencies, deliver (i) a revised Insolvency Opinion, (ii) revised opinions of counsel as to due execution and enforceability with respect to the Properties, Borrower, Guarantor Principal and their respective Affiliates and the Loan Documents, and (iii) revised organizational documents for Borrower, Guarantor and Principal (including, without limitation, such revisions as are necessary to comply with the provisions of Section 4.1.35 hereof), which counsel, opinions and organizational documents shall be satisfactory to Lender and the Rating Agencies;

(c) if required by the Rating Agencies, use best efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Properties, which estoppel letters, subordination agreements or other agreements shall be satisfactory to Lender and the Rating Agencies.

(d) execute such amendments to the Loan Documents and organizational documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section (e) and (f) below,) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other material economic term of the Loan.

(e) if Lender elects, in its sole discretion, prior to or upon a Securitization, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities, and maturities, Borrower agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the weighted average of such interest rates does not exceed the Applicable Interest Rate (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments pursuant to Section 2.3.2 or 2.3.3 hereof);

(f) execute modifications to the Loan Documents changing the interest rate and/or the amortization payments for the Loan and the Mezzanine A Loan, provided that the weighted average of the interest rate spreads for the Loan and the Mezzanine A Loan after such modification shall not exceed the weighted average of the interest rate spreads for the Loan and the Mezzanine A Loan immediately prior to such modification (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments pursuant to Section 2.3.2 or 2.3.3 hereof). Borrower shall also provide opinions and title insurance reasonably necessary to effectuate the same;

(g) make such representations and warranties as of the closing date of the Securitization with respect to the Properties, Borrower, Guarantor, and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(h) execute modifications to the Loan Documents changing the Allocated Loan Amounts for the Properties, provided that the Total Allocated Loan Amount after such modification shall not exceed the Total Allocated Loan Amount immediately prior to such modification; and

(i) supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulations S-X and AB of the federal securities law, if applicable.

All third party costs and expenses and out-of-pocket expenses incurred by Lender in connection with this Agreement and the Securitization shall be paid by Lender (except as otherwise expressly set forth herein). Solely for the purposes of this Section 9.1, Lender shall reimburse Borrower for all of its reasonable out-of-pocket costs and expenses (other than the fees and expenses of Borrower’s counsel and any title insurance premiums, costs and expenses incurred in connection with the issuance of the insurance policies and endorsements required to be delivered by Borrower pursuant to this Section 9.1) that Borrower incurs in connection with complying with a request made by Lender or any other Person acting on behalf of Lender under this Section 9.1 in connection with a Securitization. Notwithstanding the foregoing, the provisions of this paragraph shall in no way limit or affect any Borrower obligation to pay any costs expressly required to be paid by Borrower pursuant to any other Sections of this Agreement.

Section 9.2 Securitization Indemnification.

(a) Borrower understand that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to Investors or prospective Investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information reasonably necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower agrees to provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, or (iii) collateral and structured term sheets or similar materials, an indemnification certificate (A) certifying that Borrower has carefully examined the portions of such memorandum or prospectus or term sheets identified by Lender that relate to the Loan, the Properties, Borrower, Principal, any Affiliated Manager and Guarantor and that such sections do not contain any untrue statement of a material fact relating to the Loan, the Properties, Borrower, Principal, any Affiliated Manager and Guarantor or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Citigroup”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Citigroup Group”), and Citigroup, each of its directors and each Person who controls Citigroup within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Citigroup Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact relating to the Loan, the Properties, Borrower, Principal, any Affiliated Manager and Guarantor contained in such sections described in clause (A) above, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections relating to the Loan, the Properties, Borrower, Principal, any Affiliated Manager and Guarantor or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Citigroup Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender the Citigroup Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower or its Affiliates in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Properties. This indemnification will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.

(c) In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) Lender, the Citigroup Group and the Underwriter Group for Liabilities to which Lender, the Citigroup Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact relating to the Loan, the Properties, Borrower, Principal, any Affiliated Manager or Guarantor required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Citigroup Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Citigroup Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party to parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnifications provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Citigroup’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined solely by pro rata or per capita allocation.

(f) The liabilities and obligations of Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3 Servicer.

At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for payment of the monthly Servicing Fee due to the Servicer under the Servicing Agreement.

Section 9.4 Exculpation.

(a) Except as otherwise provided herein, in the Security Instruments or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement, the Note or the Security Instruments by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Security Instruments, the other Loan Documents, and the interest in the Properties, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Security Instruments and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note and the Security Instruments, agrees that it shall not, except as otherwise provided herein or in the Security Instruments, sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Security Instruments or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Security Instruments or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instruments; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, the Guaranty), master lease or similar instrument made in connection with this Agreement, the Note, the Security Instruments, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) impair the right of Lender to enforce the provisions of Section 10.2 of the Security Instruments or Sections 4.1.8, 4.1.28, 5.1.9 and 5.2.8 hereof; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to (A) preserve or enforce its rights and remedies against any Individual Property or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Security Instruments; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b) Notwithstanding the provisions of this Section 9.4 to the contrary, Borrower shall be personally liable to Lender for the Losses it incurs due to: (i) fraud or intentional misrepresentation in connection with the execution and the delivery of this Agreement, the Note, the Security Instrument, or the other Loan Documents; (ii) Borrower’s misapplication or misappropriation of Rents received by Borrower after the occurrence of a Default or Event of Default; (iii) Borrower’s misapplication or misappropriation of Security Deposits or Rents collected more than thirty (30) days in advance; (iv) Borrower’s misapplication or the misappropriation of Insurance Proceeds or Awards; (v) Borrower’s failure to pay Taxes, Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.2 hereof), charges for labor or materials or other charges that can create Liens on the Properties; (vi) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from any Properties by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value; (vii) any act of intentional waste or arson by Borrower, Principal, or any Affiliate thereof or by Guarantor; (viii) any fees or commissions paid by Borrower to Principal or any Affiliate of Borrower or Principal or Guarantor in violation of the terms of this Agreement, the Note, the Security Instruments or the other Loan Documents; (ix) Borrower impeding Lender’s exercise of its remedies after an Event of Default; (x) Borrower’s failure to comply with the provisions of Sections 4.1.39 and 5.1.19 of this Agreement; (xi) Borrower’s or Principal’s default under Section 4.1.35 hereof (excluding a default under clauses (h) or (q) to the extent that such default arises solely from insufficient cash flows from the Property); or (xii) the termination or cancellation of the Norwood Ground Lease for any reason or under any circumstances whatsoever.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect (i) in the event of Borrower’s default under Section 5.2.10 hereof or Article 7 of the Security Instruments, (ii) if any Individual Property or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding or (B) an involuntary bankruptcy or insolvency proceeding commenced by any Person (other than Lender) in which Borrower colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person, or (iii) if the first Monthly Debt Service Payment Amount is not paid when due.

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Security Instruments or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Security Instruments and the other Loan Documents.

Section 9.5 Intentionally Deleted.

Section 9.6 Reallocation of Loan Amounts.

Lender, without in any way limiting its other rights hereunder, in its sole and absolute discretion, shall have the right, at any time prior to a Securitization or a Syndication, to reallocate the amount of the Loan and the Mezzanine A Loan and/or adjust the interest rate rates thereon provided that (i) the aggregate principal amount of the Loan and the Mezzanine A Loan immediately following such reallocation shall equal the outstanding principal balance of the Loan and the Mezzanine A Loan immediately prior to such reallocation and (ii) the weighted average interest rate of the Note and the Mezzanine A Note immediately following such reallocation shall equal the weighted average interest rate which was applicable to the Note and the Mezzanine A Note immediately prior to such reallocation (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments pursuant to Section 2.3.2 or 2.3.3 hereof). Borrower shall cooperate with all reasonable requests of Lender in order to reallocate the amount of the Loan and the Mezzanine A Loan and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith, including, without limitation, amendments to the Loan Documents and the Mezzanine A Loan Documents, and endorsements to the Title Policy and the UCC insurance policies, all in form and substance reasonably satisfactory to Lender. Solely for the purposes of this Section 9.6, Lender shall reimburse Borrower for all of its reasonable out-of-pocket costs and expenses (other than the fees and expenses of Borrower’s counsel, any title insurance premiums or UCC insurance premiums costs and expenses incurred in connection with such restructuring and any additional mortgage recording tax due and payable by Borrower in connection with such restructuring) that Borrower incurs in connection with complying with any request made by Lender under this Section 9.6. Notwithstanding the foregoing, the provisions of this Section 9.6 shall in no way limit, increase or otherwise affect any Borrower obligation to pay any costs expressly required to be paid by Borrower pursuant to any other Sections of this Agreement. It shall be an Event of Default hereunder if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.6 and such failure shall continue for more than ten (10) Business Days after Borrower shall have received written notice thereof.

Section 9.7 Mezzanine Financing.

In connection with any Securitization of the Loan, Lender shall have the right at any time to divide the Loan into two or more parts (the “Mezzanine Option”): a mortgage loan (the “Mortgage Loan”) and one or more mezzanine Loans (the “Additional Mezzanine Loan(s)”). The principal amount of the Mortgage Loan and the Additional Mezzanine Loan(s) shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Additional Mezzanine Loan(s). In effectuating the foregoing, Lender will make a loan to Additional Mezzanine Borrower(s); Additional Mezzanine Borrower will contribute the amount of such Additional Mezzanine Loan to Borrower and Borrower will apply the contribution to pay down the Loan. The Mortgage Loan and the Additional Mezzanine Loan(s) will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Pledge Agreement and the other Loan Documents except as follows:

(a) Lender shall have the right to establish different interest rates and debt service payments for the Mortgage Loan(s) and the Additional Mezzanine Loan and to require the payment of the Mortgage Loan and the Additional Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Mortgage Loan and the Additional Mezzanine Loan(s) shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Additional Mezzanine Loan(s), (ii) the weighted average interest rate of the Mortgage Loan and the Additional Mezzanine Loan(s) shall on the date created and at all times thereafter equal the interest rate which was applicable to the Loan immediately prior to creation of the Mortgage Loan and the Additional Mezzanine Loan(s) (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments pursuant to Section 2.3.2 or 2.3.3 hereof) and (iii) the debt service payments on the Mortgage Loan note(s) and the Additional Mezzanine Loan note(s) shall on the date created and at all times thereafter equal the debt service payment which was due under the Loan immediately prior to creation of the Mortgage Loan and the Additional Mezzanine Loan(s) (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments pursuant to Section 2.3.2 or 2.3.3 hereof). The Additional Mezzanine Loan(s) will be made pursuant to Lender’s standard mezzanine loan documents. The Additional Mezzanine Loan(s) will be subordinate to the Mortgage Loan and will be governed by the terms of an intercreditor agreement between the holders of the Mortgage Loan, the Mezzanine A Loan and the Additional Mezzanine Loan(s).

(b) Additional Mezzanine Borrower(s) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Borrower. The security for the Additional Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct ownership interests in Borrower, and such ownership interests must be “certificated securities” as defined in and governed by Article 8 of the Uniform Commercial Code in effect in the States in which Borrower is organized.

(c) Additional Mezzanine Borrower, Borrower and Mezzanine A Borrower shall cooperate with all reasonable requests of Lender in order to divide the Loan into a Mortgage Loan and one or more Additional Mezzanine Loan(s) and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, (i) the delivery of non-consolidation opinions, (ii) the modification of organizational documents and Loan Documents, (iii) authorize Lender to file any UCC-1 Financing Statements reasonably required by Lender to perfect its security interest in the collateral pledged as security for the Additional Mezzanine Loan(s), (iv) execute such other documents reasonably required by Lender in connection with the creation of the Additional Mezzanine Loan(s), including, without limitation, a guaranty substantially similar in form and substance to the Guaranty delivered on the date hereof in connection with the Loan, an environmental indemnity substantially similar in form and substance to the Environmental Indemnity delivered on the date hereof in connection with the Loan and a subordination of management agreement substantially similar in form and substance to the Subordination of Management Agreement delivered on the date hereof in connection with the Mezzanine A Loan, (v) deliver appropriate authorization, execution and enforceability opinions with respect to the Additional Mezzanine Loan(s) and amendments to the Mortgage Loan and the Mezzanine A Loan, (vi) deliver the Borrower’s owner’s title policy together with a mezzanine endorsement issued to Lender, and (vii) deliver an “Eagle 9” or equivalent UCC insurance policy, satisfactory to Lender, insuring the perfection and priority of the lien on the collateral pledged as security for the Additional Mezzanine Loan.

Solely for the purposes of this Section 9.7, Lender shall reimburse Borrower for all of its reasonable out-of-pocket costs and expenses (other than the fees and expenses of Borrower’s counsel, any title insurance premiums or UCC insurance premiums costs and expenses incurred in connection with such restructuring and any additional mortgage recording tax due and payable by Borrower in connection with such restructuring) that Borrower incurs in connection with complying with any request made by Lender under this Section 9.7. Notwithstanding the foregoing, the provisions of this Section 9.7 shall in no way limit, increase or otherwise affect any Borrower obligation to pay any costs expressly required to be paid by Borrower pursuant to any other Sections of this Agreement. It shall be an Event of Default under this Agreement, the Note, the Security Instrument and the other Loan Documents if Borrower, or Additional Mezzanine Borrower, fails to comply with any of the terms, covenants or conditions of this Section 9.7 after expiration of ten (10) Business Days after notice thereof.

Section 9.8 Intercreditor Agreement.

Lender and Mezzanine A Lender are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine A Loan, Borrower, the Mezzanine A Borrower and the Property. Borrower and Mezzanine A Borrower hereby acknowledge and agree that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and Mezzanine A Lender and (ii) Borrower and Mezzanine A Lender are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Lender and Mezzanine A Lender shall have no obligation to disclose to Borrower or Mezzanine A Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

Section 9.9 Replacement Guarantor.

Upon the occurrence of any of the events set forth in Sections 8.1(a)(vi), (vii), (xiv) or (xvii) hereof, Borrower may cause the applicable Guarantor to be substituted or replaced by a Replacement Guarantor prior to the time that the occurrence of any of the foregoing events becomes an Event of Default or if the occurrence of any of the foregoing events is an immediate Event of Default, within ten (10) days following such occurrence. Borrower (a) shall deliver or cause to be delivered to Lender, (i) financial statements or other information reasonably required by Lender with respect to such proposed Replacement Guarantor and (ii) such legal opinions as Lender may reasonably require and (b) shall cause such proposed Replacement Guarantor to assume all of the obligations of the applicable Guarantor under the Guaranty and Environmental Indemnity, in a manner reasonably satisfactory to Lender, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender.

X.	MISCELLANEOUS

Section 10.1 Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS), PROVIDED HOWEVER, THAT WITH RESPECT TO THE CREATION,

PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE SECURITY INSTRUMENTS AND THE OTHER LOAN DOCUMENTS, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS, THE LAWS OF THE STATE WHERE EACH INDIVIDUAL PROPERTY IS LOCATED SHALL APPLY.

(b) WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS INSTRUMENT WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

Section 10.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices.

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U. S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	National Industrial Portfolio Borrower, LLC c/o Hackman Capital Partners, LLC
11111 Santa Monica Boulevard, Suite 950
Los Angeles, California 90025
Attention: Jonathan Epstein
Facsimile No.: 310-473-8900

With a copy to:	Orrick, Herrington & Sutcliffe
405 Howard Street
San Francisco, California 94105
Attention: William G. Murray, Jr.
Facsimile No.: 415-773-5759

and

KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attn: Mr. Charles J. Schreiber
Telephone: (949) 417-6600
Facsimile: (949) 417-6527

and

KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attn: Jim Chiboucas, Esq.
Telephone: (949) 417-6500
Facsimile: (949) 862-9472

and

KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660

Attn: Mr. William Milligan
Telephone: (949) 417-6511
Facsimile: (949) 862-6518

and

Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, California 92614
Attn: L. Bruce Fischer
Telephone: (949) 399-7145
Facsimile: (949) 399-7001

If to Lender:	Citigroup Global Markets Realty Corp.
Greenwich Street, 11th Floor
New York, New York 10013
Attention: Amir Kornblum
Facsimile No.: (212) 816-8307

With a copy to:	Thacher Proffitt & Wood
Two World Financial Center
New York, New York 10281
Attention: Donald F. Simone, Esq.
Facsimile No.: (212) 912-7751

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 10.7 Trial by Jury.

BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and, except as may otherwise be expressly provided herein, the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) except as may otherwise be expressly provided herein, Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) except as may otherwise be expressly provided herein, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) except as may otherwise be expressly provided herein, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) except as may otherwise be expressly provided herein, securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) except as may otherwise be expressly provided herein, the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.

(b) Borrower shall indemnify, defend and hold harmless Lender and the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender and the Indemnified Parties in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender or the Indemnified Parties shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender or the Indemnified Parties in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Additional Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender or the Indemnified Parties hereunder to the extent that such Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or the Indemnified Parties. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by Lender or the Indemnified Parties.

(c) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, in Lender’s sole discretion) that Lender or the Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 4.1.8 or 5.2.8 hereof.

(d) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, (i) except as otherwise expressly provided for herein, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or (ii) any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity.

All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Citigroup, or any of their Affiliates shall be subject to the prior written approval of Lender, which shall not be unreasonably withheld. Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Borrower’s counsel, shall not be subject to the prior written approval of Lender.

Section 10.18 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Security Instruments shall constitute an Event of Default under each of the other Security Instruments which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19 Waiver of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors.

Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Eastdil Secured. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

NATIONAL INDUSTRIAL PORTFOLIO BORROWER, LLC, a Delaware limited liability company

By:	National Industrial Mezz A, LLC, a Delaware limited liability company, its Sole Member

	By:	National Industrial Mezz B, LLC, a Delaware limited liability company, its Sole Member

		By:	National Industrial Holdings, LLC, a Delaware limited liability company, its Sole Member

			By:	New Leaf – KBS JV, LLC, a Delaware limited liability company, its Sole Member

				By:	New Leaf Industrial Partners Fund, L.P., a Delaware limited partnership, its Managing Member

					By:	/s/ Authorized Signatory
Name:
Title:

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation

By:	/s/ Authorized Signatory
Name:
Title: